Exhibit 10.1

EXECUTION VERSION

€430,000,000

FACILITY AGREEMENT

Dated 31 May 2012

for

SACHTLEBEN GMBH

coordinated by

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)
SEB AG, FRANKFURT AM MAIN

DEUTSCHE BANK AG, LONDON BRANCH
MORGAN STANLEY BANK INTERNATIONAL LIMITED
KKR CAPITAL MARKETS LIMITED

with

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)
acting as Agent

and
MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)
acting as Security Agent

and
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)
acting as Original Issuing Bank

Ref: L-199829/MH/HNH
Linklaters LLP

CONTENTS

CLAUSE		PAGE

SECTION 1
INTERPRETATION

1.	Definitions and interpretation	3

SECTION 2
THE FACILITIES

2.	The Facilities	42
3.	Purpose	45
4.	Conditions of Utilisation	45

SECTION 3
UTILISATION

5.	Utilisation - Loans	48
6.	Utilisation - Letters of Credit and Bank Guarantees	49
7.	Letters of Credit and Bank Guarantees	53
8.	Optional Currencies	60
9.	Ancillary Facilities	60

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

10.	Repayment	65
11.	Prepayment and cancellation	67

SECTION 5
COSTS OF UTILISATION

12.	Interest	78
13.	Interest Periods	80
14.	Changes to the calculation of interest	81
15.	Fees	82

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

16.	Tax gross up and indemnities	84
17.	Increased costs	89
18.	Other indemnities	90
19.	Mitigation by the Lenders	91
20.	Costs and expenses	91

SECTION 7
GUARANTEE

21.	Guarantee and indemnity	94

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

22.	Representations	100
23.	Information undertakings	104
24.	Financial covenants	107
25.	General undertakings	115
26.	Events of Default	123

SECTION 9
CHANGES TO PARTIES

27.	Changes to the Lenders	128
28.	Restriction on Debt Purchase Transactions	133
29.	Changes to the Obligors	134

SECTION 10
THE FINANCE PARTIES

30.	Role of the Agent AND the Coordinator	138
31.	Conduct of business by the Finance Parties	144
32.	Sharing among the Finance Parties	145

SECTION 11
ADMINISTRATION

33.	Payment mechanics	147
34.	Set-off	151
35.	Notices	151
36.	Calculations and certificates	153
37.	Partial invalidity	153
38.	Remedies and waivers	153
39.	Amendments and waivers	153
40.	Confidentiality	157
41.	Counterparts	161

SECTION 12
GOVERNING LAW AND ENFORCEMENT

42.	Governing law	162
43.	Enforcement	162

THE SCHEDULES

SCHEDULE		PAGE

SCHEDULE 1 The Original Parties		163
SCHEDULE 2 Conditions precedent		166
SCHEDULE 3 Requests		172
SCHEDULE 4 Mandatory Cost formulae		176
SCHEDULE 5 Form of Transfer Certificate		179
SCHEDULE 6 Form of Assignment Agreement		181
SCHEDULE 7 Form of Accession Letter		184
SCHEDULE 8 Form of Compliance Certificate		185
SCHEDULE 9 Existing Security		187
SCHEDULE 10 Timetables		188
SCHEDULE 11 Form of Letter of Credit		191
SCHEDULE 12 Form of Bank Guarantee		195
SCHEDULE 13 Form of Resignation Letter		198
SCHEDULE 14 Approved Beneficiaries		199
SCHEDULE 15 Form of Increase Confirmation		200
SCHEDULE 16 Forms of Notifiable Debt Purchase Transaction Notice		202
SCHEDULE 17 Existing Letters of Credit		204

THIS AGREEMENT is dated 31 May 2012 and made between:

(1)                            SACHTLEBEN GMBH, a limited liability company incorporated under the laws of Germany (Gesellschaft mit beschränkter Haftung) and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Duisburg under the registration number HRB 20551 (the “Parent”);

(2)                            SACHTLEBEN CHEMIE GMBH, a limited liability company incorporated under the laws of Germany (Gesellschaft mit beschränkter Haftung) and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Duisburg under the registration number HRB 1 96 69 (the “Company”);

(3)                            THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 (The Original Parties) as original borrowers (the “Original Borrowers”);

(4)                            THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 (The Original Parties) as original guarantors (together with the Parent, the “Original Guarantors”);

(5)                            MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), SEB AG, FRANKFURT AM MAIN, DEUTSCHE BANK AG, LONDON BRANCH, MORGAN STANLEY BANK INTERNATIONAL LIMITED and KKR CAPITAL MARKETS LIMITED as coordinator (whether acting individually or together the “Coordinator”);

(6)                            THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(7)                            MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) as agent of the other Finance Parties (the “Agent”);

(8)                            MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) as security agent for the Secured Parties (the “Security Agent”); and

(9)                            SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) as issuer of letters of credit and bank guarantees (the “Original Issuing Bank”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           Definitions

In this Agreement:

“Acceleration Date” means the date (if any) on which the Agent gives a notice under Clause 26.17 (Acceleration).

“Acceptable Bank” means:

(a)                           a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)                          any other bank or financial institution approved by the Agent.

“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter), with such modifications as the Agent and the Parent may agree in relation to a proposed Additional Guarantor incorporated in jurisdictions other than Germany and the Republic of Finland.

“Acquisition Proceeds” means any cash proceeds of a claim (a “Recovery Claim”) received by any member of the Group against the KODA Vendor or any of its Affiliates (or any employee, officer or adviser) or received by a member of the Group in relation to the KODA Acquisition Documents or against the provider of any Report (in its capacity as a provider of that Report), after deducting:

(a)                                   fees, costs and expenses which are incurred at arm’s length by any member of the Group with respect to that claim to persons who are not members of the Group; and

(b)                                  any Tax incurred and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance) in relation to that claim, in each case, in relation to that Recovery Claim.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 29 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 29 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Form” means agreed between the Parent and the Agent or otherwise in form and substance satisfactory to the Agent (acting reasonably).

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount from time to time agreed (whether or not subject to satisfaction of conditions precedent and whether or not utilised) to be made available by that Ancillary Lender under an Ancillary Facility and authorised under Clause 9 (Ancillary Facilities), to the extent not cancelled or reduced under this Agreement.

“Ancillary Facility” means an ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Facility Document” means a document setting out the terms of an Ancillary Facility.

“Ancillary Facility Request” means a notice substantially in the form set out in Part IV of Schedule 3 (Requests).

“Ancillary Lender” means a Lender (or Affiliate of a Lender) which agrees to make available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time and in relation to an Ancillary Facility, the aggregate (calculated in the Base Currency) of the following amounts outstanding at that time under that Ancillary Facility:

(a)                                   the maximum potential liability under all guarantees, bonds and letters of credit issued under that Ancillary Facility; and

(b)                                  in relation to any other Ancillary Facility, such other amount as fairly represents the aggregate exposure of the Ancillary Lender under that Ancillary Facility,

in each case determined by the relevant Ancillary Lender in accordance with its usual practice at that time for calculating its exposure under similar facilities or transactions (acting reasonably and after consultation with the Agent).

For the purposes of this definition:

(i)                                      in relation to any utilisation denominated in the Base Currency, the amount of that utilisation (determined as described in paragraphs (a) and (b) above) shall be used; and

(ii)                                   in relation to any utilisation not denominated in the Base Currency, the equivalent (calculated as specified in the relevant Ancillary Facility Document or, if not so specified, as the relevant Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent (acting reasonably and after consultation with the Agent)) in the Base Currency of the amount of that utilisation (determined as described in paragraphs (a) and (b) above) shall be used.

“Applicable Accounting Principles” means GAAP and, in the case of the Parent, practices and financial reference periods used in the preparation of the Base Case and the Original Financial Statements.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)                                   in relation to each Term Facility, the period from and including the date of this Agreement to and including the date which is 30 days after the date of this Agreement; and

(b)                                  in relation to the Revolving Credit Facility, the period from and including the date of this Agreement to and including the Business Day falling one month before the Termination Date.

“Available Ancillary Commitment” means, in relation to an Ancillary Facility, an Ancillary Lender’s Ancillary Commitment less the Ancillary Outstandings in relation to that Ancillary Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject to Clause 9.10 (Affiliates of Lenders as Ancillary Lenders)):

(a)                                   the Base Currency Amount of its participation in any outstanding Utilisations under that Facility;

(b)                                  in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date; and

(c)                                   in the case of the Revolving Credit Facility only, the Base Currency Amount of its Ancillary Commitment in relation to any Ancillary Facility that is due to be made available on or before the proposed Utilisation Date of the Revolving Credit Facility, other than, in relation to any proposed Utilisation under the Revolving Credit Facility only, that Lender’s participation in any Revolving Credit Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bank Guarantee” means a bank guarantee, substantially in the form set out in Schedule 12 (Form of Bank Guarantee) or in any other form requested by a Borrower and agreed by the Agent and the Issuing Bank.

“Base Case” means the economic projections and assumptions in relation to the Group, and if KODA AcquiCo has legally committed to make the KODA Acquisition on or prior to the date of this Agreement, the Group as enlarged by the KODA Acquisition, prepared by or on behalf of the Parent and dated on about 26 April 2012.

“Base Currency” or “€” means euro.

“Base Currency Amount” means:

(a)                                   in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request and, in the case of a Letter of Credit or Bank Guarantee, as adjusted under Clause 6.9 (Revaluation of Letters of Credit and Bank Guarantees));

(b)                                  in relation to an Ancillary Commitment, the amount specified in the notice delivered to the Agent by the Parent pursuant to paragraph (a) of Clause 9.3 (Request for Ancillary Facilities),

adjusted to reflect any repayment, prepayment, consolidation or division of the Utilisation or (as the case may be) cancellation or reduction of the Ancillary Commitment.

“Borrower” means an Original Borrower or an Additional Borrower.

“Break Costs” means the amount (if any) by which:

(a)                                   the interest (excluding Mandatory Costs and the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                  the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main, Helsinki, London and Stockholm, and:

(a)                                   (in relation to any date for payment in or purchase of euro) any TARGET Day; or

(b)                                  (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency.

“Capital Expenditure” has the meaning given to it in Clause 24.2 (Definitions).

“Cash” means any credit balance on any deposit, savings, current or other account, and any cash in hand, of any member of the Group which is:

(a)                                   freely withdrawable on demand;

(b)                                  not subject to any Security or Quasi Security (other than pursuant to any Security Document or any Permitted Security constituted by either a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements or a lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any member of the Group maintains its banking arrangements);

(c)                                   denominated and payable in freely transferable and freely convertible currency; and

(d)                                  capable of being remitted to an Obligor.

“Cash Equivalent Investments” means:

(a)                                   securities with a maturity of less than 12 Months from the date of calculation issued or fully guaranteed or fully insured by the Government of the United States or any member state of the European Union which is rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc. or by an instrumentality or agency of any of them having an equivalent credit rating;

(b)                                  commercial paper or other debt securities issued by an issuer rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc. and with a maturity of less than 12 Months; and

(c)                                   certificates of deposit or time deposits of any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b) above) and with a maturity of less than three months, in each case not subject to any Security or Quasi Security (other than pursuant to any Security Document or any Permitted Security constituted by a lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any member of the Group maintains its banking arrangements), denominated and payable in freely transferable and freely convertible currency and the proceeds of which are capable of being remitted to an Obligor.

“Cashflow” has the meaning given to it in Clause 24.2 (Definitions).

“Change of Control” means:

(a)                                   prior to a Listing, the Owners cease:

(i)                                  to control or hold, whether directly or indirectly through any person beneficially:

(A)                          more than 50 per cent. of the issued share capital of the Parent;

(B)                            issued share capital having the right to cast more than 50 per cent. of the votes capable of being cast in general meetings of the Parent; or

(C)                            the right to determine the managing directors of the Parent, or, if applicable, the composition of the majority of the board of directors or equivalent body of the Parent; or

(ii)                             to have the power to control, to manage or direct the Parent through ownership of share capital, by contract or otherwise; or

(b)                                  after a Listing, any person or group of persons acting in concert (other than the Owners) holds, whether directly or indirectly through any person beneficially:

(i)                                 more than 30 per cent. of the issued share capital of the Parent; or

(ii)                              issued share capital having the right to cast more than 30 per cent. of the votes capable of being cast in general meetings of the Parent,

and, for this purpose, a company or corporation or other legal entity shall be treated as being controlled by a holding company if such holding company has the right or is in a factual position to otherwise exercise control in respect of the first within the meaning given to it in section 17 of the German Stock Corporation Act (Aktiengesetz).

“Clean Down Period” has the meaning given to it in Clause 11.20 (Clean Down).

“Commencement Date” has the meaning given to it in Clause 9.3 (Request for Ancillary Facilities).

“Commitment” means a Facility A Commitment, Facility B Commitment or Revolving Credit Facility Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Parent, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)                                   any member of the Group or any of its advisers; or

(b)                                  another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)                                      is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 40 (Confidentiality); or

(ii)                                   is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)                                is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Parent and the Agent.

“Current Assets” has the meaning given to it in Clause 24.2 (Definitions).

“Current Liabilities” has the meaning given to it in Clause 24.2 (Definitions).

“Debt” has the meaning given to it in Clause 24.2 (Definitions).

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)                                   purchases by way of assignment or transfer;

(b)                                  enters into any sub-participation in respect of; or

(c)                                   enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Debt Service” has the meaning given to it in Clause 24.2 (Definitions).

“Default” means an Event of Default or any event or circumstance specified in Clause 26 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender (other than a Lender which is a Sponsor Affiliate):

(a)                                   which has failed to make its participation in a Loan available (or has notified the Agent or the Parent (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or which has failed to provide cash collateral (or has notified the Issuing Bank or the Company (which has notified the Agent) that it will not provide cash collateral) in accordance with Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover);

(b)                                  which has otherwise rescinded or repudiated a Finance Document;

(c)                                   with respect to which an Insolvency Event has occurred and is continuing;

(d)                                  which is an Issuing Bank which has failed to issue a Letter of Credit (or has notified the Agent or the Parent (which has notified the Agent) that it will not issue a Letter of Credit) in accordance with Clause 6.6 (Issue of Letters of Credit or Bank Guarantees) or which has failed to pay a claim (or has notified the Agent or the Parent (which has notified the Agent) that it will not pay a claim) in accordance with (and as defined in) Clause 7.4 (Claims under a Letter of Credit or Bank Guarantee), unless, in the case of paragraph (a) and (d) above:

(i)                                      its failure to pay, or to issue a Letter of Credit, is caused by:

(A)                           administrative or technical error; or

(B)                             a Disruption Event; and,

(C)                             payment is made within five Business Days of its due date; or

(ii)                                   the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)                                   a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                  the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                                  from performing its payment obligations under the Finance Documents; or

(ii)                               from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“EBITDA” has the meaning given to it in Clause 24.2 (Definitions).

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)                                   air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)                                  water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)                                   land (including, without limitation, land under water).

“Environmental Law” means all laws and regulations of any relevant jurisdiction which:

(a)                                   relate to the protection of, and/or prevention of harm or damage to, the Environment;

(b)                                  provide remedies or compensation for harm or damage to the Environment; or

(c)                                   relate to Hazardous Substances or health and safety matters.

“Environmental Licence” means any Authorisation required at any time under Environmental Law.

“Existing Letter of Credit” means each letter of credit, bank guarantees or other contingent liability instruments issued as at the date of this Agreement for and/or on behalf of a member of the Group as included as Schedule 17 (Existing Letters of Credit).

“EURIBOR” means, in relation to any Loan in euro:

(a)                                   the applicable Screen Rate; or

(b)                                  (if no Screen Rate is available for the Interest Period of that Loan) the Reference Bank Rate,

as of the Specified Time on the Quotation Day for euro and for a period comparable to the Interest Period of that Loan and, if any such applicable Screen Rate or Reference Bank Rate is below zero, EURIBOR will be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 26 (Events of Default).

“Exceptional Items” has the meaning given to it in Clause 24.2 (Definitions).

“Excess Cashflow” has the meaning given to it in Clause 24.2 (Definitions).

“Existing Facility Agreement” means the €330,000,000 facility agreement dated 17 June 2008 between, among others, the Company, the Parent and Merchant Banking, Skandinaviska Enskilda Banken AB (publ), as amended and restated from time to time including on 29 August 2008.

“Facility” means Facility A, Facility B or the Revolving Credit Facility.

“Facility A” means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility A Commitment” means:

(a)                                   in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b)                                  in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase), to the extent:

(i)                                      not cancelled, reduced or transferred by it under this Agreement; and

(ii)                                   not deemed to be zero pursuant to Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means each date specified in paragraph (a) of Clause 10.1 (Repayment of Term Loans) for the payment of a Facility A Repayment Instalment.

“Facility A Repayment Instalment” means each instalment for repayment of the Facility A Loans specified in Clause 10.1 (Repayment of Term Loans).

“Facility B” means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility B Commitment” means:

(a)                                   in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b)                                  in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase), to the extent:

(i)                                      not cancelled, reduced or transferred by it under this Agreement; and

(ii)                                   not deemed to be zero pursuant to Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between, as the case may be, the Coordinator and the Company and/or the Parent, the Agent and the Company and/or the Parent, the Security Agent and the Company and/or the Parent or the Issuing Bank and the Company and/or the Parent setting out any of the fees referred to in Clause 15 (Fees).

“Finance Document” means this Agreement, the Intercreditor Agreement, any Fee Letter, any Accession Letter, any Security Document, the Hedging Letter, any Resignation Letter, any Ancillary Facility Document and any other document designated as such by the Agent and the Parent.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease.

“Finance Party” means the Agent, an Ancillary Lender, the Security Agent, the Coordinator, the Issuing Bank or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of the following (for the avoidance of doubt, excluding any liabilities in respect of pension schemes or other post-employment benefit schemes):

(a)                                   moneys borrowed;

(b)                                  any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                   any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                  the amount of any liability in respect of any Finance Lease;

(e)                                   receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                     any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing

(g)                                  any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                                  shares which are expressed to be redeemable at the option of the holder prior to the Termination Date;

(i)                                      any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(j)                                      the amount of any liability in respect of any credit for goods and services raised in the ordinary course of trade outstanding for more than 90 days after its customary date of payment; and

(k)                                   the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” has the meaning given to it in Clause 24.2 (Definitions).

“Finnish Security Documents” means the following security agreements each to be governed by Finnish law and to be entered into in connection with the other Finance Documents:

(a)                                   the share pledge agreement over all of the shares in Sachtleben Pigments;

(b)                                  the pledge agreement over the Floating Charge Notes in respect of Sachtleben Pigments; and

(c)                                   any other Security Document requested by the Security Agent in accordance with the terms of the Finance Documents.

“Finnish Trade Register Extracts” means the commercial register (kaupparekisteri) maintained by the Finnish National Board of Patents and Register (Patentti- ja rekisterihallitus).

“Floating Charge” means a floating charge (Fi: yrityskiinnitys) registered on movable property in accordance with the Finnish Act on Floating Charge (Fi: yrityskiinnityslaki, 1984/634 as amended).

“Floating Charge Notes” means with respect to an Obligor incorporated in the Republic of Finland the promissory notes (Fi: panttivelkakirja) with registered Floating Charge (Fi: yrityskiinnitys) on the movable property of such Obligor.

“Funds Flow Memorandum” means the memorandum in the Agreed Form containing details of the flow of funds on the first Utilisation Date.

“GAAP” means generally accepted accounting principles, standards and practices in the jurisdiction of incorporation of the relevant member of the Group, including IFRS.

“German Security Documents” means the following security agreements each to be governed by German law and to be entered into in connection with the other Finance Documents:

(a)                                   the global assignment agreement in respect of receivables owned by the Parent;

(b)                                  the account pledge agreement over the German bank accounts of the Parent;

(c)                                   the share pledge agreement over all of the shares in the Company;

(d)                                  the global assignment agreement in respect of receivables owned by the Company;

(e)                                   the account pledge agreement over the German bank accounts of the Company;

(f)                                     the transfer of title for security purposes agreement in respect of the movable assets owned by the Company (the “German Transfer Agreement”); and

(g)                                  any other Security Document requested by the Security Agent in accordance with the terms of the Finance Documents.

“Germany” means the Federal Republic of Germany.

“Group” means the Parent and its Subsidiaries that are fully consolidated in the consolidated financial statements of the Parent from time to time.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 29 (Changes to the Obligors).

“Hazardous Substance” means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person.

“Hedging Bank” means a Lender (or an Affiliate of a Lender) which has become a party to the Intercreditor Agreement as a Hedging Bank in accordance with that agreement.

“Hedging Documents” means the documents entered into between a member of the Group and a Hedging Bank for the purpose of implementing the hedging strategy required by the Hedging Letter.

“Hedging Letter” means a letter dated on or about the date of this Agreement between the Coordinator and the Parent setting out the hedging strategy agreed in relation to the Term Facilities.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)                                   it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)                                  the Agent otherwise rescinds or repudiates a Finance Document;

(c)                                   (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of “Defaulting Lender”; or

(d)                                  an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)                                  its failure to pay is caused by:

(A)                           administrative or technical error; or

(B)                             a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)                               the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 15 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.3 (Increase).

“Information Memorandum” means

(a)                                   the “teaser” dated on or about 28 March 2012; and

(b)                                  the information memorandum, in each case, in the form approved by the Parent concerning the Group which, at the Parent’s request and on its behalf, was prepared in relation to this transaction and distributed by the Coordinator to selected financial institutions prior to the Syndication Date in connection with the Syndication.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)                                   is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)                                  becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)                                   makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)                                  institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or other official;

(e)                                   has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)                                results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)                             is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)                                     has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)                                  seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)                                  has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)                                    causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)                                    takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence, in any of the foregoing acts.

“Insurance Proceeds” means any cash proceeds (other than in relation to third party liabilities that are, or are intended to be, applied to meet such liabilities or in relation to consequential loss policies that are, or are intended to be, applied to cover operating losses, loss of profits or business interruption or similar losses) received by any member of the Group under or pursuant to any insurance policy (or equivalent) after the date of this Agreement.

“Intercreditor Agreement” means the intercreditor agreement entered into or to be entered into on or about the date of this Agreement between, among others, the Agent, the Security Agent, the Issuing Bank, the Hedging Banks, the Owners, the Parent and the Obligors in the Agreed Form.

“Interest Expenses” has the meaning given to it in Clause 24.2 (Definitions).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 13 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.3 (Default interest).

“Issuing Bank” means:

(a)                           the Original Issuing Bank; and/or

(b)                          any Party which has become an Issuing Bank pursuant to Clause 7.14 (Appointment of additional Issuing Banks) and if there is more than one such Party, such Parties shall be referred to, whether acting individually or together, as the “Issuing Bank” provided that in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or has been requested to issue that Letter of Credit.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, joint venture, association, partnership or any other entity.

“KODA AcquiCo” means, collectively, any one or two newly established limited liability companies organised under the laws of Germany and wholly-owned by the Company and/or the Parent for the purpose of making the KODA Acquisition.

“KODA Acquisition” means the acquisition by KODA AcquiCo of the KODA Assets.

“KODA Acquisition Documents” means each of:

(a)                                   the KODA SPA;

(b)                                  the KODA Report; and

(c)                                   any other document relating to the KODA Acquisition and designated as such by the Parent and the Agent (acting reasonably).

“KODA Assets” means the Titandioxide business of Crenox GmbH i.L as at the KODA Closing Date.

“KODA Closing Date” means the date all conditions precedent (except for any condition relating to receipt by the KODA Vendor of the consideration for the KODA Acquisition) are satisfied or waived under the KODA SPA.

“KODA Conditions” means:

(a)                                   no Event of Default (other than a KODA Event of Default) is continuing on the KODA Closing Date, or would occur as a result of the KODA Acquisition;

(b)                                  the total consideration (including associated costs and expenses) for the KODA Acquisition (and any Financial Indebtedness remaining in the KODA Assets) does not exceed €75,000,000 (or its equivalent in another currency or currencies) plus VAT;

(c)                                   to the extent lawful, valid and effective Security, in form and substance satisfactory to the Security Agent, is given in favour of the Security Agent for the benefit of the Secured Parties over all the shares in and, (upon or immediately following the KODA Closing Date) over all material assets of, KODA AcquiCo (including in relation to the relevant hereditary building rights (if appropriate));

(d)                                  KODA AcquiCo has or will on the KODA Closing Date become an Additional Guarantor in accordance with Clause 29.4 (Additional Guarantors); and

(e)                                   if KODA AcquiCo has entered into the KODA SPA after the date of this Agreement, and if:

(i)                                the first Compliance Certificate has been delivered in accordance with Clause 23.2 (Compliance Certificate), at least five Business Days before KODA AcquiCo legally commits to make the KODA Acquisition, the Parent certifies that it would have complied with the requirements of paragraphs (a) and (if required to be tested at that time) (b) of Clause 24.1 (Financial condition) for the Relevant Period ending on the then most recent Quarter Date; or

(ii)                             the KODA Acquisition occurs before the first Compliance Certificate is required to be delivered in accordance with Clause 23.2 (Compliance Certificate), the Parent certifies that as at the most recent Quarter Date (the “KODA Test Date”), the ratio of the Group’s net debt (calculated on the same basis as Net Debt, and calculated as if the conditions precedent to the first Utilisation had been satisfied and the first Utilisation had occurred) to earnings before interest, tax, depreciation and amortisation for the period of 12 Months ending on the KODA Test Date (calculated on the same basis as EBITDA) would not have been more than 2.70:1.00, in each case:

(iii)                          taking into account the KODA Acquisition on a pro forma basis and taking into account reasonable synergies as confirmed in writing by a director of the Parent; and

(iv)                           as if the purchase price for the KODA Acquisition had been paid prior to that Quarter Date (in the case of a certification under paragraph (e)(i) above) or the KODA Test Date (in the case of a certification under paragraph (e)(ii) above); and

(f)                                     the KODA Acquisition Documents, each in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders (acting reasonably)), have been delivered to the Agent.

“KODA Event of Default” means, until the date falling 60 days after the KODA Closing Date, an Event of Default arising or that would arise solely as a reason of making the KODA Acquisition under Clause 26.3 (Other obligations) or Clause 26.12 (Security and guarantees), provided that:

(a)                                   it is capable of remedy and reasonable steps are being taken to remedy it;

(b)                                  the circumstances giving rise to it have not been procured by or approved by the Parent; and

(c)                                   it is not reasonably likely to have a Material Adverse Effect.

For the avoidance of doubt, any such KODA Event of Default that has occurred and is continuing 60 days after the KODA Closing Date will be an Event of Default entitling the Agent to give notice under Clause 26.3 (Other obligations).

“KODA Report” means the summary of the KODA Acquisition, prepared by Willkie Farr & Gallagher LLP together with any amendment to such summary, addressed to, or capable of being relied upon, by the Finance Parties.

“KODA Shareholder Loan” means any loan or credit from any Owner (or, subject to the terms of the Intercreditor Agreement, an Affiliate of any Owner who has become a party to the Intercreditor Agreement as a Subordinated Creditor) made to the Parent or any other member of the Group to finance the consideration payable for the KODA Acquisition.

“KODA SPA” means the sale and purchase agreement between the KODA Vendor and KODA AcquiCo relating to the sale and purchase of the KODA Assets in form and substance satisfactory to the Agent (acting reasonably).

“KODA Vendor” means Rechtsanwalt Eberhard Stock in his capacity as insolvency administrator (Insolvenzverwalter) in relation to the assets of Crenox GmbH i.L.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4 (Conditions of Utilisation) or Clause 28 (Changes to the Obligors).

“Legal Reservations” means:

(a)                                   the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)                                  the time barring of claims under applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)                                   similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)           any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)            any Original Lender; and

(b)           any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.3 (Increase) or Clause 27 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Letter of Credit” means a letter of credit, substantially in the form set out in Schedule 11 (Form of Letter of Credit) or in any other form requested by a Borrower and agreed by the Agent and the Issuing Bank.

“Letter of Credit and Bank Guarantee Limit” means €30,000,000, or, if less, the Total Revolving Credit Facility Commitments.

“Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by an Obligor to any Secured Party under or in connection with any Secured Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“LIBOR” means, in relation to any Loan:

(a)            the applicable Screen Rate; or

(b)           (if no Screen Rate is available for the currency or Interest Period of that Loan) the Reference Bank Rate,

as of the Specified Time on the Quotation Day for the currency of that Loan and for a period comparable to the Interest Period for that Loan and, if any such applicable Screen Rate or Reference Bank Rate is below zero, LIBOR will be deemed to be zero.

“Listing” means a listing of all or any part of the share capital of any member of the Group on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to any member of the Group in any jurisdiction or country.

“Listing Costs” means all fees, costs and expenses, stamp registration and other Taxes incurred by the Parent or any other member of the Group in connection with a Listing.

“Listing Proceeds” means the proceeds of a Listing received by a member of the Group after deducting:

(a)            fees and transaction costs properly incurred in connection with that Listing; and

(b)           Taxes paid or reasonably estimated by the Parent to be payable (as certified by the Parent to the Agent) as a result of that Listing.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan, Facility B Loan or a Revolving Credit Facility Loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction). For the purpose of this definition, the provisions of Clause 9.5 (Adjustments to Revolving Credit Facility Commitment) shall not apply.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means:

(a)            in relation to Facility A, 3.25 per cent. per annum;

(b)           in relation to Facility B, 3.50 per cent. per annum; and

(c)            in relation to the Revolving Credit Facility, 3.25 per cent. per annum,

subject to adjustment in accordance with Clause 12.5 (Adjustment of Margin).

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)            the financial condition, assets or business of the Group taken as a whole;

(b)           the ability of any Obligor to perform and comply with its payment obligations under any Finance Document or its obligations under Clause 24.1 (Financial condition);

(c)            the validity, legality or enforceability of any Finance Document; or

(d)           the validity, legality or enforceability of any Security expressed to be created pursuant to any Security Document or on the priority and ranking of any of that Security.

“Material Subsidiary” means:

(a)            a Subsidiary of the Parent listed in the list of Material Subsidiaries provided to the Agent under Clause 4.1 (Initial conditions precedent);

(b)           a Subsidiary of the Parent, the total net assets, EBITDA or total turnover of which (unconsolidated where that Subsidiary itself has Subsidiaries) as at the date as at which its latest unaudited unconsolidated annual or quarterly financial statements were prepared or, as the case may be, for the financial period to which those financial statements relate account for 5 per cent. or more of the consolidated total net assets, EBITDA or total turnover of the Group (all as calculated by reference to the latest audited annual or quarterly consolidated financial statements of the Group);

(c)            a Holding Company of a Subsidiary falling within paragraph (b) above; or

(d)           a Subsidiary of the Parent to which has been transferred (whether in a single transaction or a series of transactions (whether related or not)) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction(s) was a Material Subsidiary.

For the purposes of this definition:

(i)             if a Subsidiary becomes a Material Subsidiary under paragraph (d) above, the Material Subsidiary by which the relevant transfer was made shall, subject to paragraph (b) above, cease to be a Material Subsidiary; and

(ii)            if a Subsidiary is acquired by any member of the Group after the end of the financial period to which the latest audited consolidated financial statements of the Group relate, those financial statements shall be adjusted as if that Subsidiary had been shown in them by reference to its then latest audited financial statements until audited consolidated financial statements of the Group for the financial period in which the acquisition is made have been prepared.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)            if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)           if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Net Debt” has the meaning given to it in Clause 24.2 (Definitions).

“Net Interest Expenses” has the meaning given to it in Clause 24.2 (Definitions).

“Net Sale Proceeds” means the cash proceeds (including, when received, the cash proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise) received by a member of the Group from a person which is not a member of the Group in connection with the sale, transfer or other disposal by any member of the Group of an asset (which is a sale, transfer or other disposal falling within paragraphs (f) or (m) of the definition of Permitted Disposal) after deducting:

(a)                                  fees and transaction costs properly incurred in connection with that sale, transfer or disposal;

(b)                                 Taxes paid or reasonably estimated by the Parent to be payable (as certified by the Parent to the Agent) as a result of that sale, transfer or disposal;

(c)                                  any amount repayable in cash to the entity disposed of under intercompany debt; and

(d)                                 the amount of indebtedness secured by the asset which is the subject of that sale, transfer or disposal which is repaid out of the cash proceeds of that sale, transfer or disposal.

“New Equity” means fully paid ordinary shares in the Parent or fully paid redeemable shares in the Parent with a redemption date after the Termination Date, which, in either case, are issued to the Owners or any other Holding Company of the Parent for cash after the date of this Agreement.

“New Lender” has the meaning given to that term in Clause 27 (Changes to the Lenders).

“Non-Acceptable L/C Lender” means a Lender under the Revolving Credit Facility which:

(a)            is not an Acceptable Bank (other than a Lender which the Issuing Bank has agreed is acceptable to it notwithstanding that fact);

(b)           is a Defaulting Lender; or

(c)            has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.8 (Indemnities) or Clause 18.3 (Indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (i) and (ii) of the definition of Defaulting Lender.

“Non-Consenting Lender” has the meaning given to that term in paragraph (c) of Clause 39.3 (Replacement of Lender).

“Non-Group Entity” has the meaning given to it in Clause 24.2 (Definitions).

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).

“Obligor” means a Borrower or a Guarantor.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)            in relation to the Parent:

(i)             the audited consolidated financial statements of the Group for its Financial Year ended 31 December 2011; and

(ii)            the most recent available consolidated financial statements for its most recently ended Financial Quarter; and

(b)           in relation to each Original Obligor other than the Parent, its unaudited consolidated financial statements for its Financial Year ended 31 December 2011.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Owners” means Kemira Oyj and Rockwood Specialties Group GmbH, and “Owner” means any one of them.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Pension Items” has the meaning given to it in Clause 24.2 (Definitions).

“Perfection Requirements” means the making of the appropriate registrations, filings or notifications of or pursuant to the Security Documents.

“Permitted Acquisition” means:

(a)            the acquisition of, or investment in, any share or interest in any Permitted Joint Venture;

(b)           the acquisition by a member of the Group of any share or asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(c)            the acquisition by a member of the Group of Cash Equivalent Investments provided that that member of the Group creates Security over those Cash Equivalent Investments under a Security Document to the extent necessary to ensure that the Finance Parties will enjoy the same or equivalent Security over those assets as that provided over assets by the acquiring Obligor or other Obligors incorporated in its jurisdiction of incorporation; or

(d)           an acquisition by any member of the Group of any business or of all or at least 75 per cent. of the issued share capital of a limited liability company or the partnership interests of a limited partnership if:

(i)           no Event of Default is continuing on the closing date for that acquisition or would occur as a result of that acquisition;

(ii)          the acquired company or business is incorporated or established, and carries on its principal business, in any jurisdiction in which acquisitions are not prohibited to be made under any law applicable to the Owners;

(iii)         the acquired company carries on, or the business is, a business substantially the same as, or similar or complementary to, that carried on by the Group;

(iv)         the total consideration (including associated costs and expenses) for that acquisition (and any Financial Indebtedness remaining in the acquired company or business at the date of acquisition) when aggregated with the consideration (including associated costs and expenses) for any other acquisition permitted under this paragraph (d) (and any Financial Indebtedness remaining in any such acquired companies or businesses at the date of acquisition) less the proceeds of any New Equity or Shareholder Loans received by a member of the Group from a person which is not a member of the Group and used to fund any such acquisition (or associated costs and expenses) or to refinance Financial Indebtedness remaining in any such acquired companies or business, does not in any Financial Year of the Parent exceed €50,000,000 (or its equivalent in another currency or currencies);

(v)          to the extent that the acquired company would constitute a Material Subsidiary or be required to become an Additional Guarantor to ensure that the Parent complies with its obligations under Clause 25.22 (Guarantees and Security) based on calculations for the Relevant Period referred to in paragraph (vi) below if the relevant tests were recalculated (A) consolidating the financial statements of the company or the business to be acquired (consolidated if that company has Subsidiaries) for that Relevant Period with those of the Group on a pro forma basis and (B) as if the consideration for the proposed acquisition had been paid at the start of that Relevant Period, and to the extent lawful, valid and effective Security, in form and substance satisfactory to the Security Agent, is given in favour of the Security Agent for the benefit of the Secured Parties over all the shares and material assets of the acquired company or business upon or immediately following its acquisition;

(vi)         at least five Business Days before any member of the Group legally commits to making the proposed acquisition (other than an acquisition, the total consideration of which does not exceed €5,000,000 (or its equivalent in another currency or currencies), the Parent certifies that:

(A)         it would have complied with the requirements of paragraphs (a) and (b) of Clause 24.1 (Financial condition) for the Relevant Period ending on the last Quarter Date for which financial statements are available falling before that certificate is given, as if the covenant tests for that Relevant Period were recalculated (i) consolidating the financial statements of the company or business to be acquired (consolidated if that company has Subsidiaries) for that Relevant Period with those of the Group on a pro forma basis and taking into account reasonable synergies as confirmed by one director of the Parent and (ii) as if the consideration for the proposed acquisition had been paid at the start of that Relevant Period; and

(B)          the company or business to be acquired had positive EBITDA for the 12 Month period to which its latest management accounts relate; and

(vii)        if that acquisition is of all of the issued share capital of a limited liability company, and to the extent available, the Parent supplies to the Agent a copy of:

(A)         the most recent annual audited financial statements of that company (consolidated if it has Subsidiaries); and

(B)          the most recent management accounts of that company (consolidated if it has Subsidiaries);

(e)            an acquisition of shares or securities permitted pursuant to Clause 25.23 (Issue of shares);

(f)            the acquisition of a company which has not traded prior to the date of acquisition and has no liabilities and which on acquisition becomes a member of the Group, but only if, if the shares in the company are owned by an Obligor, Security over the shares or other ownership interests of that company, in form and substance satisfactory to the Agent, is created in favour of the Security Agent for the benefit of the Secured Parties within 30 days of the date of its acquisition;

(g)           the incorporation of a company which on incorporation becomes a member of the Group, but only if, if the shares in the company are owned by an Obligor, Security over the shares or other ownership interests of that company, in form and substance satisfactory to the Agent, is created in favour of the Security Agent for the benefit of the Secured Parties within 30 days of the date of its incorporation;

(h)           if the KODA Acquisition has not taken place on or prior to the date of this Agreement, the KODA Acquisition, provided that the KODA Conditions are met; or

(i)             the acquisition of Sachtleben LLC by the Parent, provided that:

(i)           that acquisition occurs following a Listing;

(ii)          the total consideration (including associated costs and expenses) for that acquisition (and any Financial Indebtedness remaining in Sachtleben LLC at the date of that acquisition) is less than €15,000,000 (or its equivalent in another currency or currencies);

(iii)         the Parent delivers to the Agent the most recent annual audited financial statements of Sachtleben LLC together with all other information reasonably requested by the Agent (acting reasonably) in form and substance satisfactory to the Agent (acting reasonably);

(iv)         the Parent delivers a business plan in relation to that acquisition to the Agent, demonstrating to the satisfaction of the Agent (acting reasonably) that Sachtleben LLC has positive EBITDA for the 12 Month period prior to its acquisition by the Parent, and projected positive EBITDA for the 12 Month period following that acquisition; and

(v)          Security over all of the issued shares in Sachtleben LLC, in form and substance satisfactory to the Agent, is created in favour of the Security Agent for the benefit of the Secured Parties as soon as practicable after its acquisition, provided that, in the case of an acquisition under paragraph (d), (h) or (i) above, the Parent confirms to the Agent in writing that:

(j)             no Material Adverse Effect would or is reasonably likely to result from such acquisition or incorporation;

(k)            the Group will not assume any material liabilities as a result of such acquisition or incorporation save to the extent reflected in the total consideration; and

(l)             the company or business to be acquired or incorporated does not have negative operating profit before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) for the 12 Month period prior to its acquisition.

“Permitted Disposal” means a sale, lease, transfer or other disposal:

(a)            of assets (including inventory) by any member of the Group in the ordinary course of trading of the disposing entity;

(b)                                 of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(c)                                 of cash to the extent not expressly prohibited under the terms of the Finance Documents;

(d)                                arising as a result of any Permitted Security;

(e)                                 of assets to a Permitted Joint Venture;

(f)                                   of obsolete or redundant vehicles, plant and equipment for cash and which, in the reasonable opinion of the member of the Group making the sale, transfer or disposal, are not required for the efficient operation of its business;

(g)                                of assets in exchange for other assets comparable or superior as to type, value or quality;

(h)                                of assets by an Obligor to another Obligor provided that the Security Agent, acting reasonably, is satisfied that the Finance Parties will enjoy the same or equivalent Security over those assets;

(i)                                    of assets by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor;

(j)                                    of assets by a member of the Group which is not an Obligor to an Obligor provided that the Security Agent, acting reasonably, is satisfied that the Finance Parties will enjoy the same or equivalent Security over those assets as that provided over assets of that type by the acquiring Obligor or other Obligors incorporated in its jurisdiction of incorporation and provided further that such sale, lease, transfer or disposal is on terms not less advantageous to the relevant Obligor than arm’s length terms;

(k)                                 of assets by an Obligor to another member of the Group which is not an Obligor provided that the aggregate of the consideration for such assets does not, in any Financial Year of the Parent, when aggregated with the consideration for any other assets sold by an Obligor to a member of the Group which is not an Obligor in that Financial Year exceed €6,000,000 (or its equivalent in another currency or currencies) and provided further that such sale, lease transfer or disposal is on terms not less advantageous to the relevant Obligor than arm’s length terms;

(l)                                    which is a lease or licence of real property granted in the ordinary course of trading of the disposing entity;

(m)                              that has been approved by the Agent (acting on the instructions of the Majority Lenders); or

(n)                                where the net consideration receivable (when aggregated with the net consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (a) to (l) above), does not exceed €30,000,000 (or its equivalent in another currency or currencies) in any Financial Year of the Parent.

“Permitted Financial Indebtedness” means:

(a)                                 any Financial Indebtedness arising under any Finance Document;

(b)                                any Shareholder Loan;

(c)                                 any Financial Indebtedness arising under a Permitted Loan or a Permitted Guarantee;

(d)                                any Financial Indebtedness arising under a Permitted Joint Venture;

(e)                                 any Financial Indebtedness to the extent covered by a Letter of Credit or Bank Guarantee or a guarantee, bond or letter of credit issued under an Ancillary Facility;

(f)                                   any Financial Indebtedness arising under a Finance Lease the aggregate principal amount of which when aggregated with the Financial Indebtedness under each other Finance Lease entered into by members of the Group does not at any time exceed €6,000,000 (or its equivalent in another currency or currencies);

(g)                                any Financial Indebtedness arising under a Permitted Hedging Transaction;

(h)                                  any Financial Indebtedness of any person acquired by a member of the Group after the date of this Agreement which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(i)                                    until the date falling 90 days after the date of this Agreement, Financial Indebtedness of an Obligor outstanding pursuant to any cash pooling arrangement with a third party provider existing as at the date of this Agreement and disclosed to the Agent prior to the date of this Agreement, only to the extent that the net amount of debit balances of that member of the Group in relation to such cash pooling at any time do not in aggregate exceed €4,000,000 (or its equivalent in another currency or currencies);

(j)                                    any Financial Indebtedness approved by the Agent (acting on the instructions of the Majority Lenders); or

(k)                                 any Financial Indebtedness not falling within paragraphs (a) to (i) above, the aggregate outstanding principal amount of which across the Group does not at any time exceed €20,000,000 (or its equivalent in another currency or currencies).

“Permitted Guarantee” means:

(a)                                 any guarantee arising under any Finance Document;

(b)                                any guarantee issued by an Obligor in respect of the obligations or liabilities of another Obligor (including any guarantee in respect of a netting or set-off arrangement entered into by that Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Obligors);

(c)                                 any guarantee issued by an Obligor in relation to the obligations or liabilities of a member of the Group which is not an Obligor (including any guarantee in respect of a netting or set-off arrangement entered into by that Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group) provided that the aggregate principal amount guaranteed at any time does not, when aggregated with the amount of any loans outstanding at that time which are permitted under paragraph (c) of the definition of Permitted Loan, exceed €9,000,000 (or its equivalent in another currency or currencies);

(d)                                any guarantee issued by a member of the Group which is not an Obligor in respect of the obligations or liabilities of another member of the Group which is not an Obligor (including any guarantee in respect of a netting or set-off arrangement entered into by that member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group);

(e)                                 any guarantee issued by a member of the Group which is not an Obligor in respect of the obligations or liabilities of an Obligor (including any guarantee in respect of a netting or set-off arrangement entered into by that member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group);

(f)                                   any guarantee issued by a member of the Group in respect of the liabilities or obligations of a Permitted Joint Venture;

(g)                                any guarantee issued by a member of the Group on arm’s length terms and in the ordinary course of its trading, to the extent that it is not in respect of Financial Indebtedness, nor to or for the benefit of, nor in respect of the liabilities or obligations of, another member of the Group;

(h)                                any customary indemnity to a purchaser in relation to a Permitted Disposal provided that the maximum potential liability under any such indemnity does not exceed the consideration received by the Group for that disposal;

(i)                                    any guarantee issued in respect of another member of the Group’s liabilities or obligations as lessee under any lease of real property;

(j)                                    any guarantee issued in respect of a Permitted Hedging Transaction;

(k)                                 any guarantee issued by a person acquired by a member of the Group after the date of this Agreement which is issued under arrangements in existence at the date of acquisition but not issued or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(l)                                    any guarantee approved by the Agent (acting on the instructions of the Majority Lenders); or

(m)                              any guarantee not falling within paragraphs (a) to (k) above, where the aggregate liability (whether actual or contingent) of members of the Group under all such guarantees does not, when aggregated with the aggregate principal amount of any loans outstanding at that time which are permitted under paragraph (j) of the definition of Permitted Loan, at any time exceed €6,000,000 (or its equivalent in another currency or currencies).

“Permitted Hedging Transaction” means:

(a)            any derivative transaction required by the Hedging Letter and documented by a Hedging Document;

(b)           interest rate hedging agreements and spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(c)            any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (including in relation to electricity) and entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes.

“Permitted Joint Venture” means a Joint Venture where:

(a)            no Event of Default is continuing on the date of the acquisition of, or investment in, or transfer or loan to, or the granting of any guarantee, Security or Quasi Security for the obligations of, or the incurring of any other liability to, the Joint Venture or would occur as a result of the acquisition of or investment in, or transfer or loan to, or guarantee, Security or Quasi Security for the obligations of, or the incurring of any other liability to, the Joint Venture;

(b)           the Joint Venture is incorporated or established, and carries on its principal business, in any jurisdiction in which joint ventures are not prohibited to be entered into under any law applicable to the Owners;

(c)            the Joint Venture carries on, or is, a business substantially the same as, or similar or complementary to, that carried on by the Group; and

(d)           the amount that any member of the Group invests in or pays to acquire any share or interest in, or the value of the assets that any member of the Group transfers or lends to, or the actual or contingent liability of any member of the Group under any guarantee, Security or Quasi Security for the obligations of, or any liability (whether actual or contingent and whether present or future) of any member of the Group in respect of, the Joint Venture, does not in any Financial Year of the Parent exceed in aggregate €10,000,000 (or its equivalent in another currency or currencies).

“Permitted Loan” means:

(a)            any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)           any loan, credit or other arrangement having a similar effect, made by an Obligor to another Obligor;

(c)            any loan, credit or other arrangement having a similar effect, made by an Obligor to another member of the Group which is not an Obligor provided that the aggregate principal amount of all such loans, credit or other arrangements having a similar effect, outstanding at any time does not, when aggregated with the amount of any guarantee outstanding at that time which are permitted under paragraph (c) of the definition of Permitted Guarantee, exceed €9,000,000 (or its equivalent in another currency or currencies) and provided further that such loan is on terms not less advantageous to the relevant Obligor than arm’s length terms;

(d)                                 a loan, credit or other arrangement having a similar effect made by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor;

(e)                                 a loan, credit or other arrangement having a similar effect made by a member of the Group which is not an Obligor to an Obligor;

(f)                                   a loan, credit or other arrangement having a similar effect made to a Permitted Joint Venture;

(g)                                a loan, credit or other arrangement having a similar effect which constitutes Permitted Financial Indebtedness;

(h)                                 a loan, credit or other arrangement having a similar effect made by a member of the Group to an employee or director of any member of the Group if the amount of that loan, when aggregated with the amount of all loans to employees and directors by members of the Group, does not at any time exceed €3,000,000 (or its equivalent in another currency or currencies);

(i)                                    any loan, credit or other arrangement having a similar effect constituting deferred consideration on any Permitted Disposal until the date which is six Months after the date of the relevant disposal; or

(j)                                    any loan, credit or other arrangement having a similar effect not falling within paragraphs (a) to (i), the aggregate principal amount of which at any time does not, when aggregated with the aggregate principal amount of the Financial Indebtedness under any such loans and the aggregate liability (whether actual or contingent) under any guarantees at that time which are permitted under paragraph (m) of the definition of Permitted Guarantee, exceed €6,000,000 (or its equivalent in another currency or currencies).

“Permitted Security” means:

(a)            any Security or Quasi-Security listed in Part I of Schedule 9 (Existing Security) except to the extent the principal amount secured by that Security or Quasi-Security exceeds the amount stated in that Schedule;

(b)           any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(c)            any retention of title arrangements and rights of set-off arising in the ordinary course of trading with suppliers of goods to any member of the Group and not as a result of any default or omission by any member of the Group;

(d)           any Security or Quasi Security created pursuant to any Finance Document or Secured Document;

(e)            any Security or Quasi Security over or affecting any asset acquired by a member of the Group after the date of this Agreement, if:

(i)           the Security or Quasi Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)          the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)         the Security or Quasi Security is removed or discharged within three months of the date of acquisition of such asset;

(f)            any Security or Quasi Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi Security is created prior to the date on which that company becomes a member of the Group, if:

(i)           the Security or Quasi Security was not created in contemplation of the acquisition of that company;

(ii)          the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)         the Security or Quasi Security is removed or discharged within three months of that company becoming a member of the Group;

(g)                                 any Security or Quasi Security arising under any Finance Lease and provided that the Financial Indebtedness secured thereby is permitted under paragraph (f) of the definition of Permitted Financial Indebtedness;

(h)                                 any Security or Quasi Security over goods and documents of title to goods arising in the ordinary course of letter of credit transactions not prohibited by this Agreement;

(i)             any netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group, provided that (1) the arrangement only permits credit balances of Obligors to be netted or set off against debit balances of members of the Group which are not Obligors to the extent that the aggregate amount of credit balances available for set-off at any time does not, when aggregated with the amount of any loans outstanding at that time which are permitted under paragraph (c) of the definition of Permitted Loan, exceed €9,000,000 (or its equivalent in another currency or currencies); and (2) if the arrangement gives rise to other Security or Quasi Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors, the aggregate amount of those liabilities at any time, when aggregated with the amounts in paragraph (1) above, does not exceed €6,000,000 (or its equivalent in another currency or currencies);

(j)             any Quasi Security arising as a result of a sale, transfer or other disposal which is a Permitted Disposal;

(k)            any lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any member of the Group maintains its banking arrangements;

(l)             until the date falling 90 days after the date of this Agreement, any Security or Quasi Security over the bank accounts which are the subject of any cash pooling arrangement referred to at paragraph (i) of the definition of “Permitted Financial Indebtedness”; or

(m)           any Security or Quasi Security, over assets of the Group the market value of which (when aggregated with the market value of any other assets over which Security or Quasi Security is given by any member of the Group other than any permitted under paragraphs (a) to (l) above) does not at any time exceed €10,000,000 (or its equivalent in another currency or currencies).

“Permitted Transaction” means:

(a)            any intra-Group loan which is a Permitted Loan;

(b)           the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; or

(c)            for the purpose of a Listing:

(i)           an increase of the Parent’s share capital (including, without limitation, by reorganisation of the Parent’s capital reserves into share capital (Kapitalerhöhung aus Gesellschaftsmitteln)), up to an amount up to €50,000,000; or

(ii)          the conversion of the Parent into a German stock corporation (Aktiengesellschaft).

“Qualifying IPO Conditions” means:

(a)            following a Listing (and for so long as the relevant member of the Group remains listed), the ratio of Net Debt to EBITDA is equal to or lower than 1.50:1.00; and

(b)           no Default continuing at the time of, or would result from, the Listing.

“Qualifying Lender” has the meaning given to it in Clause 16 (Tax gross-up and indemnities).

“Quarter Date” means each of 31 December, 31 March, 30 June and 30 September.

“Quasi Security” means a transaction under which any member of the Group will:

(a)            sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(b)           sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)            enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)           enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)            (if the currency is euro) two TARGET Days before the first day of that period; or

(b)           (for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)            in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market; or

(b)           in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means, in relation to LIBOR and EURIBOR and Mandatory Cost, Skandinaviska Enskilda Banken AB (publ), Deutsche Bank AG, London Branch and UniCredit Luxembourg S.A. or such other banks as may be appointed by the Agent in consultation with the Parent.

“Refinancing Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Parent or any other member of the Group in connection with the refinancing of the Existing Facility Agreement pursuant to this Agreement and the other Finance Documents, as set out in the Funds Flow Memorandum.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)            its jurisdiction of incorporation;

(b)           any jurisdiction where any asset subject to or intended to be subject to the Security to be created by it is situated;

(c)            any jurisdiction where it conducts a material part of its business; and

(d)           the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Relevant Period” means each period of four consecutive Financial Quarters ending on a Quarter Date.

“Repeating Representations” means each of the representations set out in Clauses 22.1 (Status), 22.2 (Binding obligations), 22.3 (Non-conflict with other obligations), 22.4 (Power and authority), 22.5 (Validity and admissibility in evidence), 22.6 (Governing law and enforcement), 22.9 (No default) and paragraph (c) of 22.11 (Financial statements).

“Reports” means:

(a)            the TZMI Report; and

(b)           Project TITAN — Final Summary Report prepared by ERM dated 12 December 2011, addressed to or capable of being relied upon by the Finance Parties.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 13 (Form of Resignation Letter).

“Retained Cash” has the meaning given to it in Clause 24.2 (Definitions).

“Revolving Credit Facility” means the revolving credit facility made available under this Agreement as described in Clause 2 (The Facilities), part of which may be designated as Ancillary Facilities in accordance with Clause 9 (Ancillary Facilities).

“Revolving Credit Facility Commitment” means:

(a)            in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Revolving Credit Facility Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Revolving Credit Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b)           in relation to any other Lender, the amount in the Base Currency of any Revolving Credit Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement (including a reduction pursuant to Clause 9 (Ancillary Facilities)).

“Revolving Credit Facility Loan” means a loan made or to be made under the Revolving Credit Facility or the principal amount outstanding for the time being of that loan.

“Revolving Credit Facility Utilisation” means a Revolving Credit Facility Loan, a Letter of Credit or a Bank Guarantee.

“Rollover Loan” means one or more Revolving Credit Facility Loans:

(a)            made or to be made on the same day that (i) a maturing Revolving Credit Facility Loan is due to be repaid or (ii) a Borrower is obliged to pay to the Agent for the Issuing Bank the amount of any claim under a Letter of Credit or Bank Guarantee;

(b)                                 the aggregate amount of which is equal to or less than (i) the maturing Revolving Credit Facility Loan or (ii) the amount of the claim under the Letter of Credit or Bank Guarantee;

(c)                                  in the same currency as (i) the maturing Revolving Credit Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or (ii) the claim under the Letter of Credit or Bank Guarantee; and

(d)                                 made or to be made to the same Borrower for the purpose of (i) refinancing a maturing Revolving Credit Facility Loan or (ii) satisfying the obligations of the Borrower to pay the amount of a claim under the Letter of Credit or Bank Guarantee to the Agent for the Issuing Bank.

“Sachtleben Pigments” means Sachtleben Pigments Oy (formerly Kemira Pigments Oy), a company incorporated in the Republic of Finland with business identity code 0948159-2, being the universal legal successor of Sachtleben Oy (formerly White Pigments Holding Oy) with business identity code 2196924-0.

“Sale” means a disposal of all or substantially all of the assets of the Group (whether in a single transaction or a series of related transactions).

“Screen Rate” means:

(a)            in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)           in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Parent and the Lenders.

“Secured Document” means the Finance Documents and the Hedging Documents.

“Secured Party” means a Finance Party, Hedging Bank, or any Representative.

“Security” means a mortgage, charge, pledge, lien, assignment, retention or transfer of title for security purposes or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Assignment” means an English law security assignment of agreements dated on or about the date of this Agreement between Sachtleben Chemie GmbH and Sachtleben Pigments Oy and the Security Agent.

“Security Documents” means the Security Assignment, the Finnish Security Documents, the German Security Documents and any other security document that may at any time be entered into by any member of the Group as security for any of the Liabilities pursuant to or in connection with any Secured Document.

“Security Property” has the meaning given to it in the Intercreditor Agreement.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 13 (Interest Periods) in relation to a Term Facility.

“Shareholder Loan” means:

(a)                                  any KODA Shareholder Loan that is subordinated in accordance with the terms of the Intercreditor Agreement;

(b)                                 the loan under the loan agreement dated on or about 29 August 2008 between Sachtleben Wasserchemie (Holding) GmbH as lender and the Company as borrower, in the amount of €2,900,000 (plus capitalized interest); and

(c)                                  any Financial Indebtedness owed to any Owner or its Affiliate by any member of the Group that is subordinated in accordance with the terms of the Intercreditor Agreement.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Sponsor Affiliate” means each Owner, and in respect of each Owner, each of its Affiliates, any trust of which that Owner or any of its Affiliates is a trustee, any partnership of which that Owner or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, that Owner or any of its Affiliates provided that any such trust, fund or other entity which has been established for at least 6 months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by that Owner or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute a Sponsor Affiliate.

“Subsidiary” means in relation to any company, corporation or other legal entity (a “holding company”), a company, corporation or other legal entity:

(a)            which is controlled, directly or indirectly, by the holding company;

(b)           more than half the equity share capital of which is owned, directly or indirectly, by the holding company;

(c)            more than half the voting rights of which are exercisable, directly or indirectly, by the holding company,

(d)           which is a subsidiary (Tochterunternehmen) in the meaning of section 290 of the German Commercial Code (Handelsgesetzbuch) or

(e)            which is a subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company or corporation or other legal entity shall be treated as being controlled by a holding company if such holding company has the right or is in a factual position to otherwise exercise control in respect of the first within the meaning given to it in section 17 of the German Stock Corporation Act (Aktiengesetz).

“Syndication” means general syndication of the Facilities.

“Syndication Date” means the date (as determined by the Coordinator and notified to the Parent) on which primary syndication of the Facilities has been completed and the additional syndicate members have become bound by this Agreement.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Facility” means Facility A or Facility B.

“Term Loan” means a Facility A Loan or a Facility B Loan.

“Termination Date” means the date which is 5 years after the date of this Agreement.

“Total Ancillary Commitments” means the aggregate of the Ancillary Commitments, being zero at the date of this Agreement.

“Total Ancillary Limit” means €10,000,000.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Revolving Credit Facility Commitments, being €430,000,000 at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being €200,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being €200,000,000 at the date of this Agreement.

“Total Revolving Credit Facility Commitments” means the aggregate of the Revolving Credit Facility Commitments, being €30,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent.

“Transfer Date” means, in relation to a transfer, the later of:

(a)            the proposed Transfer Date specified in the Transfer Certificate; and

(b)           the date on which the Agent executes the Transfer Certificate.

“TZMI Report” means the report entitled “TiO2 Industry Data Request” dated January 2012, prepared by TZ Minerals International Pty Ltd and addressed to the Parent.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a Loan, a Letter of Credit or a Bank Guarantee (but not a utilisation of an Ancillary Facility).

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit or Bank Guarantee is to be issued.

“Utilisation Request” means a notice substantially in the form set out in Part I, or (in relation to a Letter of Credit or Bank Guarantee) a notice substantially in the form set out in Part III of Schedule 3 (Requests).

“VAT” means:

(a)            any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)           any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above or imposed elsewhere.

“Working Capital” has the meaning given to it in Clause 24.2 (Definitions).

1.2         Construction

(a)         Unless a contrary indication appears, any reference in this Agreement to:

(i)             the “Agent”, any “Ancillary Lender”, the “Coordinator”, any “Finance Party”, any “Issuing Bank”, any “Hedging Bank”, any “Lender”, any “Obligor”, any “Party”, the “Security Agent” or any “Secured Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)            “assets” includes present and future properties, revenues and rights of every description;

(iii)           a Borrower providing “cash cover” for a Letter of Credit or Bank Guarantee or contingent liability under an Ancillary Facility means:

(A)         a Borrower paying an amount in the currency of the Letter of Credit or Bank Guarantee or, as the case may be, contingent liability under the Ancillary Facility to an interest-bearing account in the name of the Borrower and the following conditions are met:

1.            the account is with the Agent or the Issuing Bank for which that cash cover is to be provided or, in relation to an Ancillary Facility, the relevant Ancillary Lender;

2.            subject to paragraph (b) of Clause 7.7 (Regulation and consequences of cash cover provided by Borrower), withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit, Bank Guarantee or contingent liability under that Ancillary Facility until no amount is or may be outstanding under that Letter of Credit, Bank Guarantee or contingent liability under that Ancillary Facility; and

3.            if the Issuing Bank or Ancillary Lender requires, the Borrower has executed a security document, in form and substance satisfactory to the Finance Party with which that account is held, creating a first ranking security interest over that account; or

(B)          a Borrower procuring that a bank guarantee be issued in favour of the Issuing Bank or, as the case may be, the Ancillary Lender (in form and substance satisfactory to it) by a bank acceptable to the Issuing Bank or, as the case may be, the Ancillary Lender, acting in its sole discretion.

(iv)          the “equivalent” in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent’s spot rate of exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

(v)           “guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)          a “Finance Document”, “Secured Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vii)         “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)        a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(ix)           a Borrower “repaying” or “prepaying” a Letter of Credit, a Bank Guarantee or Ancillary Outstandings means:

(A)         that Borrower providing cash cover for that Letter of Credit, or Bank Guarantee or those Ancillary Outstandings;

(B)          the maximum amount payable under the Letter of Credit, Bank Guarantee or the Ancillary Facility being reduced in accordance with its terms; or

(C)          the Issuing Bank or, as the case may be, Ancillary Lender, being satisfied that it has no further liability under that Letter of Credit, Bank Guarantee or Ancillary Facility,

and the amount by which a Letter of Credit or Bank Guarantee is, or Ancillary Outstandings are, repaid or prepaid under sub-paragraphs (iii)(A) and (iii)(B) above is the amount of the relevant cash cover or reduction;

(x)            a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xi)                               “shares” or “share capital” includes equivalent ownership interests and “shareholder” and similar expressions shall be construed accordingly;

(xii)                            a provision of law is a reference to that provision as amended or re-enacted;

(xiii)                         a time of day is a reference to London time; and

(xiv)                        unless the context otherwise requires, a reference in each Finance Document in respect of a person incorporated in the Republic of Finland to:

(A)         winding-up, administration or dissolution includes any declaration of bankruptcy (asetettu konkurssiin);

(B)          an insolvency includes a bankruptcy (konkurssi) and any business restructuring (yrityssaneeraus);

(C)          a liquidator in bankruptcy includes a “pesänhoitaja”;

(D)         an administrator includes a “selvittäjä” and “valvoja” in a business restructuring (yrityssaneeraus); and

(E)          an attachment includes a “takavarikko” and/or any other “turvaamistoimi” granted in accordance with Finnish law.

(b)         Any reference in this Agreement to “Euro”, “euro”, “€” and “EUR” is to the lawful currency of the Participating Member States, “£” and “sterling” is to the lawful currency of the United Kingdom, and “$” and “US dollars” is to the lawful currency of the United States of America.

(c)         Section, Clause and Schedule headings are for ease of reference only.

(d)         Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)         A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3         Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITIES

2.                                 THE FACILITIES

2.1                           The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(a)                                   a term loan facility in the Base Currency in an aggregate amount equal to the Total Facility A Commitments;

(b)                                  a term loan facility in the Base Currency in an aggregate amount equal to the Total Facility B Commitments; and

(c)                                   a multicurrency revolving credit facility in an aggregate amount equal to the Total Revolving Credit Facility Commitments, part of which may, from time to time and in an aggregate amount at any time up to the Total Ancillary Limit, be designated as Ancillary Facilities.

2.2                           Finance Parties’ rights and obligations

(a)                            The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                           The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                            A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3                           Increase

(a)                            The Parent may by giving prior notice to the Agent by no later than the date falling five Business Days after the effective date of a cancellation of:

(i)                                      the Available Commitments of a Defaulting Lender in accordance with paragraph (g) of Clause 11.18 (Right of replacement or repayment and cancellation in relation to a single Lender); or

(ii)                                   the Commitments of a Lender in accordance with:

(A)                           Clause 11.1 (Illegality in relation to a Lender or the Issuing Bank) or 11.2 (Illegality in relation to an Ancillary Lender); or

(B)                             paragraph (a) of Clause 11.18 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(iii)                                the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Parent (each of which shall not be a Sponsor Affiliate or a member of the Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)                               each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)                                  each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)                               the Commitments of the other Lenders shall continue in full force and effect; and

(vii)                            any increase in the Commitments relating to a Facility shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)                           An increase in the Commitments relating to a Facility will only be effective on:

(i)                                      the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)                                   in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)                           the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Company, the Increase Lender and the Issuing Bank upon being so satisfied; and

(B)                             in the case of an increase in the Total Revolving Credit Facility Commitments, the Issuing Bank consenting to that increase.

(c)                            Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)                           The Parent shall, promptly on demand, pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them in connection with any increase in Commitments under this Clause 2.3.

(e)                            The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 27.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 27.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

(f)                              The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a letter between the Parent and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(g)                           Clause 27.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)                                      an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)                                   the “New Lender” were references to that “Increase Lender”; and

(iii)                                a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.”

2.4                           Obligors’ agent

(a)                            Each Obligor (other than the Parent) irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)                                      the Parent on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give and receive all notices, consents and instructions (including Utilisation Requests), to agree, accept and execute on its behalf all documents in connection with the Finance Documents (including amendments and variations of, and consents under, any Finance Document) and to execute any new Finance Document and to take such other action as may be necessary or desirable under, or in connection with, the Finance Documents; and

(ii)                                   each Finance Party and each Hedging Bank to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent.

(b)                           Each Obligor (other than the Parent) confirms that:

(i)                                      it will be bound by any action taken by the Parent under, or in connection with, any Finance Document; and

(ii)                                   each Finance Party and each Hedging Bank may rely on any action purported to be taken by the Parent on behalf of that Obligor.

(c)                            Each Obligor (other than the Parent) hereby releases the Parent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch), to make use of any authorisation granted under this Agreement and to perform its duties and obligations hereunder.

2.5                           Request

The Parent confirms that it requested, at its own initiative, that the Finance Parties enter into the financing arrangements contemplated by and the subject of this Agreement.

3.                                 PURPOSE

3.1                           Purpose

(a)                            Each Borrower shall apply all amounts borrowed by it under Facility A towards:

(i)                                      refinancing of the Group’s existing Financial Indebtedness, including the repayment in full of the Financial Indebtedness under, and cancellation of, the Existing Facility Agreement, including, without limitation, any Refinancing Costs;

(ii)                                   financing of payments to the Owners, subject to the terms of this Agreement;

(iii)                                either:

(A)                           financing or refinancing the consideration payable by KODA AcquiCo for the KODA Acquisition; or

(B)                             refinancing any KODA Shareholder Loans,

pursuant to the KODA Acquisition Documents; or

(iv)                               financing of general corporate purposes of the Group.

(b)                           Each Borrower shall apply all amounts borrowed by it under Facility B towards:

(i)                                      refinancing of the Group’s existing Financial Indebtedness, including the repayment in full of the Financial Indebtedness under, and cancellation of, the Existing Facility Agreement, including, without limitation, any Refinancing Costs; or

(ii)                                   financing of payments to the Owners, subject to the terms of this Agreement.

(c)                            Each Borrower shall apply all amounts borrowed by it under the Revolving Credit Facility towards financing:

(i)                                      refinancing of the Group’s existing Financial Indebtedness, including the repayment in full of the Financial Indebtedness under, and cancellation of, the Existing Facility Agreement, including, without limitation, any Refinancing Costs;

(ii)                                   the Group’s working capital requirements; or

(iii)                                the Group’s general corporate purposes, including bank guarantees and letters of credit.

3.2                           Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                 CONDITIONS OF UTILISATION

4.1                           Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.2                           Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                           in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)                          the Repeating Representations to be made by each Obligor are true.

4.3                           Conditions relating to Optional Currencies

(a)                            A currency will constitute an Optional Currency in relation to a Revolving Credit Facility Utilisation if:

(i)                                      it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)                                   it is US dollars or has been approved by the Agent (acting on the instructions of all the Revolving Credit Facility Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

(b)                           If by the Specified Time the Agent has received a written request from the Parent for a currency to be approved under paragraph (a)(ii) above, the Agent will notify the Revolving Credit Facility Lenders of that request by the Specified Time. Based on any responses received by the Agent by the Specified Time, the Agent will confirm to the Parent by the Specified Time:

(i)                                      whether or not the Revolving Credit Facility Lenders have granted their approval; and

(ii)                                   if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4                           Maximum number of Utilisations

(a)                            A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)                                      more than 3 Facility A Loans would be outstanding;

(ii)                                   more than 3 Facility B Loans would be outstanding;

(iii)                                more than 10 Revolving Credit Facility Utilisations would be outstanding.

(b)                           A Borrower may not request that a Facility A Loan be divided if, as a result of the proposed division, more than 3 Facility A Loans would be outstanding.

(c)                            A Borrower may not request that a Facility B Loan be divided if as a result of the proposed division more than 3 Facility B Loans would be outstanding.

(d)                           Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(e)                            Any Separate Loan shall not be taken into account in this Clause 4.4.

4.5                           Drawing of Facilities

(a)                            No Term Loan shall be made unless Loans under Facility A and Facility B are made at the same time and in the same proportion as the Available Facility under each of those Facilities bears to the aggregate of those Available Facilities.

(b)                           No Revolving Credit Facility Utilisation shall be made unless the first Utilisation Date in respect of each Term Facility has occurred.

4.6                           Deemed issue of Existing Letters of Credit

On the first Utilisation Date, each Existing Letter of Credit is deemed to have been issued under the Revolving Credit Facility as a Letter of Credit, in each case on the terms of this Agreement.

SECTION 3

UTILISATION

5.                                 UTILISATION - LOANS

5.1                           Delivery of a Utilisation Request

A Borrower may utilise a Facility by way of a Loan by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2                           Completion of a Utilisation Request

(a)                            Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)                                      it specifies that it is for a Loan;

(ii)                                   it identifies the Facility to be utilised;

(iii)                                the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv)                               the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(v)                                  the proposed Interest Period complies with Clause 13 (Interest Periods); and

(vi)                               it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.

(b)                           Only one Loan may be requested in each Utilisation Request.

5.3                           Currency and amount

(a)                            The currency specified in a Utilisation Request must be:

(i)                                      in relation to a Term Facility, the Base Currency; and

(ii)                                   in relation to the Revolving Credit Facility, the Base Currency or an Optional Currency.

(b)                           The amount of the proposed Loan must be:

(i)                                      a minimum of €10,000,000 for Facility A or, if less, the Available Facility;

(ii)                                   a minimum of €10,000,000 for Facility B or, if less, the Available Facility;

(iii)                                for the Revolving Credit Facility:

(A)                           if the currency selected is the Base Currency, a minimum of €5,000,000 (and integral multiples of €1,000,000 thereafter) or, if less, the Available Facility;

(B)                             if the currency selected is US dollars, a minimum of $5,000,000 (and integral multiples of $1,000,000 thereafter) or if less, the Available Facility;

(C)                             if the currency selected is an Optional Currency (other than US dollars), the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(iv)                               in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4                           Lenders’ participation

(a)                            If the conditions set out in this Agreement have been met, and subject to Clause 10.2 (Repayment of Revolving Credit Facility Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)                           The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)                            The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, in the case of a Revolving Credit Facility Loan and if different, the amount of that participation to be made available in accordance with Clause 33.1 (Payments to the Agent), in each case by the Specified Time.

5.5                           Cancellation of Commitment

(a)                            The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)                           The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

(c)                            The Revolving Credit Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Revolving Credit Facility.

6.                                 UTILISATION - LETTERS OF CREDIT AND BANK GUARANTEES

6.1                           General

(a)                            In this Clause 6 and Clause 7 (Letters of Credit and Bank Guarantees):

(i)                                      “Approved Beneficiary” means a beneficiary of a Letter of Credit or Bank Guarantee that is either listed in Schedule 14 (Approved Beneficiaries) or approved by the Issuing Bank and the Agent (acting on the instructions of the Majority Lenders);

(ii)                                   “Expiry Date” means, for a Letter of Credit or Bank Guarantee, the last day of its Term;

(iii)                                “Proportion” means, in relation to a Lender in respect of any Letter of Credit or Bank Guarantee, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment under the Revolving Credit Facility to the Available Facility under the Revolving Credit Facility immediately prior to the issue of that Letter of Credit or Bank Guarantee, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender;

(iv)                               “Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.7 (Renewal of a Letter of Credit or Bank Guarantee); and

(v)                                  “Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit or Bank Guarantee.

(b)                           Any reference in this Agreement to:

(i)                                      the Interest Period of a Letter of Credit or Bank Guarantee will be construed as a reference to the Term of that Letter of Credit or Bank Guarantee;

(ii)                                   an amount borrowed includes any amount utilised by way of Letter of Credit or Bank Guarantee;

(iii)                                a Utilisation made or to be made to a Borrower includes a Letter of Credit or Bank Guarantee issued on its behalf;

(iv)                               a Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit or Bank Guarantee;

(v)                                  amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit or Bank Guarantee; and

(vi)                               an outstanding amount of a Letter of Credit or Bank Guarantee at any time is the maximum amount that is or may be payable by a Borrower in respect of that Letter of Credit or Bank Guarantee at that time.

(c)                            Clause 5 (Utilisation - Loans) does not apply to a Utilisation by way of Letter of Credit or Bank Guarantee.

(d)                           In determining the amount of the Available Facility and a Lender’s Proportion of a proposed Letter of Credit or Bank Guarantee for the purposes of this Agreement, the Available Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit or Bank Guarantees.

6.2                           Revolving Credit Facility

An amount of the Revolving Credit Facility not exceeding the Letter of Credit and Bank Guarantee Limit may be utilised by way of Loans, Letters of Credit and Bank Guarantees.

6.3                           Delivery of a Utilisation Request for Letters of Credit or Bank Guarantees

A Borrower may request a Letter of Credit or Bank Guarantee to be issued by delivery to the Agent of a duly completed Utilisation Request substantially in the form of Part III of Schedule 3 (Utilisation Request - Letters of Credit and Bank Guarantees) not later than the Specified Time.

6.4                           Completion of a Utilisation Request for Letters of Credit and Bank Guarantees

Each Utilisation Request for a Letter of Credit or Bank Guarantee is irrevocable and will not be regarded as having been duly completed unless:

(a)                                   it specifies that it is for a Letter of Credit or Bank Guarantee;

(b)                                  it identifies the relevant Borrower under the Revolving Credit Facility;

(c)                                   it identifies the Issuing Bank which is to issue the Letter of Credit;

(d)                                  the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Credit Facility;

(e)                                   the currency and amount of the Letter of Credit or Bank Guarantee comply with Clause 5.3 (Currency and amount);

(f)                                     the form of Letter of Credit or Bank Guarantee is attached;

(g)                                  the Expiry Date of the Letter of Credit or Bank Guarantee falls on or before the date falling three Months after the Termination Date (for the avoidance of doubt, the relevant Borrower shall provide cash cover from the Termination Date in accordance with Clause 10.2 (Repayment of Revolving Credit Facility Loans));

(h)                                  the delivery instructions for the Letter of Credit or Bank Guarantee are specified; and

(i)                                      the beneficiary of the Letter of Credit or Bank Guarantee is an Approved Beneficiary.

6.5                           Currency and amount

(a)                            The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)                           The amount of the proposed Letter of Credit or Bank Guarantee must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)                                      if the currency selected is the Base Currency, a minimum of €100,000 or, if less, the Available Facility;

(ii)                                   if the currency selected is US dollars, a minimum of $100,000 or, if less, the Available Facility; or

(iii)                                if the currency selected is an Optional Currency other than US dollars, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility, or, if less, such amount as will result in the aggregate Base Currency Amounts of all outstanding Letters of Credit and all outstanding Bank Guarantees not exceeding the Letter of Credit and Bank Guarantee Limit.

6.6                           Issue of Letters of Credit or Bank Guarantees

(a)                            If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit or Bank Guarantee on the Utilisation Date.

(b)                           The Issuing Bank will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)                                      in the case of a Letter of Credit or Bank Guarantee renewed in accordance with Clause 6.7 (Renewal of a Letter of Credit or Bank Guarantee), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)                                   the Repeating Representations to be made by each Obligor are true.

(c)                            The amount of each Lender’s participation in each Letter of Credit or Bank Guarantee will be equal to its Proportion.

(d)                           The Agent shall determine the Base Currency Amount of each Letter of Credit or Bank Guarantee which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit or Bank Guarantee and its participation in that Letter of Credit or Bank Guarantee by the Specified Time.

6.7                           Renewal of a Letter of Credit or Bank Guarantees

(a)                            A Borrower may request any Letter of Credit or Bank Guarantee issued on its behalf be renewed by delivery to the Agent of a Renewal Request by the Specified Time.

(b)                           The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit or Bank Guarantee except that the conditions set out in paragraphs (f) and (i) of Clause 6.4 (Completion of a Utilisation Request for Letters of Credit or Bank Guarantees) shall not apply.

(c)                            The terms of each renewed Letter of Credit or Bank Guarantee shall be the same as those of the relevant Letter of Credit or Bank Guarantee immediately prior to its renewal, except that:

(i)                                      its amount may be less than the amount of the Letter of Credit or Bank Guarantee immediately prior to its renewal; and

(ii)                                   its Term shall start on the date which was the Expiry Date of the Letter of Credit or Bank Guarantee immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)                           If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit or Bank Guarantee pursuant to a Renewal Request.

6.8                           Reduction of a Letter of Credit or Bank Guarantee

(a)                            If on the proposed Utilisation Date of a Letter of Credit or Bank Guarantee any Lender under the Revolving Credit Facility is a Non-Acceptable L/C Lender and:

(i)                                      that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover); and

(ii)                                   the Borrower of that proposed Letter of Credit or Bank Guarantee has not exercised its right to provide cash cover to the Issuing Bank in accordance with paragraph (g) of Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover), the Issuing Bank may reduce the amount of that Letter of Credit or Bank Guarantee by an amount equal to the amount that is or may be payable by that Non-Acceptable L/C Lender in respect of that Letter of Credit or Bank Guarantee and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit or Bank Guarantee for the purposes of the Finance Documents.

(b)                           The Issuing Bank shall notify the Agent and the Company of each reduction made pursuant to this Clause 6.8.

(c)                            This Clause 6.8 shall not affect the participation of each other Lender in that Letter of Credit or Bank Guarantee.

6.9                           Revaluation of Letters of Credit and Bank Guarantees

(a)                            If any Letter of Credit or Bank Guarantee is denominated in an Optional Currency, the Agent shall at six monthly intervals after the date of this Agreement, recalculate the Base Currency Amount of each Letter of Credit and Bank Guarantee by notionally converting into the Base Currency the outstanding amount of that Letter of Credit or Bank Guarantee on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)                           A Borrower shall, (i) if the calculation under paragraph (a) above shows that the Base Currency Amount of such Letters of Credit or Bank Guarantees exceeds an amount equal to 105 per cent. of the Total Revolving Credit Facility Commitments; and (ii) if requested by the Agent within three days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Revolving Credit Facility Utilisations are prepaid to prevent the Base Currency Amount of the Revolving Credit Facility Utilisations exceeding an amount equal to the Total Revolving Credit Facility Commitments following any adjustment to a Base Currency Amount under paragraph (a) above.

7.                                 LETTERS OF CREDIT AND BANK GUARANTEES

7.1                           Immediately payable

If a Letter of Credit or Bank Guarantee or any amount outstanding under a Letter of Credit or Bank Guarantee is expressed to be immediately payable, the Borrower that requested the issue of that Letter of Credit or Bank Guarantee shall repay or prepay that amount immediately.

7.2                           Assignments and transfers

(a)                            Notwithstanding any other provision of this Agreement, the consent of the Issuing Bank is required for any assignment or transfer of any Lender’s rights and/or obligations in respect of any outstanding Letter of Credit or Bank Guarantee.

(b)                           If paragraph (a) and the conditions and procedure for transfer specified in Clause 27 (Changes to the Lenders) are satisfied, then on the Transfer Date the Issuing Bank and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under this Agreement.

7.3                           Fee payable in respect of Letters of Credit and Bank Guarantees

(a)                            Each Borrower shall (and the Parent shall ensure that each Borrower shall) pay to the Issuing Bank a fronting fee and a letter of credit handling fee in respect of each Letter of Credit and Bank Guarantee requested by it in the amount and at the times agreed in the letter dated on or about the date of this Agreement between the Issuing Bank and the Parent.

(b)                           Each Borrower shall pay to the Agent (for the account of each Lender) a letter of credit fee in arrears computed at the rate of the applicable Margin on the outstanding amount of each Letter of Credit or Bank Guarantee requested by it for the period from the issue of that Letter of Credit or Bank Guarantee until its Expiry Date. This fee shall be distributed according to each Lender’s Proportion of that Letter of Credit or Bank Guarantee.

(c)                            The accrued letter of credit fee on the Letters of Credit and Bank Guarantees shall be consolidated and payable on the last day of each successive period of three months (or such shorter period as shall end on (i) the Expiry Date for that Letter of Credit or Bank Guarantee, or (ii) on the date at which a cancellation in full of the Revolving Credit Facility is effective) starting on the date of this Agreement.

(d)                           If a Borrower cash covers any part of a Letter of Credit or Bank Guarantee then:

(i)                                      other than as provided by paragraph (c) of Clause 7.7 (Regulation and consequences of cash cover provided by Borrower), the fronting fee payable to the Issuing Bank and the letter of credit fee payable for the account of each Lender shall continue to be payable until the expiry of the Letter of Credit or Bank Guarantee; and

(ii)                                   the Borrower will be entitled to withdraw the interest accrued on the cash cover to pay those fees.

(e)                            Any change in the letter of credit fee because of an adjustment to the Margin shall take effect on the date falling three Business Days after receipt by the Agent of a Compliance Certificate in accordance with Clause 23.2 (Compliance Certificate).

7.4                           Claims under a Letter of Credit or Bank Guarantee

(a)                            Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit or Bank Guarantee requested by it and which appears on its face to be in order (a “claim”).

(b)                           Each Borrower which requested a Letter of Credit or Bank Guarantee shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim under that Letter of Credit or Bank Guarantee.

(c)                            Each Borrower acknowledges that the Issuing Bank:

(i)                                      is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)                                   deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)                           The obligations of a Borrower under this Clause will not be affected by:

(i)                                      the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)                                   any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.5                           Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover

(a)                            If, at any time, a Lender under the Revolving Credit Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling five Business Days after the request by the Issuing Bank, an amount equal to that Lender’s Proportion of:

(i)                                      the outstanding amount of a Letter of Credit or Bank Guarantee; or

(ii)                                   in the case of a proposed Letter of Credit or Bank Guarantee, the amount of that proposed Letter of Credit or Bank Guarantee,

and in the currency of that Letter of Credit or Bank Guarantee to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b)                           The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under this Agreement by that Lender to the Issuing Bank in respect of that Letter of Credit or Bank Guarantee.

(c)                            Subject to paragraph (f) below, withdrawals from the account may only be made to pay the Issuing Bank amounts due and payable to it under this Agreement by the Non-Acceptable L/C Lender in respect of that Letter of Credit or Bank Guarantee until no amount is or may be outstanding under that Letter of Credit or Bank Guarantee.

(d)                           Each Lender under the Revolving Credit Facility shall notify the Agent and the Company:

(i)                                      on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.3 (Increase) or Clause 27 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)                                   as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Schedule 1 (The Original Parties), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (d)(i) above to the Agent and, upon delivery in accordance with Clause 27.7 (Copy of Transfer Agreement, Assignment Agreement or Increase Confirmation to Company), to the Company.

(e)                            Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)                              Notwithstanding paragraph (c) above, a Lender who has provided cash collateral in accordance with this Clause 7.5 may, by notice to the Issuing Bank request that an amount equal to the amount provided by it as collateral in respect of the relevant Letter of Credit or Bank Guarantee (together with any accrued interest) be returned to it if:

(i)                                      either:

(A)                           it ceases to be a Non-Acceptable L/C Lender; or

(B)                             its obligations in respect of the relevant Letter of Credit or Bank Guarantee are transferred to a New Lender in accordance with the terms of this Agreement; or

(C)                             an Increase Lender has agreed to undertake that Lender’s obligations in respect of the relevant Letter of Credit or Bank Guarantee in accordance with the terms of this Agreement; and

(ii)                                   no amount is due and payable by that Lender in respect of a Letter of Credit or Bank Guarantee,

and the Issuing Bank shall pay that amount to the Lender within five Business Days of that Lender’s request (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

(g)                           To the extent that a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with this Clause in respect of a proposed Letter of Credit or Bank Guarantee, the Issuing Bank shall promptly notify the Company (with a copy to the Agent) and the Borrower of that proposed Letter of Credit or Bank Guarantee may, at any time before the proposed Utilisation Date of that Letter of Credit or Bank Guarantee, provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s Proportion of the amount of that proposed Letter of Credit or Bank Guarantee.

7.6                           Requirement for cash cover from Borrower

If:

(a)                                   a Lender under the Revolving Credit Facility which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) in respect of a Letter of Credit or Bank Guarantee that has been issued;

(b)                                  the Issuing Bank notifies the Company (with a copy to the Agent) that it requires the Borrower of the relevant Letter of Credit or Bank Guarantee to provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s Proportion of the outstanding amount of that Letter of Credit or Bank Guarantee; and

(c)                                   that Borrower has not already provided such cash cover which is continuing to stand as collateral,

then that Borrower shall provide such cash cover within five Business Days of the notice referred to in paragraph (b) above.

7.7                           Regulation and consequences of cash cover provided by Borrower

(a)                            Any cash cover provided by the Borrower pursuant to Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.6 (Requirement for cash cover from Borrower) may be funded out of a Revolving Credit Facility Loan.

(b)                          Notwithstanding paragraph (a)(ix) of Clause 1.2 (Construction), the relevant Borrower may request that an amount equal to the cash cover (together with any accrued interest) provided by it pursuant to Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.6 (Requirement for cash cover from Borrower) be returned to it if:

(i)                                      either:

(A)                           the relevant Lender ceases to be a Non-Acceptable L/C Lender; or

(B)                             the relevant Lender’s obligations in respect of the relevant Letter of Credit or Bank Guarantee are transferred to a New Lender in accordance with the terms of this Agreement; or

(C)                             an Increase Lender has agreed to undertake the relevant Lender’s obligations in respect of the relevant Letter of Credit or Bank Guarantee in accordance with the terms of this Agreement; and

(ii)                                   no amount is due and payable by the relevant Lender in respect of the relevant Letter of Credit or Bank Guarantee,

and the Issuing Bank shall pay that amount to that Borrower within five Business Days of that Borrower’s request.

(c)                            To the extent that a Borrower has provided cash cover pursuant to Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.6 (Requirement for cash cover from Borrower), the relevant Lender’s Proportion in respect of that Letter of Credit or Bank Guarantee will remain (but that Lender’s obligations in relation to that Letter of Credit or Bank Guarantee may be satisfied in accordance with paragraph (a)(iii)(A)(2) of Clause 1.2 (Construction). However the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 7.3 (Fee payable in respect of Letters of Credit and Bank Guarantees) will be reduced proportionately as from the date on which it provides that cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)                           The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.6 (Requirement for cash cover from Borrower) and of any change in the amount of cash cover so provided.

7.8                           Indemnities

(a)                            Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit or Bank Guarantee requested by that Borrower.

(b)                           Each Lender shall (according to its Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit or Bank Guarantee (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)                            If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above), then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit or Bank Guarantee is issued (or if later, on the date the Lender’s participation in the Letter of Credit or Bank Guarantee is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit or Bank Guarantee in an amount equal to its Proportion of that Letter of Credit or Bank Guarantee. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its Proportion of the amount demanded under paragraph (b) above.

(d)                           The Borrower which requested a Letter of Credit or Bank Guarantee shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.8 in respect of that Letter of Credit or Bank Guarantee.

(e)                            The obligations of each Lender under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit or Bank Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(f)                              The obligations of any Lender under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)                                      any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or Bank Guarantee or other person;

(ii)                                   the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)                                the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or Bank Guarantee or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)                               any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or Bank Guarantee or any other person;

(v)                                  any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or Bank Guarantee or any other document or security;

(vi)                               any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit, any Bank Guarantee or any other document or security; or

(vii)                            any insolvency or similar proceedings.

7.9                           Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

7.10                     Role of the Issuing Bank

(a)                            Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

(b)                           The Issuing Bank shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)                            The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(d)                           The Issuing Bank may rely on:

(i)                                      any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                   any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(e)                            The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f)                              The Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

(g)                           The Issuing Bank is not responsible for:

(i)                                      the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Issuing Bank, the Agent, the Security Agent, the Coordinator, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(ii)                                   the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

7.11                     Exclusion of liability

(a)                            Without limiting paragraph (b) below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                           No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Issuing Bank may rely on this Clause.

7.12                     Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including but not limited to, those listed in paragraphs (a) to (d) of Clause 30.15 (Credit appraisal by the Lenders).

7.13                     Address for notices

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Issuing Bank for any communication or document to be made or delivered under or in connection with the Finance Documents is that notified in writing to the Agent on or prior to the date on which it becomes a Party or any substitute address, fax number or department or officer as the Issuing Bank may notify to the Agent by not less than five Business Days’ notice.

7.14                     Appointment of additional Issuing Banks

Any Lender which has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Agent and the Company that it has so agreed to be an Issuing Bank and on making that notification that Lender shall become bound by the terms of this Agreement as an Issuing Bank.

8.                                 OPTIONAL CURRENCIES

8.1                           Selection of currency

A Borrower (or the Parent on behalf of a Borrower) shall select the currency of a Utilisation in the Utilisation Request for a Revolving Credit Facility Loan.

8.2                           Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)                                   a Lender notifies the Agent that either:

(i)                                  the Optional Currency requested is not readily available to it in the amount required; or

(ii)                               if it is impracticable for it, acting reasonably, to fund its participation in the relevant Utilisation in the relevant Optional Currency during the proposed Interest Period in the ordinary course of business in the Relevant Interbank Market;

(b)                                  a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, the relevant Borrower may request by notice to the Facility Agent by no later than 1.00 p.m. on that day that the Utilisation shall not be made, upon which notice the relevant request for such Utilisation in the Optional Currency shall be revoked. In the absence of such notice, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

9.                                 ANCILLARY FACILITIES

9.1                           Establishment of Ancillary Facilities

One or more Ancillary Facilities may from time to time be established in favour of one or more Borrowers in accordance with this Clause 9 by designating all or part of the Revolving Credit Facility Commitment of a Lender as an Ancillary Commitment.

9.2                           Types of Ancillary Facility

Each Ancillary Facility may comprise any of the following (or any combination of the following):

(a)                                   an overdraft facility;

(b)                                  guarantee, bonding or documentary or standby letter of credit facilities; and

(c)                                   such other facilities as may be required in the ordinary course of the business of the Group and as the Agent and the relevant Ancillary Lender may agree.

9.3                           Request for Ancillary Facilities

(a)                            The Parent may, at any time, request the establishment of an Ancillary Facility by delivery to the Agent of a duly completed Ancillary Facility Request.

(b)                           An Ancillary Facility Request relating to a proposed Ancillary Facility will not be regarded as duly completed unless it identifies:

(i)                                      the Borrower(s) under that Ancillary Facility;

(ii)                                   the Ancillary Lender which is to make available that Ancillary Facility;

(iii)                                the type or types of facility to comprise that Ancillary Facility (which must comply with Clause 9.2 (Types of Ancillary Facility));

(iv)                               the date (the “Commencement Date”) on which that Ancillary Facility is to become available (which must be a date on which the Revolving Credit Facility is available to be drawn and must not be less than 10 Business Days after the date on which the Agent receives the Ancillary Facility Request);

(v)                                  the expiry date of that Ancillary Facility (which must fall on or before the Termination Date);

(vi)                               the amount of the Ancillary Commitment (which must be denominated in the Base Currency) which is to apply to that Ancillary Facility;

(vii)                            the currency or currencies (which must comply with paragraph (c) below) in which utilisations under that Ancillary Facility may be requested;

(viii)                         the margin, commitment fee and other fees payable in respect of that Ancillary Facility; and

(ix)                                 such other details in relation to that Ancillary Facility as the Agent may reasonably require.

(c)                            An Ancillary Facility shall only be available for utilisation in the Base Currency or a currency which is:

(i)                                      readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the date for utilisation of that Ancillary Facility; and

(ii)                                   US dollars or has been approved by the Agent (acting on the instructions of all the Revolving Credit Facility Lenders) on or prior to receipt by the Agent of the Ancillary Facility Request for that Ancillary Facility.

(d)                           The Agent shall, promptly after receipt by it of an Ancillary Facility Request, notify each Lender of that Ancillary Facility Request.

9.4                           Grant of Ancillary Facility

The Lender identified in a duly completed Ancillary Facility Request shall become an Ancillary Lender authorised to make the proposed Ancillary Facility available with effect from the proposed Commencement Date, if the following conditions are fulfilled:

(a)                                   the proposed Ancillary Commitment under that Ancillary Facility is equal to or less than the Available Commitment of that Lender under the Revolving Credit Facility on that Commencement Date;

(b)                                  the proposed Ancillary Commitment under that Ancillary Facility will not, when aggregated with the Ancillary Commitments under all other Ancillary Facilities in effect on that Commencement Date, exceed the Total Ancillary Limit; and

(c)                                   the proposed Ancillary Lender has notified the Agent by that Commencement Date that it agrees to make available that Ancillary Facility.

For the avoidance of doubt, the maximum amount payable under (1) any guarantee, bonding or documentary or standby, letter of credit issued under, or any other facilities made available under the Ancillary Facilities, (2) any Bank Guarantee issued under the Revolving Credit Facility and (3) any Letter of Credit issued under the Revolving Credit Facility, cannot exceed the Letter of Credit and Bank Guarantee Limit in aggregate.

9.5                           Adjustments to Revolving Credit Facility Commitment

(a)                            The Revolving Credit Facility Commitment of a Lender which is an Ancillary Lender shall be reduced by the amount of its Ancillary Commitments.

(b)                           If and to the extent that:

(i)                                      any Ancillary Facility expires, or is cancelled (in whole or in part) in accordance with Clause 9.8 (Voluntary cancellation of Ancillary Facilities); and

(ii)                                   no amount is or may be payable to or by the Ancillary Lender in respect of that Ancillary Facility (or the relevant part of it),

the Revolving Credit Facility Commitment of the relevant Lender will immediately be increased by an amount equal to the amount of the Ancillary Commitment of that Ancillary Facility (or, if less, that part of it which has expired or been cancelled).

9.6                           Terms of Ancillary Facilities

(a)                            The terms applicable to each Ancillary Facility shall be as agreed between the relevant Ancillary Lender and the relevant Borrower (as set out in the applicable Ancillary Facility Document), provided that:

(i)                                      those terms shall be consistent with this Clause 9 and the details set out in the Ancillary Facility Request;

(ii)                                   utilisations under an Ancillary Facility shall be used only to finance (i) its working capital requirements and/or (ii) its general corporate purposes;

(iii)                              the rate of interest, fees and other remuneration in respect of the Ancillary Facility shall be based upon the normal market rates and terms from time to time of that Ancillary Lender; and

(iv)                             cancellation, termination or enforcement of the Ancillary Facility shall only occur as described in Clause 9.8 (Voluntary cancellation of Ancillary Facilities), Clause 11 (Prepayment and cancellation) or Clause 26.17 (Acceleration).

(b)                           Any material variation to any Ancillary Facility (including any proposed increase or reduction in the Ancillary Commitment) shall be in accordance with and subject to this Clause 9.

(c)                            An amendment or waiver of any term of an Ancillary Facility shall not require the consent of any Finance Party other than the relevant Ancillary Lender unless the amendment or waiver relates to a matter which would require an amendment to this Agreement. In that case, the provisions of this Agreement relating to amendments and waivers will apply.

(d)                           In the case of any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail.

9.7                           Limits on Ancillary Facilities

The Parent shall ensure that:

(a)                                   the aggregate of all Ancillary Commitments does not at any time exceed the Total Ancillary Limit;

(b)                                  the Ancillary Outstandings under any Ancillary Facility do not at any time exceed the Ancillary Commitment under that Ancillary Facility; and

(c)                                   the aggregate of the Ancillary Outstandings in respect of an Ancillary Facility and the relevant Ancillary Lender’s share of all other outstanding Revolving Credit Facility Utilisations do not at any time exceed that Ancillary Lender’s Revolving Credit Facility Commitment.

9.8                           Voluntary cancellation of Ancillary Facilities

The Parent may, if it gives the Agent and the relevant Ancillary Lender not less than five Business Days’ prior notice, cancel the whole or any part of the Ancillary Commitment under an Ancillary Facility.

9.9                           Notice in respect of Ancillary Facilities

(a)                            Each Ancillary Lender shall promptly notify the Agent of:

(i)                                      the establishment by it of any Ancillary Facility and the applicable Commencement Date;

(ii)                                   the amount of any Ancillary Facility which is cancelled or expires and the date of any such cancellation or expiry; and

(iii)                                any other information relating to any Ancillary Facility provided by it as the Agent may request, including the Ancillary Outstandings from time to time.

(b)                           The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that no Ancillary Facility has expired or been cancelled in whole or part.

(c)                            Each Obligor consents to all information described in paragraph (a) above being disclosed to the Finance Parties.

9.10                     Affiliates of Lenders as Ancillary Lenders

(a)                            Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Credit Facility Commitment is the amount set out opposite the relevant Lender’s name in Part II of Schedule 1 (The Original Parties) and/or the amount of any Revolving Credit Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender’s Available Commitment with respect to the Revolving Credit Facility, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)                           The Parent shall specify any relevant Affiliate of a Lender in any notice delivered by the Parent to the Agent pursuant to paragraph (b) of Clause 9.3 (Request for Ancillary Facilities).

(c)                            An Affiliate of a Lender which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a party to this Agreement as an Ancillary Lender in accordance with the terms of the Intercreditor Agreement.

(d)                           If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 27 (Changes to the Lenders)), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)                            Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.11                     Revolving Credit Facility Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Credit Facility Commitment is not less than:

(a)                                   its Ancillary Commitment; or

(b)                                  the Ancillary Commitment of its Affiliate.

9.12                     Ancillary Outstandings

The relevant Borrower under an Ancillary Facility shall repay or pay on the due date each amount payable under that Ancillary Facility.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

10.                           REPAYMENT

10.1                     Repayment of Term Loans

(a)                            The Borrowers which have drawn the Facility A Loans shall repay the aggregate amount of Facility A Loans in instalments by repaying on each Facility A Repayment Date an amount equal to the amounts set out opposite that Facility A Repayment Date in the following table:

Facility A Repayment Date	Facility A Repayment Instalment (€)
31 December 2012	10,000,000
30 June 2013	20,000,000
31 December 2013	20,000,000
30 June 2014	20,000,000
31 December 2014	20,000,000
30 June 2015	20,000,000
31 December 2015	20,000,000
30 June 2016	20,000,000
31 December 2016	20,000,000
Termination Date	30,000,000
Total	200,000,000

(b)                           If the aggregate amount of the Facility A Loans outstanding at the end of the Availability Period for Facility A is less than €200,000,000, the amount of the Facility A Repayment Instalments shall be reduced accordingly on a  pro rata basis.

(c)                            If, in relation to a Facility A Repayment Date, the aggregate amount of the Facility A Loans made to the Borrowers exceeds the Facility A Repayment Instalment to be repaid by the Borrowers, the Parent may, if it gives the Agent not less than five Business Days’ prior notice, select which of those Facility A Loans will be wholly or partially repaid so that the Facility A Repayment Instalment is repaid on the relevant Facility A Repayment Date in full. The Parent may not make a selection if as a result more than one Facility A Loan will be partially repaid.

(d)                           The Borrowers under Facility B shall repay the aggregate Facility B Loans in full on the Termination Date.

(e)                            No Borrower may reborrow any part of a Term Facility which is repaid.

10.2                     Repayment of Revolving Credit Facility Loans

(a)                            Each Borrower which has drawn a Revolving Credit Facility Loan shall repay that Loan on the last day of its Interest Period.

(b)                           Any Revolving Credit Facility Loan remaining outstanding on the Termination Date shall be repaid on that date.

(c)                            Each Borrower shall repay each Letter of Credit or Bank Guarantee requested by that Borrower on the Termination Date.

(d)                           Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Revolving Credit Facility Loans are to be made available to a Borrower:

(i)                                      on the same day that a maturing Revolving Credit Facility Loan is due to be repaid by that Borrower;

(ii)                                   in the same currency as the maturing Revolving Credit Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(iii)                                in whole or in part for the purpose of refinancing the maturing Revolving Credit Facility Loan, the aggregate amount of the new Revolving Credit Facility Loans shall, unless the Parent notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Credit Facility Loan so that:

(A)                           if the amount of the maturing Revolving Credit Facility Loan exceeds the aggregate amount of the new Revolving Credit Facility Loans:

1.                                    the relevant Borrower will only be required to make a payment under Clause 33.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

2.                                    each Lender’s participation in the new Revolving Credit Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Credit Facility Loan and that Lender will not be required to make a payment under Clause 33.1 (Payments to the Agent) in respect of its participation in the new Revolving Credit Facility Loans; and

(B)                             if the amount of the maturing Revolving Credit Facility Loan is equal to or less than the aggregate amount of the new Revolving Credit Facility Loans:

1.                                    the relevant Borrower will not be required to make a payment under Clause 33.1 (Payments to the Agent); and

2.                                    each Lender will be required to make a payment under Clause 33.1 (Payments to the Agent) in respect of its participation in the new Revolving Credit Facility Loans only to the extent that its participation in the new Revolving Credit Facility Loans exceeds that Lender’s participation in the maturing Revolving Credit Facility Loan and the remainder of that Lender’s participation in the new Revolving Credit Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Credit Facility Loan.

(e)                            At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Credit Facility Loans then outstanding will be automatically extended to the Termination Date and will be treated as separate Revolving Credit Facility Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(f)                              A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving five Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (f) to the Defaulting Lender concerned as soon as practicable on receipt.

(g)                           Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(h)                           The terms of this Agreement relating to Revolving Credit Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (e) to (g) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

10.3                     Repayment of Ancillary Facilities

On the Termination Date each Borrower under an Ancillary Facility shall repay all amounts (if any) owing or outstanding under that Ancillary Facility.

11.                           PREPAYMENT AND CANCELLATION

11.1                     Illegality in relation to a Lender or the Issuing Bank

(a)                            If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or Utilisation or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(i)                                      that Lender shall promptly notify the Agent upon becoming aware of that event;

(ii)                                   upon the Agent notifying the Parent, the Commitment of that Lender will be immediately cancelled; and

(iii)                                each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

(b)                           If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit or Bank Guarantee, that Issuing Bank shall promptly notify the Agent upon becoming aware of that event, and upon the Agent notifying the Company:

(i)                                      that Issuing Bank shall not be obliged to issue further Letters of Credit or Bank Guarantees;

(ii)                                   unless any other Lender has become an Issuing Bank pursuant to the terms of this Agreement, the Revolving Credit Facility shall cease to be available for the issue of Letters of Credit; and

(iii)                                if the unlawfulness relates to the Issuing Bank and no other Lender has agreed to be an Issuing Bank pursuant to the terms of this Agreement, upon the Agent notifying the Parent, the Revolving Credit Facility shall cease to be available for the issue of Letters of Credit or Bank Guarantees and the Parent shall procure that each of the relevant Borrowers shall use its best endeavours to procure the release of each Letter of Credit or Bank Guarantee issued by the Issuing Bank and outstanding at such time.

11.2                     Illegality in relation to an Ancillary Lender

If in any applicable jurisdiction it becomes unlawful for any Ancillary Lender to perform any of its obligations as contemplated by this Agreement or any Ancillary Facility Document or to fund or maintain its participation in any utilisation under any Ancillary Facility, or it becomes unlawful for any Affiliate of an Ancillary Lender for that Ancillary Lender to do so:

(a)                                   that Ancillary Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                                  upon the Agent notifying the Parent:

(i)                                  the Ancillary Commitment of that Ancillary Lender will be immediately cancelled; and

(ii)                               each Borrower shall use its best endeavours to procure the release of any outstanding letter of credit, guarantee or other instrument issued by that Ancillary Lender in respect of that Borrower under each Ancillary Facility made available by that Ancillary Lender and repay all amounts, if any, payable under each such Ancillary Facility on the earlier of the next date on which any payment or repayment is due under that facility occurring after the Agent has notified the Parent or the date specified by the Ancillary Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

11.3                     Change of Control, Listing and Sale

(a)                            If a Change of Control or Sale occurs:

(i)                                      the Parent shall promptly notify the Agent upon becoming aware of that event;

(ii)                                   the Issuing Bank shall not be obliged to issue any Letter of Credit or Bank Guarantee;

(iii)                                a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan) and an Ancillary Lender shall not be obliged to fund a utilisation of an Ancillary Facility; and

(iv)                               if a Lender so requires and notifies the Agent within 30 days of the Parent notifying the Agent of the event, the Agent shall, by not less than 10 Business Days notice to the Parent, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Utilisations together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)                           If a Listing occurs which does not result in a Change of Control:

(i)                                      the Parent shall promptly notify the Agent upon becoming aware of that event; and

(ii)                                   the Parent shall ensure that an amount equal to the percentage of the Listing Proceeds set out in the following table, determined by reference to the ratio of Net Debt to EBITDA as shown in the then most recent Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) received by the Agent is applied in accordance with Clause 11.12 (Application of Proceeds) as soon as practicable after the Listing Proceeds are received:

Ratio of Net Debt to EBITDA	Percentage of Listing Proceeds
Equal to or higher than 2.00:1	75
Lower than 2.00:1	50

When that payment is made, Net Debt shall for this purpose immediately be deemed to be reduced by the amount of that payment.

(c)                            An amount equal to any Listing Proceeds received by any member of the Group and not required to be paid in accordance with Clause 11.12 (Application of Proceeds) under paragraph (b) above may be:

(i)                                      subject to Clause 25.15 (Restricted payments) paid to the Owners; or

(ii)                                   retained by the Group.

11.4                     Voluntary cancellation

The Parent may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of €2,500,000) of an Available Facility. Any cancellation under this Clause 11.4:

(a)                           in respect of the Term Facilities shall reduce the Available Facility under each Term Facility in the proportion that the Available Facility under the relevant Term Facility bears to the Available Facilities under all the Term Facilities; and

(b)                          in respect of the Revolving Credit Facility shall reduce the Commitment of each Lender rateably under that Facility.

11.5                     Mandatory prepayment - Net Sale Proceeds

(a)                            The Parent shall ensure that an amount equal to all Net Sale Proceeds is applied in accordance with Clause 11.6 (Application of Net Sale Proceeds prepayment) below.

(b)                           Paragraph (a) above does not apply to any Net Sale Proceeds to the extent that:

(i)                                      such Net Sale Proceeds are applied within 12 Months of receipt (or if a contractual commitment is entered into within 12 Months of receipt to apply the proceeds in the manner provided above, such proceeds are actually applied within 18 Months of receipt)) towards the purchase of other similar assets for use in the Group’s business; or

(ii)                                   such Net Sale Proceeds do not, when aggregated with any other Net Sale Proceeds received in any Financial Year of the Parent, exceed €3,000,000 (or its equivalent in another currency or currencies).

11.6                     Application of Net Sale Proceeds prepayment

(a)                            In this Clause 11.6, “Receipt Date” means the date on which any Net Sale Proceeds to which paragraph (a) of Clause 11.5 (Mandatory prepayment — Net Sale Proceeds) applies (the “Relevant Net Sale Proceeds) have been received by any member of the Group.

(b)                           Within five Business Days after a Receipt Date, the Parent shall notify the Agent of the Receipt Date and the amount in the Base Currency (the “Euro Net Sale Proceeds Amount”) equal or equivalent to those Relevant Net Sale Proceeds.

(c)                            On receipt of that notice by the Agent, the Facility A Commitments and Facility B Commitments shall be reduced in the same proportion by an aggregate amount equal to the Euro Net Sale Proceeds Amount.

(d)                           The Parent shall ensure that the Facility A Loans and Facility B Loans are prepaid (in each case, on the earlier of three Months after the Receipt Date and the expiry of their Interest Periods current when the Agent receives the relevant notice pursuant to paragraph (b) above) until Facility A Loans and Facility B Loans equal to or greater than the Euro Net Sale Proceeds Amount have been prepaid.

(e)                            The Facility A Commitments and Facility B Commitments of the Lenders shall be reduced rateably.

(f)                              Any prepayment of a Facility A Loan under this Clause 11.6 shall satisfy the obligations under paragraph (a) of Clause 10.1 (Repayment of Term Loans) pro rata.

11.7                     Mandatory prepayment - Insurance Proceeds

(a)                            The Parent shall ensure that an amount equal to all Insurance Proceeds is applied in accordance with Clause 11.8 (Application of Insurance Proceeds prepayment) below.

(b)                           Paragraph (a) above does not apply to any Insurance Proceeds to the extent that:

(i)                                      such Insurance Proceeds are applied within 12 Months of receipt (or if a contractual commitment is entered into within 12 Months of receipt to apply the proceeds in the manner provided above, such proceeds are actually applied within 18 Months of receipt)) to replace, repair or reinstate the asset(s) to which those Insurance Proceeds relate, provided that a document, setting out in reasonable detail any planned replacement, repair or reinstatement is provided to the Agent within 12 Months of receipt of such Insurance Proceeds; or

(ii)                                   such Insurance Proceeds do not exceed €1,000,000 (or its equivalent in another currency or currencies) in respect of any single claim or, when aggregated with any other Insurance Proceeds received in any Financial Year of the Parent, exceed €3,000,000 (or its equivalent in another currency or currencies).

11.8                     Application of Insurance Proceeds prepayment

(a)                            In this Clause 11.8, “Receipt Date” means the date on which any Insurance Proceeds to which paragraph (a) of Clause 11.7 (Mandatory prepayment - Insurance Proceeds) applies (the “Relevant Insurance Proceeds”) have been received by any member of the Group.

(b)                           Within five Business Days after a Receipt Date, the Parent shall notify the Agent of the Receipt Date and the amount in the Base Currency (the “Euro Insurance Proceeds Amount”) equal or equivalent to those Relevant Insurance Proceeds.

(c)                            On receipt of that notice by the Agent, the Facility A Commitments and Facility B Commitments shall be reduced in the same proportion by an aggregate amount equal to the Euro Insurance Proceeds Amount.

(d)                           The Parent shall ensure that the Facility A Loans and Facility B Loans are prepaid (in each case, on the earlier of 3 Months after the Receipt Date and the expiry of their Interest Periods current when the Agent receives the relevant notice pursuant to paragraph (b) above) until Facility A Loans and Facility B Loans equal to or greater than the Euro Insurance Proceeds Amount have been prepaid.

(e)                            The Facility A Commitments and Facility B Commitments of the Lenders shall be reduced rateably.

(f)                              Any prepayment under this Clause 11.8 shall satisfy the obligations under paragraph (a) of Clause 10.1 (Repayment of Term Loans) pro rata.

11.9                     Mandatory prepayment — Acquisition Proceeds

(a)                            The Parent shall ensure that an amount equal to all Acquisition Proceeds is applied in accordance with Clause 11.10 (Application of Acquisition Proceeds prepayment) below.

(b)                           Paragraph (a) above does not apply to any Acquisition Proceeds to the extent that:

(i)                                      the Parent notifies the Agent such proceeds are, or are to be, applied:

(i)                                  in payment of amounts payable to the KODA Vendor pursuant to the KODA Acquisition Documents by way of adjustment to the purchase price in respect of the KODA Acquisition (except to the extent relating to a working capital adjustment, which must be applied in accordance with Clause 11.10 (Application of Acquisition Proceeds prepayment) below);

(ii)                               to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(iii)                            in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged, in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied as soon as possible (but in any event within 12 months, or such longer period as the Majority Lenders may agree) after receipt.

(ii)                                   any Acquisition Proceeds which do not in aggregate exceed €1,000,000 (or its equivalent in another currency or currencies) in any Financial Year of the Parent.

11.10             Application of Acquisition Proceeds prepayment

(a)                          In this Clause 11.8, “Receipt Date” means the date on which any Acquisition Proceeds to which paragraph (a) of Clause 11.9 (Mandatory prepayment - Acquisition Proceeds) applies (the “Relevant Acquisition Proceeds”) have been received by any member of the Group.

(b)                         Within five Business Days after a Receipt Date, the Parent shall notify the Agent of the Receipt Date and the amount in the Base Currency (the “Euro Acquisition Proceeds Amount”) equal or equivalent to those Relevant Acquisition Proceeds.

(c)                          On receipt of that notice by the Agent, the Facility A Commitments and Facility B Commitments shall be reduced in the same proportion by an aggregate amount equal to the Euro Acquisition Proceeds Amount.

(d)                         The Parent shall ensure that the Facility A Loans and Facility B Loans are prepaid (in each case, on the earlier of 3 Months after the Receipt Date and the expiry of their Interest Periods current when the Agent receives the relevant notice pursuant to paragraph (b) above) until Facility A Loans and Facility B Loans equal to or greater than the Euro Acquisition Proceeds Amount have been prepaid.

(e)                          The Facility A Commitments and Facility B Commitments of the Lenders shall be reduced rateably.

(f)                            Any prepayment under this Clause 11.10 shall satisfy the obligations under paragraph (a) of Clause 10.1 (Repayment of Term Loans) pro rata.

11.11             Mandatory prepayment — Excess Cashflow

On the earlier of three Months after the date of delivery to the Agent of the Parent’s audited consolidated financial statements for any Financial Year and the expiry of the Interest Periods current when the Parent’s audited consolidated financial statements for any Financial Year are delivered to the Agent, the Parent shall ensure that an amount equal to the percentage of the Excess Cashflow for that Financial Year set out in the following table, determined by reference to the ratio of Net Debt to EBITDA as shown in the then most recent Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) received by the Agent, is paid in accordance with Clause 11.12 (Application of Proceeds):

Ratio of Net Debt to EBITDA	Percentage of Excess Cashflow
Equal to or higher than 1.50:1	50
Equal to or higher than 1.00:1 but lower than 1.50:1	25
Lower than 1.00:1	0

11.12             Application of Proceeds

(a)                          Any prepayment under paragraph (b) of Clause 11.3 (Change of Control, Listing and Sale) and Clause 11.11 (Mandatory prepayment — Excess Cashflow) shall be applied in the following order, in each case until the relevant Utilisations or other liabilities have been satisfied in full:

(i)                                     first, in prepayment pro rata of the Facility A Loans and Facility B Loans;

(ii)                                 second, in prepayment and permanent reduction pro rata of the Revolving Credit Facility Loans and loans outstanding under the Ancillary Facilities;

(iii)                              third, in prepayment and permanent reduction pro rata of any Letter of Credit or Bank Guarantee issued under the Revolving Credit Facility or any contingent liability under any Ancillary Facility; and

(iv)                             fourth, in cancellation pro rata of any Available Commitment under the Revolving Credit Facility and any Available Ancillary Commitment.

(b)                         Any amount to be applied in prepayment of any Loan under paragraph (a) above shall be applied on the last day of the Interest Period relating to that Loan, provided that if, before that date, the Agent exercises any of its rights under paragraph (a)(ii) or (a)(iii) of Clause 26.17 (Acceleration) or the Facilities are cancelled under Clause 11.3 (Change of Control, Listing and Sale), that amount shall be applied on the date of acceleration or, as the case may be, cancellation.

(c)                          Any prepayment of Facility A Loans under this Clause 11.12 shall satisfy the obligations under paragraph (a) of Clause 10.1 (Repayment of Term Loans) in respect of the remaining Facility A Repayment Instalments pro rata.

11.13             Excluded proceeds

Where Net Sale Proceeds, Insurance Proceeds or Acquisition Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in paragraph (b) of Clause 11.5 (Mandatory prepayment — Net Sale Proceeds), paragraph (b) of Clause 11.7 (Mandatory prepayment — Insurance Proceeds) or paragraph (b) of Clause 11.9 (Mandatory prepayment — Acquisition Proceeds)) the Parent shall ensure that those amounts are used for that purpose and shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

11.14             Qualifying IPO

(a)                          No mandatory prepayment of the Facilities pursuant to Clause 11.5 (Mandatory prepayment - Net Sale Proceeds), Clause 11.7 (Mandatory prepayment - Insurance Proceeds), Clause 11.9 (Mandatory prepayment — Acquisition Proceeds) or Clause 11.11 (Mandatory prepayment — Excess Cashflow) shall be required to be made for so long as all Qualifying IPO Conditions are and remain satisfied.

(b)                         In respect of any amount which has not been applied in mandatory prepayment in accordance with this Clause 11 because all Qualifying IPO Conditions have been satisfied, if the Qualifying IPO Conditions cease to be met after the date the mandatory prepayment would have been required to be made had the Qualifying IPO Conditions not been met, the failure to apply the such in mandatory prepayment shall not cause a breach of this Agreement and a mandatory prepayment in compensation shall not be required to be made.

11.15             Restriction on upstream payments

(a)                          If there is a requirement to make a mandatory prepayment pursuant to Clause 11.5 (Mandatory prepayment - Net Sale Proceeds), Clause 11.7 (Mandatory prepayment - Insurance Proceeds) or Clause 11.9 (Mandatory prepayment — Acquisition Proceeds) and, in order to effect such prepayment, moneys need to be up streamed or otherwise transferred from one member of the Group to another member of the Group and:

(i)                                    the relevant member of the Group who needs to upstream or transfer moneys to facilitate prepayment, having used its reasonable endeavours to make such sums available, is not legally able to make payment (whether by way of dividend, loan or any other means) or some or all of such sums without any relevant officer or director incurring a risk of personal or criminal liability or the relevant payment would result in the relevant member of the Group incurring a material tax liability or other material cost; and

(ii)                                 the relevant Borrower, having used its reasonable endeavours to fund the prepayment from other resources available to the Group, is unable to procure the funding of such prepayment, then, until such time as that the impediment to prepayment no longer applies, such prepayment shall be made in an amount equal to the aggregate of the amount the relevant Borrower is legally able to pay and the amount the relevant Borrower is able to procure from other resources available to the Group.

(b)                         The Parent shall continue to use its reasonable endeavours to procure that any prepayment which, but for this Clause 11.15, would have been due is made. If at any time the restrictions set out in paragraph (a) above are removed, any relevant proceeds will be applied in prepayment of the Facilities on the earlier of three Months after the restrictions are removed and the expiry of their Interest Periods current when the restrictions are removed and otherwise in accordance with Clauses 11.5 (Mandatory prepayment - Net Sale Proceeds) to 11.13 (Excluded proceeds).

11.16             Voluntary prepayment of Term Loans

(a)                          The Borrower to which a Term Loan has been made may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Term Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Term Loan by a minimum amount of €2,500,000 (or its equivalent in another currency or currencies) and integral multiples of €1,000,000 thereafter) (or its equivalent in another currency or currencies).

(b)                         Term Loans may only be voluntarily prepaid after the last day of the Availability Periods for each of the Term Facilities (or, if earlier, the day on which the applicable Available Facility is zero).

(c)                          In relation to any prepayment of Facility A under this Clause 11.16:

(i)                                    50 per cent. shall satisfy the obligations under paragraph (a) of Clause 10.1 (Repayment of Loans) pro rata across the Facility A Repayment Instalments; and

(ii)                                 50 per cent. shall be applied against the Facility A Repayment Instalments as determined by the Parent.

11.17             Voluntary prepayment of Revolving Credit Facility Utilisations

The Borrower to which a Revolving Credit Facility Utilisation has been made may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Credit Facility Utilisation, but if in part, being an amount that:

(a)                                 (in relation to a Revolving Credit Facility Utilisation in US dollars) reduces the amount of the Revolving Credit Facility Utilisation by a minimum amount of US$1,000,000 and integral multiples of US$1,000,000 thereafter; and

(b)                                (in relation to a Utilisation in any currency other than US dollars), reduces the Base Currency Amount of the Revolving Credit Facility Utilisation by a minimum amount of €1,000,000 (or its equivalent in another currency or currencies) and integral multiples of €1,000,000 (or its equivalent in another currency or currencies) thereafter.

11.18             Right of replacement or repayment and cancellation in relation to a single Lender, Ancillary Lender or Issuing Bank

(a)                          If:

(i)                                    any sum payable to any Lender or Ancillary Lender or the Issuing Bank by an Obligor is required to be increased under paragraph (c) of Clause 16.2 (Tax gross-up); or

(ii)                                 any Lender or Ancillary Lender or the Issuing Bank claims indemnification from the Parent under Clause 16.3 (Tax indemnity) or Clause 17 (Increased costs),

the Parent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice:

(i)                                    (if such circumstances relate to a Lender) of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations;

(ii)                                 (if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit or Bank Guarantee issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit or Bank Guarantees to be issued in the future;

(iii)                              (if such circumstances relate to an Ancillary Lender) of cancellation of that Ancillary Lender’s Ancillary Commitment and its intention to procure the repayment of the utilisations of any Ancillary Facility granted by that Ancillary Lender; or

(iv)                             of its intention to replace that Lender or Ancillary Lender or Issuing Bank in accordance with paragraph (d) below.

(b)                         On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender or, as the case may be, that Ancillary Lender’s Ancillary Commitment, shall immediately be reduced to zero.

(c)                          On the last day of each Interest Period which ends after the Parent has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Utilisation or utilisation of an Ancillary Facility is outstanding shall repay that Lender’s participation in that Utilisation or utilisation of an Ancillary Facility granted by that Ancillary Lender together with accrued interest and all other amounts accrued under the Finance Documents.

(d)                        The Parent may, in the circumstances set out in paragraph (a) above, on five Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Parent (each of which shall not be a member of the Group) which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 27 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 27.11 (Pro rata interest settlement)), Break Costs and other amounts payable (to the extent that the Agent has not given a notification under Clause 27.11 (Pro rata interest settlement)) in relation thereto under the Finance Documents.

(e)                          The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)                                    the Parent shall have no right to replace the Agent;

(ii)                                 neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)                              in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)                             the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)                            A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Parent when it is satisfied that it has complied with those checks.

(g)

(i)                                    If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(ii)                                 On the notice referred to in paragraph (i) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(iii)                              The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

11.19            Restrictions

(a)                          Any notice of cancellation or prepayment given by any Party under this Clause 11 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                         Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                          No Borrower may reborrow any part of a Term Facility which is prepaid.

(d)                         Unless a contrary indication appears in this Agreement, any part of the Revolving Credit Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(e)                          The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)                            Subject to Clause 2.3 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)                         If the Agent receives a notice under this Clause 11 it shall promptly forward a copy of that notice to either the Parent or the affected Lender, as appropriate.

(h)                         If all or part of a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Loan which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (h) shall reduce the Commitments of the Lenders rateably under that Facility.

11.20             Clean Down

The Parent shall:

(a)                                 ensure that, for a period of at least five consecutive Business Days (each a “Clean Down Period”) in each Financial Year of the Parent:

(i)                                 all Revolving Credit Facility Loans;

(ii)                              all amounts outstanding under any Ancillary Facility to the extent such amounts are overdrafts or other cash drawings; and

(iii)                           all amounts outstanding under any Letter of Credit or Bank Guarantee (or similar instrument issued under an Ancillary Facility) to the extent that the Letter of Credit or Bank Guarantee or other instrument supports actual outstanding Financial Indebtedness of any member of the Group on a loan or current account, after deducting an amount equal to the aggregate amount of Cash and Cash Equivalent Investments held by each member of the Group are reduced to zero;

(b)                                notify the Agent at least three Business Days before the start of any proposed Clean Down Period; and

(c)                                 ensure that not less than three Months shall elapse between two Clean Down Periods.

SECTION 5

COSTS OF UTILISATION

12.                         INTEREST

12.1                   Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                 Margin;

(b)                                EURIBOR or, in relation to any Loan in any other currency, LIBOR; and

(c)                                 Mandatory Cost, if any.

12.2                   Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

12.3                   Default interest

(a)                          If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of one per cent. and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 12.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)                         If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)                                    the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)                                 the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of one per cent. and the rate which would have applied if the overdue amount had not become due.

(c)                          Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

12.4                  Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

12.5                   Adjustment of Margin

(a)                          Subject to this Clause 12.5, the Margin applicable to each Utilisation shall be the rate per annum specified in the definition of Margin set out in Clause 1.1 (Definitions) adjusted by reference to the ratio of Net Debt to EBITDA as shown in the then most recent Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) received by the Agent, to equal the rate per annum specified opposite the relevant range set out in the following table in which the ratio of Net Debt to EBITDA falls:

Ratio of Net Debt to EBITDA	Margin for Revolving Credit Facility and Facility A (% p.a.)	Margin for Facility B (% p.a.)
Higher than 2.00:1	3.75	4.00
Higher than 1.50:1 but equal to or lower than 2.00:1	3.25	3.50
Higher than 1.00:1 but equal to or lower than 1.50:1	2.75	3.00
Equal to or lower than 1.00:1	2.00	2.50

(b)                         No adjustment shall be made to the Margin under paragraph (a) above until receipt by the Agent of the Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) for the Relevant Period ending 31 December 2012.

(c)                          Any adjustment to the Margin under paragraph (a) above shall take effect on the date (the “Margin Adjustment Date”) falling on the third Business Day after receipt by the Agent of a Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) in accordance with Clause 23.2 (Compliance Certificate).

(d)                         If the Margin for a Utilisation is reduced for any period under this Clause 12.5 but the annual audited financial statements of the Group (and the Compliance Certificate with which they are required by this Agreement to be delivered) subsequently received by the Agent do not confirm the basis for that reduction, that reduction shall be reversed with retrospective effect. In that event, the Margin for that Utilisation shall be the rate per annum specified opposite the relevant range set out in the table above of the revised ratio of Net Debt to EBITDA calculated using the figures in that Compliance Certificate. The Parent shall promptly pay to the Agent any amount necessary to put the Agent and Lenders in the position they would have been in had the appropriate rate of the Margin applied during that period.

(e)                          If the annual audited financial statements of the Group (and the Compliance Certificate with which they are required by this Agreement to be delivered) subsequently received by the Agent show that the Margin for any Utilisation should have been reduced for any period, the next payments of interest falling due on the Utilisations shall be reduced to the extent necessary to put the Obligors in the position they would have been in if the Margin had been reduced for that period.

(f)                            While an Event of Default is continuing, the Margin applicable to each Utilisation shall be the highest rate set out in the table at paragraph (a) above. For the avoidance of doubt, following waiver of that Event of Default, the Margin shall be adjusted to be the rate applicable in accordance with this Clause 12.5.

13.                         INTEREST PERIODS

13.1                   Selection of Interest Periods

(a)                          A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)                         Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Parent on behalf of a Borrower) to which that Term Loan was made not later than the Specified Time.

(c)                          If a Borrower (or the Parent) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 13.2 (Changes to Interest Periods), be three Months.

(d)                         Subject to this Clause 13, a Borrower (or the Parent) may select an Interest Period of 3 or 6 Months or any other period agreed between the Parent and the Agent (acting on the instructions of all the Lenders participating in the relevant Facility). In addition a Borrower (or the Parent on its behalf) may select an Interest Period of less than three Months (in relation to Facility A), if necessary to ensure that there are sufficient Facility A Loans (with an aggregate Base Currency Amount equal to or greater than the Facility A Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Borrowers to make the Facility A Repayment Instalment due on that date.

(e)                          Prior to determining the interest rate for an Interest Period beginning before the Syndication Date, the Agent may shorten that Interest Period to a duration of one Month (or such shorter duration as may be desirable) to ensure that the Interest Period ends on a date on which rights and obligations under this Agreement are to be novated or assigned to persons becoming Parties as a result of Syndication.

(f)                            An Interest Period for a Loan shall not extend beyond the Termination Date.

(g)                         Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(h)                         A Revolving Credit Facility Loan has one Interest Period only.

13.2                   Changes to Interest Periods

(a)                          Prior to determining the interest rate for a Facility A Loan, the Agent may shorten an Interest Period for any Facility A Loan to ensure there are sufficient Facility A Loans with an Interest Period ending on a Facility A Repayment Date for the Borrowers to make the Facility A Repayment Instalment due on that Facility A Repayment Date.

(b)                         If the Agent makes any of the changes to an Interest Period referred to in this Clause 13.2, it shall promptly notify the Parent and the Lenders.

13.3                   Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.4                   Consolidation and division of Term Loans

(a)                          Subject to paragraph (b) below, if two or more Interest Periods:

(i)                                    relate to Term Loans in the same currency made to the same Borrower; and

(ii)                                 end on the same date,

those Term Loans will, unless that Borrower (or the Parent on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan or Facility B Loan, as applicable, on the last day of the Interest Period.

(b)                         Subject to Clause 4.4 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount), if a Borrower (or the Parent on its behalf) requests in a Selection Notice that a Facility A Loan or Facility B Loan be divided into two or more Facility A Loans or Facility B Loans, as applicable, that Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Loan immediately before its division.

14.                         CHANGES TO THE CALCULATION OF INTEREST

14.1                   Absence of quotations

Subject to Clause 14.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

14.2                   Market disruption

(a)                          If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)                                    the Margin;

(ii)                                 the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling five Business Days after the Quotation Day (or, if earlier, on the date falling five Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                              the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                        In this Agreement “Market Disruption Event” means:

(i)                                    at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)                                 before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR.

14.3                   Alternative basis of interest or funding

(a)                          If a Market Disruption Event occurs and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                         Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

14.4                   Break Costs

(a)                          Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                         Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

15.                         FEES

15.1                   Commitment fee

(a)                          The Parent and/or the Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 40 per cent. per annum of the applicable Margin on that Lender’s Available Commitment for the applicable Availability Period.

(b)                         The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)                          Any change in the accrued commitment fee because of an adjustment to the Margin in accordance with Clause 12.5 (Adjustment of Margin) shall take effect on the date falling three Business Days after receipt by the Agent of a Compliance Certificate in accordance with Clause 23.2 (Compliance Certificate).

(d)                         No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

15.2                   Arrangement fees

The Parent and/or the Company shall pay to the Coordinator arrangement fees in the amount and at the times agreed in a Fee Letter.

15.3                   Agency fee

The Parent and/or the Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

15.4                   Security Agency fee

The Parent and/or the Company shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

15.5                   Issuing Bank fee

The Parent and/or the Company shall pay to the Issuing Bank (for its own account) a fees in the amount and at the times agreed in a Fee Letter.

15.6                   Ancillary Facility fees

The Parent and/or the Company or the relevant Borrower shall pay to the relevant Ancillary Lender the Ancillary Facility fee(s), including the Ancillary Facility commitment fee(s), in the amount(s) and at the times agreed in the relevant Ancillary Facility Document.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

16.                         TAX GROSS UP AND INDEMNITIES

16.1                   Definitions

“German Borrower” means a Borrower resident for tax purposes in Germany.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)                                     in respect of interest payable by a German Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)                          lending through a Facility Office in Germany;

(B)                            a Treaty Lender with respect to the Federal Republic of Germany; or

(C)                            otherwise entitled to receive interest payments from an Obligor without such Obligor being required to make (or as the case may be, being exempted from) any deduction or withholding for or on account of Tax imposed by the Federal Republic of Germany in respect of an advance under a Finance Document;

(ii)                                 in respect of interest payable by a Finnish Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)                          lending through a Facility Office in the Republic of Finland;

(B)                            a Treaty Lender with respect to the Republic of Finland; or

(C)                            otherwise entitled to receive interest payments from an Obligor without such Obligor being required to make (or as the case may be, being exempted from) any deduction or withholding for or on account of Tax imposed by the Republic of Finland in respect of an advance under a Finance Document; or

(iii)                              in respect of any other Borrower, a Lender which is beneficially entitled to interest payable to that Lender and is:

(A)                          lending through a Facility Office in the jurisdiction of incorporation of the relevant Borrower; or

(B)                            a Treaty Lender with respect to the jurisdiction of incorporation of the relevant Borrower.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 16.2 (Tax gross-up) or a payment under Clause 16.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)                                    is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)                                 does not carry on a business in the jurisdiction of incorporation of the relevant Borrower through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Germany or the jurisdiction of incorporation of the relevant Borrower which makes provision for full exemption for tax imposed by Germany or the jurisdiction of incorporation of the relevant Borrower on interest.

(b)                         Unless a contrary indication appears, in this Clause 16 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

16.2                   Tax gross-up

(a)                          Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                         The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Parent and that Obligor.

(c)                          If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                         A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Germany or the jurisdiction of incorporation of the relevant Obligor from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)                                    the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)                                 the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)                          If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                            Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)                         A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

16.3                   Tax indemnity

(a)                          The Parent shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                         Paragraph (a) above shall not apply:

(i)                                    with respect to any Tax assessed on a Finance Party:

(A)                          under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes;

(B)                            under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(C)                            under the laws of Germany pursuant to section 49 paragraph 1 no. 5 lit. c) aa) German Income Tax Code (Einkommensteuergesetz) due to the fact that a Facility is secured (directly or indirectly) by real estate located in Germany (inländische Grundstücke) or domestic rights treated as real property under German Civil Law (inländische Rechte die den Vorschriften des Bürgerlichen Rechts über Grundstücke unterliegen), if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)                                 to the extent a loss, liability or cost:

(A)                          is compensated for by an increased payment under Clause 16.2 (Tax gross-up); or

(B)                            would have been compensated for by an increased payment under Clause 16.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 16.2 (Tax gross-up) applied.

(c)                          A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.

(d)                         A Protected Party shall, on receiving a payment from an Obligor under this Clause 16.3, notify the Agent.

16.4                   Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                                 a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)                                that Finance Party has (directly or on an affiliated group basis) obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

16.5                   Lender status confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)                                 not a Qualifying Lender;

(b)                                a Qualifying Lender (other than a Treaty Lender); or

(c)                                 a Treaty Lender.

If a New Lender or Increase Lender fails to indicate its status in accordance with this Clause 16.5 then such New Lender or Increase Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Parent). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 16.5.

16.6                   Stamp taxes

The Parent shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

16.7                  Value added tax

(a)                          All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance

Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)                         If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)                                    (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)                                 (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)                          Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall also at the same time pay and reimburse or indemnify (as the case may be) such Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses for the full amount of such cost and expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)                         Any reference in this Clause 16.7 to any Party shall, at any time when such Party is treated as a member of a group or fiscal unity for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping or fiscal unity rules, respectively, provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union, e.g. in the German Value Added Tax Act (UStG)) or any other similar provision in any jurisdiction so that a reference to a Party shall be construed as a reference to that Party or the relevant group or fiscal unity of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or fiscal unity at the relevant time (as the case may be).

(e)                          In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

17.                         INCREASED COSTS

17.1                   Increased costs

(a)                          Subject to Clause 17.3 (Exceptions) the Parent shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of or compliance with Basel III.

(b)                         In this Agreement:

“Basel III” means:

(i)                                    the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)                                 the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement — Rules text” published by the Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)                              any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(c)                          In this Agreement “Increased Costs” means:

(i)                                    a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                 an additional or increased cost; or

(iii)                              a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

17.2                  Increased cost claims

(a)                          A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased costs), shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

(b)                         Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

17.3                   Exceptions

(a)                          Clause 17.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                    attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                                 compensated for by Clause 16.3 (Tax indemnity) (or would have been compensated for under Clause 16.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 16.3 (Tax indemnity) applied); or

(iii)                              compensated for by the payment of the Mandatory Cost; or

(iv)                             attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)                         In this Clause 17.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 16.1 (Definitions).

18.                         OTHER INDEMNITIES

18.1                   Currency indemnity

(a)                          If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                    making or filing a claim or proof against that Obligor;

(ii)                                 obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                         Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2                   Other indemnities

The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)                                 the occurrence of any Event of Default;

(b)                                a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing among the Finance Parties);

(c)                                 funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                                a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.

18.3                   Indemnity to the Agent

The Parent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                 investigating any event which it reasonably believes is a Default; or

(b)                                acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

19.                         MITIGATION BY THE LENDERS

19.1                   Mitigation

(a)                          Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality in relation to a Lender or the Issuing Bank), Clause 11.2 (Illegality in relation to an Ancillary Lender), Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                         Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

19.2                   Limitation of liability

(a)                          The Parent shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)                         A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

20.                         COSTS AND EXPENSES

20.1                   Transaction expenses

The Parent shall promptly on demand pay the Agent and the Coordinator the amount of all costs and expenses (including legal fees, up to the agreed cap between the Coordinator and the Parent) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and (up to the agreed cap between the Coordinator and the Parent) syndication of:

(a)                                 this Agreement and any other documents referred to in this Agreement, subject to agreed caps in respect of out of pocket expenses and legal fees; and

(b)                                any other Finance Documents executed after the date of this Agreement.

20.2                   Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 33.10 (Change of currency), the Parent shall, within three Business Days of demand, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

20.3                   Enforcement costs

The Parent shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

20.4                   Undertaking to pay

(a)                          The Parent undertakes to pay each Finance Party within three Business Days of demand an amount equal to any liability, damages, loss, cost or expense (including legal fees, costs and expenses) incurred by or awarded against that Finance Party or any of its Affiliates or any of its (or its Affiliates’) directors, officers, employees or agents (each a “Relevant Party”) arising out of, in connection with or based on any actual or potential action, claim, suit, investigation or proceeding arising out of, in connection with or based on:

(i)                                    any Finance Document;

(ii)                                 any Relevant Party financing or refinancing, or agreeing to finance or refinance the KODA Acquisition;

(iii)                              the arranging or syndication of the Facilities;

(iv)                             the use of proceeds of any Loan; or

(v)                                the use of any Letter of Credit or Bank Guarantee,

except to the extent such liability, damages, loss, cost or expense incurred or awarded results from any breach by a Finance Party of a Finance Document which is finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Relevant Party.

(b)                         The Parent undertakes to pay each Finance Party, within three Business Days of demand, an amount equal to any cost or expense (including legal fees, costs and expenses) incurred by any Relevant Party in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding arising out of, in connection with or based on any of the above, whether or not pending or threatened and whether or not any Relevant Party is a party.

(c)                          No Finance Party shall have any duty or obligation, whether as fiduciary for any Relevant Party or otherwise, to recover any payment made or required to be made under paragraph (a).

(d)                         The Parent agrees that no Relevant Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Parent or any of its Affiliates for or in connection with anything referred to in paragraph (a) above except for any such liability, damages, loss, cost or expense incurred by the Parent that results directly from any breach by that Relevant Party of any Finance Document which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Relevant Party.

(e)                          Notwithstanding paragraph (d) above, no Relevant Party shall be responsible or have any liability to the Parent or any of its Affiliates or anyone else for consequential losses or damages.

SECTION 7

GUARANTEE

21.         GUARANTEE AND INDEMNITY

21.1       Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)            guarantees to each Secured Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)           undertakes with each Secured Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)            agrees with each Secured Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Secured Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 21 if the amount claimed had been recoverable on the basis of a guarantee.

21.2       Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3       Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Secured Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation or otherwise, without limitation, then the liability of each Obligor under this Clause 21 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

21.4       Waiver of defences

The obligations of each Guarantor under this Clause 21 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Secured Party) including:

(a)            any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)                                  the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)                                  any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)                                    any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)                                 any insolvency or similar proceedings.

21.5       Guarantor intent

Without prejudice to the generality of Clause 21.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

21.6       Immediate recourse

Each Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

21.7       Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may:

(a)            refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)                                  hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 21.

21.8       Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 21:

(a)            to be indemnified by an Obligor;

(b)           to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)            to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Secured Party;

(d)           to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 21.1 (Guarantee and indemnity);

(e)            to exercise any right of set-off against any Obligor, and/or

(f)            to claim or prove as a creditor of any Obligor in competition with any Secured Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 33 (Payment mechanics).

21.9       Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Secured Party.

21.10     Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)            that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)           each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

21.11     Preservation of stated share capital of a German Guarantor

(a)         To the extent that the guarantee created under this Clause 21 (the “Guarantee”) is granted by a Guarantor incorporated in Germany as a limited liability company (GmbH) (each a “German Guarantor”) and the Guarantee of the German Guarantor guarantees amounts

(i)             which are owed by direct or indirect shareholders of the German Guarantor or Subsidiaries of such shareholders (with the exception of Subsidiaries which are also Subsidiaries of the German Guarantor); and provided that

(ii)            such amounts do not correspond to funds that have been on-lent to, or otherwise been passed on to, the relevant German Guarantor or any of its Subsidiaries and have not been repaid,

the Guarantee of the German Guarantor shall be subject to certain limitations as set out in paragraph (b). In relation to any other amounts guaranteed, the Guarantee of the German Guarantor remains unlimited.

(b)         To the extent that the demand under the Guarantee against a German Guarantor is made in respect of amounts in relation to which the conditions pursuant to paragraph (a) are fulfilled, the relevant German Guarantor’s liability shall be limited as follows:

(i)             Subject to sub-paragraphs (iii) to (viii) below, the Agent shall not be entitled to enforce the Guarantee to the extent that such enforcement has the effect of

(A)         reducing the German Guarantor’s net assets (Nettovermögen) (the “Net Assets”) to an amount less than its stated share capital (Stammkapital), or

(B)          (if its Net Assets are already lower than its stated share capital) causing such amount to be further reduced,

and thereby affects its assets which are required for the obligatory preservation of its stated share capital according to §§ 30, 31 German GmbH-Act (GmbH-Gesetz) (the “GmbH-Act”).

(ii)            The value of the Net Assets shall be determined in accordance with GAAP consistently applied by the German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss according to § 42 GmbH-Act, §§ 242, 264 HGB) in the previous years, save that

(A)         the amount of any increase of the stated share capital (Stammkapital) of the German Guarantor registered after the date of this Agreement without the prior written consent of the Agent shall be deducted from the relevant stated share capital;

(B)          loans provided to the relevant German Guarantor by a member of the Group shall be disregarded if such loans are subordinated; and

(C)          loans and other liabilities incurred in violation of the provisions of this Agreement shall be disregarded to the extent such violation is caused by wilful misconduct or gross negligence of the managing directors of the relevant Guarantor.

(iii)           The limitations set out in sub-paragraph (i) above shall only apply if and to the extent that the managing director(s) (Geschäftsführer) on behalf of the respective German Guarantor have confirmed in writing to the Agent within 15 calendar days following the Agent’s demand under the Guarantee, to what extent the demanded payment fulfils the conditions pursuant to paragraph (a) and would cause its Net Assets to fall below its stated share capital (Stammkapital) or, if the Net Assets are already less than the stated share capital (Stammkapital), would cause such amount to be further reduced (the “Management Determination”).

(iv)          If the Agent disagrees with the Management Determination, the Agent shall nevertheless be entitled to enforce the Guarantee up to such amount, which is undisputed between itself and the relevant German Guarantor in accordance with the provisions of paragraph (iii) above. In relation to the amount which is disputed, the Agent and such German Guarantor shall instruct a firm of auditors of international standing and reputation to determine within 45 calendar days (or such longer period as has been agreed between the Parent and the Agent) from the date the Agent has contested the Management Determination the value of available Net Assets (the “Auditor’s Determination”). If the Agent and the German Guarantor do not agree on the appointment of a joint auditor within 5 Business Days from the date the Agent has disputed the Management Determination, the Agent shall be entitled to appoint auditors of international standing and reputation. The amount determined as available in the Auditor’s Determination shall be (except for manifest error) binding for all Parties. The costs of the Auditor’s Determination shall be borne by the Parent and shall be taken into account in the calculation of Net Assets.

(v)           If, and to the extent that, the Guarantee has been enforced without regard to the limitation set forth in sub-paragraph (i) because (A) the Management Determination was not delivered within the relevant time frame or (B) the amount of the available Net Assets pursuant to the Auditor’s Determination is lower than the amount stated in the Management Determination, the Finance Parties shall upon written demand of the relevant German Guarantor to the Agent (on behalf of the Finance Parties) repay any amount (if and to the extent already paid to the Finance Parties) in the case of (A) above, which is necessary to maintain such German Guarantor’s stated share capital (Stammkapital), and in the case of (B) above up to and including the amount calculated in the Auditor’s Determination calculated as of the date the demand under the Guarantee was made and in accordance with sub-paragraphs (i) and (ii) above, provided such demand for repayment is made to the Agent within 6 months (Ausschlussfrist) from the date the Guarantee has been enforced.

If pursuant to the Auditor’s Determination the amount of the available Net Assets is higher than set out in the Management Determination the relevant German Guarantor shall pay such amount to the Finance Parties within 5 Business Days after receipt of the Auditor’s Determination.

(vi)          If the German Guarantor intends to demonstrate that the enforcement of the Guarantee has led to one of the effects referred to in sub-paragraph (i) above, then the German Guarantor shall realise at market value any and all of its assets that are shown in its balance sheet with a book value (Buchwert) which are (in the reasonable opinion of the Agent) significantly lower than their market value and to the extent that such assets are not necessary for the relevant German Guarantor’s business (nicht betriebsnotwendig), to the extent necessary to satisfy the amounts demanded under this paragraph Guarantee.

(vii)         The limitation set out in sub-paragraph (i) does not affect the right of the Finance Parties to claim again any outstanding amount at a later point in time if and to the extent that paragraph (i) would allow this at that later point.

(viii)        If the German Guarantor demonstrates that, at the time of enforcement, it is obliged to file for the commencement of insolvency proceedings for reason of over-indebtedness (Überschuldung), then for the determination of its Net Assets the lower of the amount of net assets shown by a regular balance sheet (Handelsbilanz) and by a balance sheet showing an over-indebtedness (Überschuldungsstatus) shall be relevant. In the assessment of the Guarantor’s assets for the balance sheet showing an over-indebtedness, however, the continuation of the enterprise shall not be taken as a basis if according to the circumstances such continuation is not deemed highly likely (negative Fortführungsprognose). Sub-paragraphs (iii) to (vii) above shall apply mutatis mutandis in relation to the German Guarantor invoking its over-indebtedness (Überschuldung).

(c)         This Clause 21.11 shall apply mutatis mutandis if the Guarantee is granted by a Guarantor incorporated as a limited liability partnership (GmbH & Co. KG) in relation to the limited liability company as general partner (Komplementär) of such Guarantor.

21.12     Limitation applicable to Finnish Guarantors

No obligations of any Guarantor incorporated in the Republic of Finland under this Clause 21 shall extend to guarantee the obligations of any Borrower to the extent, and only to the extent, it would constitute (i) unlawful distribution of assets within the meaning of Chapter 13, Section 1 of the Finnish Companies Act (osakeyhtiölaki 624/2006, as amended or re-enacted from time to time), or (ii) unlawful financial assistance within the meaning of Chapter 13, Section 10 of the Finnish Companies Act.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

22.         REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 22 to each Finance Party on the date of this Agreement.

22.1       Status

(a)         It is a corporation or limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)         It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

22.2       Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable, subject to the Legal Reservations and the Perfection Requirements.

22.3       Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)            any law or regulation applicable to it;

(b)           its or any of its Subsidiaries’ constitutional documents; or

(c)            any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets to an extent which has or is reasonably likely to have a Material Adverse Effect, nor (except as provided in any Security Document) result in the existence of, or oblige it to create, any Security over any of its assets which are expressed to be the subject of any Security Document.

22.4       Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

22.5       Validity and admissibility in evidence

All Authorisations required:

(a)            to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)           to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)            subject to the Perfection Requirements, to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect no later than the date of first Utilisation of any Facility.

22.6       Governing law and enforcement

(a)         Subject to the Legal Reservations, the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)         Subject to the Legal Reservations, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

22.7       Deduction of Tax

At the date of this Agreement, it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

22.8       No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

22.9       No default

(a)         No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)         No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

22.10     Information Memorandum

(a)         Any factual information provided by or on behalf of any member of the Group for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)         The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)         Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

22.11     Financial statements

(a)         Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)         Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Parent) as at the end of and for the relevant Financial Year.

(c)         There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Parent) since the date to which its Original Financial Statements were drawn up.

22.12     Pari passu ranking

Without limiting Clause 22.17 (Security) below, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.13     No proceedings pending or threatened

(a)         No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

(b)         Paragraph (a) shall not apply to any litigation, arbitration or administrative proceedings which are vexatious or frivolous.

22.14     Environmental laws and licences

It and each of its Subsidiaries has:

(a)         complied with all Environmental Laws to which it may be subject;

(b)         obtained all Environmental Licences required in connection with its business; and

(c)         complied with the terms of those Environmental Licences,

in each case where failure to do so has, or is reasonably likely to have a Material Adverse Effect.

22.15     Environmental releases

No:

(a)            property currently or previously owned, leased, occupied or controlled by it or any of its Subsidiaries (including any offsite waste management or disposal location utilised by it or any of its Subsidiaries) is contaminated with any Hazardous Substance; and

(b)                                  discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property,

in each case in circumstances where this has or is reasonably likely to have a Material Adverse Effect.

22.16     Solvency

No:

(a)            corporate action, legal proceeding or other procedure or step described in Clause 26.7 (Insolvency proceedings); or

(b)           creditors’ process described in Clause 26.8 (Creditors’ process),

has been started in respect of it or any of its Subsidiaries.

22.17     Security

(a)         Subject to any applicable Perfection Requirements, each Security Document creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Secured Parties, the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have.

(b)         The constitutional documents of any member of the Group do not restrict or inhibit in any manner any transfer of any shares of any member of the Group which are expressed to be subject to any Security under any Security Document.

22.18     Legal and beneficial ownership

(a)         It and each of its Subsidiaries is the absolute legal and beneficial owner of all the assets over which it purports to create Security pursuant to any Security Document, free from any Security other than Permitted Security.

(b)         Paragraph (a) shall not apply to any assets which are subject to the German Transfer Agreement and are not owned by the Company.

22.19               Assets

It and each of its Subsidiaries has good and marketable title to, or valid leases or licences of, or is otherwise entitled to use (in each case, on arm’s length terms), all material assets necessary for the conduct of its business as it is being, and is proposed to be, conducted.

22.20               Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

22.21               Pensions

(a)         No member of the Group has any material liability in respect of any pension scheme and there are no circumstances which would give rise to such a liability other than as disclosed in the Information Memorandum or otherwise to the Agent prior to the date of this Agreement.

(b)         Each member of the Group is in compliance in all material respects with all applicable material laws and material contracts relating to and the governing provisions of the pension schemes maintained by or for the benefit of any member of the Group and/or any of its employees.

22.22               Insurances

(a)         The insurances required by Clause 25.7 (Insurance) are in full force and effect as required by this Agreement.

(b)         No event or circumstance has occurred, and there has been no failure to disclose a fact, which would entitle any insurer to reduce or avoid its liability under any such insurance where such event, circumstance or failure would reasonably be expected to have a Material Adverse Effect.

22.23               KODA Acquisition Documents

(a)         On and from the date of the KODA SPA and the KODA Closing Date, the KODA Acquisition Documents:

(i)             contain all the terms of the arrangements between the Group and the KODA Vendor in relation to the KODA Acquisition;

(ii)            are in full force and effect; and

(iii)           have not been amended from the form in which they were delivered to the Agent in accordance with this Agreement or waived (in whole or in part) and no consent has been given thereunder, save for any which are minor or technical, have been approved in writing by the Agent, or are not materially adverse to the interest of the Finance Parties under the Finance Documents.

(b)         Neither it nor any of its Subsidiaries is in, or aware of any, material breach of or material default under any KODA Acquisition Document.

22.24               Repetition

(a)         The Repeating Representations (and, in the case of paragraph (ii) below, the representations set out in Clauses 22.5 (Validity and admissibility in evidence), 22.7 (Deduction of Tax) and 22.8 (No filing or stamp taxes)) are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(i)             the date of each Utilisation Request and the first day of each Interest Period; and

(ii)            in the case of an Additional Obligor, the day on which the company becomes (and on which it is proposed that the company becomes) an Additional Obligor.

(b)         The representations and warranties set out in Clause 22.10 (Information Memorandum) are deemed to be made by each Obligor on the date on which the Information Memorandum is approved by the Parent and on the Syndication Date subject to, in each case, any disclosures made by the Parent prior thereto.

(c)         The representations and warranties set out in Clause 22.23 (KODA Acquisition Documents) are deemed to be given by each Obligor on the date of the KODA SPA and on the KODA Closing Date, if it occurs after the date of this Agreement.

23.         INFORMATION UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1       Financial statements

The Parent shall supply to the Agent in sufficient copies for all the Lenders:

(a)            as soon as the same become available, but in any event within 180 days after the end of each of its Financial Years and beginning with the Financial Year ending 31 December 2012:

(i)           its audited consolidated financial statements for that Financial Year; and

(ii)          the audited financial statements of each Obligor for that Financial Year; and

(b)                                  as soon as the same become available, but in any event within 45 days after the end of each Financial Quarter and beginning with the Financial Quarter ending on 30 June 2012:

(i)           its unaudited consolidated financial statements for that Financial Quarter; and

(ii)          the unaudited financial statements of each Obligor for that Financial Quarter.

23.2       Compliance Certificate

(a)         The Parent shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 23.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 24.1 (Financial condition) as at the date as at which those financial statements were drawn up, and confirming that no Default is continuing (or if a Default is continuing, specify the Default and the steps being taken to remedy it).

(b)         If required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 23.1 (Financial statements), the Compliance Certificate shall also:

(i)             set out (in reasonable detail) the computation of Excess Cashflow and Retained Cash for that Financial Year; and

(ii)            set out the Material Subsidiaries and (in reasonable detail) computations for the determination of which members of the Group are Material Subsidiaries.

(c)         Each Compliance Certificate shall be signed by two directors of the Parent and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 23.1 (Financial statements), shall be reported on by the Parent’s auditors in the form reasonably required by the Agent (acting on the instructions of the Majority Lenders).

23.3       Requirements as to financial statements

(a)         Each set of financial statements delivered by the Parent pursuant to Clause 23.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition as at the end of and for the period in relation to which those financial statements were drawn up.

(b)         The Parent shall procure that each set of financial statements delivered pursuant to Clause 23.1 (Financial statements) is prepared using the Applicable Accounting Principles, unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP or the relevant accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)             a description of any change necessary for the relevant financial statements to reflect the Applicable Accounting Principles; and

(ii)            sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 24 (Financial covenants) has been complied with, to determine any other relevant matter set out in this Agreement and/or to make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the Applicable Accounting Principles.

(c)         If the Parent notifies the Agent of a change in accordance with paragraph (b) above, the Parent and the Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

23.4       Information: miscellaneous

The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)            all documents dispatched by the Parent to its creditors generally at the same time as they are dispatched;

(b)           promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, reasonably be expected to have a Material Adverse Effect (other than any litigation, arbitration or administrative proceedings which are vexatious or frivolous); and

(c)            promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

23.5       Notification of default

(a)         Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)         Promptly upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.6       “Know your customer” checks

(a)         If:

(i)                                    the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                                 any change in the status of an Obligor after the date of this Agreement; or

(iii)                              a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)         Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)         The Parent shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 28 (Changes to the Obligors).

(d)         Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

24.         FINANCIAL COVENANTS

24.1       Financial condition

The Parent shall ensure that:

(a)            the ratio of Net Debt on each Quarter Date in each period set out in the table below to EBITDA for the Relevant Period ending on that Quarter Date will not exceed the ratio set out in the relevant column in the table below opposite that period;

(b)           the ratio of EBITDA to Net Interest Expenses for each Relevant Period ending on a Quarter Date in each period set out in the table below will not be less than the ratio set out in the relevant column in the table below opposite that period; and

(c)            for so long as the Qualifying IPO Conditions are not satisfied, the ratio of Cashflow to Debt Service for each Relevant Period ending on a Quarter Date in each period set out in the table below will not be less than the ratio set out in the relevant column in the table below opposite that period.

Relevant Period expiring	Net Debt: EBITDA	EBITDA: Net Interest Expenses	Cashflow: Debt Service
30 June 2012	2.70:1.00	n/a	n/a
30 September 2012	2.70:1.00	n/a	n/a

Relevant Period expiring	Net Debt: EBITDA	EBITDA: Net Interest Expenses	Cashflow: Debt Service
31 December 2012	2.70:1.00	5.00:1.00	1.00:1.00
31 March 2013	2.50:1.00	5.00:1.00	1.00:1.00
30 June 2013	2.50:1.00	5.00:1.00	1.00:1.00
30 September 2013	2.25:1.00	5.00:1.00	1.00:1.00
31 December 2013	2.25:1.00	5.00:1.00	1.00:1.00
Thereafter	2.00:1.00	5.00:1.00	1.00:1.00

24.2       Definitions

In this Clause 24.2:

“Capital Expenditure” means any expenditure or obligation (other than expenditure or obligations in respect of Permitted Acquisitions and Permitted Joint Ventures) in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

“Cashflow” means, in respect of any Relevant Period (the “Current Relevant Period”), EBITDA for that Relevant Period after:

(a)            adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Relevant Period;

(b)           adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any Exceptional Items not already taken account of in calculating EBITDA for any Relevant Period (other than, in the case of cash receipts, Net Sale Proceeds, Insurance Proceeds, Acquisition Proceeds or Listing Proceeds applied in prepayment of the Facilities);

(c)            adding the amount of any cash receipts during that Relevant Period in respect of any Tax rebates or credits and deducting the amount paid in respect of Taxes during that Relevant Period by any member of the Group;

(d)           adding (to the extent not already taken into account in determining EBITDA) the amount of any dividends or other profit distributions received in cash by any member of the Group during that Relevant Period from any entity which is itself not a member of the Group and deducting (to the extent not already deducted in determining EBITDA) the amount of any dividends paid in cash during the Relevant Period to minority shareholders in members of the Group;

(e)            adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing EBITDA;

(f)            deducting the amount of any Capital Expenditure actually made (or due to be made) during that Relevant Period by any member of the Group and the aggregate of any cash consideration paid for, or the cash cost of, any Permitted Acquisitions and Permitted Joint Ventures except (in the case) to the extent funded from;

(i)           Cashflow in the Relevant Period ending immediately prior to the first day of the Current Relevant Period (the “Previous Relevant Period”) less Debt Service for the Previous Relevant Period;

(ii)          Net Sale Proceeds, Insurance Proceeds, Acquisition Proceeds or Listing Proceeds permitted to be retained for this purpose;

(iii)         Retained Cash (as permitted by the Finance Documents); or

(iv)         New Equity or Shareholder Loans and received from a person which is not a member of the Group; and

(g)           deducting the amount of any cash costs of Pension Items during that Relevant Period to the extent not taken into account in establishing EBITDA, except to the extent funded from the proceeds of a Term Loan Utilisation, and so that no amount shall be added (or deducted) more than once.

“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) maturing within twelve months from the date of computation but excluding amounts in respect of:

(a)            receivables in relation to Tax;

(b)           Exceptional Items and other non-operating items;

(c)            insurance claims; and

(d)           any interest owing to any member of the Group.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group falling due within twelve months from the date of computation but excluding amounts in respect of:

(a)            liabilities for Debt, other Financial Indebtedness or pensions and Interest Expenses;

(b)           liabilities for Tax;

(c)            Exceptional Items and other non-operating items; and

(d)           insurance claims.

“Debt” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment (to the extent the relevant member of the Group has taken action that will result in such premium being required to be paid) or redemption) of Financial Indebtedness of members of the Group but excluding:

(a)            any indebtedness referred to in paragraphs (f), (g) or (i) of the definition of Financial Indebtedness (provided that, in relation to paragraphs (f) and (i) of such definition, only to the extent such indebtedness is not classified as borrowings under IFRS);

(b)                                  any guarantee in respect of Financial Indebtedness to the extent such guarantee is not classified as a borrowing under IFRS; and

(c)            any Financial Indebtedness subordinated to the Facilities under the Intercreditor Agreement or otherwise on terms acceptable to the Majority Lenders (acting reasonably) including, without limitation, any subordinated shareholder loans.

“Debt Service” means, in respect of any Relevant Period, the aggregate of:

(a)            Interest Expenses for that Relevant Period;

(b)           the aggregate of all scheduled repayments of Debt (other than, for the avoidance of doubt, prepayments of Debt due to any mandatory prepayment event, any voluntary prepayment, or voluntary repayment or prepayment of any Shareholder Loan) falling due during that Relevant Period  but excluding:

(i)           any amounts falling due under any overdraft or revolving facility (including, without limitation, the Revolving Credit Facility and any Ancillary Facility) and which were available for simultaneous redrawing according to the terms of that facility (regardless of any intermittent drawstop event, including, without limitation, pursuant to Clause 4.2 (Further conditions precedent));

(ii)          any such obligations owed to any member of the Group; and

(iii)         any prepayment of Debt existing on the date of this Agreement which is required to be repaid under the terms of this Agreement (including, for the avoidance of doubt, any repayment or prepayment of Debt under the Existing Facility Agreement, unless funded from the proceeds of a Utilisation as permitted under this Agreement); and

(c)            the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by any member of the Group,

and so that no amount shall be included more than once.

“EBITDA” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation (excluding the results from discontinued operations):

(a)            before deducting any Net Interest Expenses and other finance charges in respect of Financial Indebtedness;

(b)           not including any accrued interest owing to any member of the Group;

(c)            before taking into account any Exceptional Items;

(d)           before deducting any Refinancing Costs or Listing Costs;

(e)            after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(f)            plus or minus the Group’s share of the profits or losses (after finance costs and tax) of Non-Group Entities (after deducting the amount of any profit of any Non-Group Entity to the extent that the amount of the profit included in the financial statements of the Group exceeds the amount actually received in cash by members of the Group through distributions by the Non-Group Entity);

(g)           before taking into account any unrealised gains or losses on any derivative instrument;

(h)           before taking into account any gain or loss on the disposal or revaluation of assets (other than in the ordinary course of trading);

(i)             before taking into account any Pension Items;

(j)             after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that Relevant Period); and

(k)            after adding back, to the extent deducted, any non-recurring fees, expenses or charges paid in relation to (A) any restructuring, provided that it has a future identifiable benefit for the operation of the Group (as approved by the Agent in consultation with the Lenders) and the amount added back does not exceed €10,000,000 (or its equivalent in another currency or currencies) in any Financial Year of the Parent or €25,000,000 (or its equivalent in another currency or currencies) from the date of this Agreement; and (B) any Permitted Acquisition or Permitted Joint Venture,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items (including without limitation any stand-alone costs, consulting fees, professional advisory fees and costs, costs associated with an integration of any business or company acquired after the date of this Agreement or costs associated with discontinued businesses and start-up losses attributable to any business or company acquired after the date of this Agreement).

“Excess Cashflow” means, for any Financial Year of the Parent, Cashflow for that Financial Year, less:

(a)            Debt Service for that Financial Year;

(b)           prepayments of any Term Loans in that Financial Year under Clause 11.16 (Voluntary prepayment of Term Loans), Clause 11.17 (Voluntary prepayment of Revolving Credit Facility Utilisations), Clause 11.18 (Right of replacement or repayment and cancellation in relation to a single Lender, Ancillary Lender or Issuing Bank) or, to the extent the respective proceeds are included in Cashflow for that Financial Year, under Clause 11.6 (Application of Net Sale Proceeds prepayment), Clause 11.8 (Application of Insurance Proceeds prepayment) or Clause 11.10 (Application of Acquisition Proceeds prepayment);

(c)            for the avoidance of doubt, proceeds from New Equity or Shareholder Loans to the extent included in Cashflow; and

(d)           €5,000,000.

“Financial Year” means the annual accounting period of the Group.

“Interest Expenses” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, premiums or charges and other finance payments in respect of Debt (including, for the avoidance of doubt, any Financial Indebtedness subordinated to the Facilities) whether paid or payable (unless capitalised) by any member of the Group (calculated on a consolidated basis) in respect of that Relevant Period:

(a)            including the interest (but not the capital) element of payments in respect of Finance Leases;

(b)           including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;

(c)            excluding any Refinancing Costs; and

(d)           taking no account of any unrealised gains or losses on any derivative instruments,

and so that no amount shall be added (or deducted) more than once.

“Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Debt at that time but:

(a)                                  excluding any such obligations to any other member of the Group;

(b)                                 including, in the case of Finance Leases only, their capitalised value; and

(c)                                  deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time,

and so that no amount shall be included or excluded more than once.

“Net Interest Expenses” means, for any Relevant Period, the Interest Expenses for that Relevant Period after deducting any interest or any other financial income payable in that Relevant Period to any member of the Group on any Cash or Cash Equivalent Investment.

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest.

“Pension Items” means any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme.

“Retained Cash” means the aggregate of:

(a)            the Excess Cashflow that the Parent is not required to prepay under Clause 11.9 (Mandatory Prepayment — Excess Cashflow) in relation to each Financial Year of the Parent;

(b)           any Listing Proceeds that the Parent is not required to prepay under paragraph (b) of Clause 11.3 (Change of Control, Listing and Sale); and

(c)            the net amount received by the Parent in respect of any Shareholder Loan,

in each case that have not been applied:

(i)           in satisfaction of the purchase price of a Permitted Acquisition; or

(ii)          in or towards a Permitted Joint Venture.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

24.3       Financial covenant calculations

(a)         Capital Expenditure, Cashflow, Current Assets, Current Liabilities, Debt, Debt Service, EBITDA, Exceptional Items, Excess Cashflow, Interest Expenses, Net Interest Expenses, Net Debt and Working Capital shall be calculated and interpreted on a consolidated basis in accordance with the Applicable Accounting Principles, unless expressly provided to the contrary, and shall be expressed in euro.

(b)         Capital Expenditure, Cashflow, EBITDA, Interest Expenses, Net Interest Expenses, Net Debt and Working Capital shall be determined (except as needed to reflect the terms of this Clause 24) from the financial statements of the Group and Compliance Certificates delivered under Clause 23.1 (Financial statements), and Clause 23.2 (Compliance Certificate).

(c)         For the purpose of this Clause 24, an amount outstanding or repayable on a particular day in a currency other than euro shall on that day be taken into account in its euro equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the Applicable Accounting Principles.

(d)         For the purpose of this Clause 24, no item shall be included or excluded more than once in any calculation.

(e)         To the extent that any period prior to the date of first Utilisation of any Facility is included in any Relevant Period in Clause 24.1 (Financial condition):

(i)             Net Interest Expenses for the period from the beginning of the Relevant Period until the date of first Utilisation of any Facility shall be calculated on a pro forma basis on the basis of the actual Net Interest Expenses from the date of first Utilisation of any Facility until the end of the Relevant Period; and

(ii)            EBITDA for the period from the beginning of the Relevant Period until the date of first Utilisation of any Facility shall be the actual earnings before interest, tax, depreciation and amortisation calculated using the same principles set out in this Clause 24 for the calculation of EBITDA.

(f)          For the purposes of calculating the ratio of Cashflow to Debt Service for the Relevant Period ending on the Quarter Date of 31 December 2012, the Relevant Period shall be deemed to begin on 1 April 2012.

(g)         The Parent shall provide the Agent with the financial information and pro forma computations necessary to calculate these items.

(h)         If any Permitted Acquisition occurs during a Relevant Period in relation to a business or company and the underlying business or company is not subsequently disposed of during that Relevant Period (an “Acquired Entity”):

(i)             the Acquired Entity’s earnings before interest, tax, depreciation and amortisation and cashflow (calculated using the principles set out in this Clause 24 for the calculation of EBITDA and Cashflow, respectively) in respect of the part of the Relevant Period before its acquisition; and/or

(ii)            an adjustment in respect of each Acquired Entity acquired during such period equal to the amount of the Pro Forma Adjustment for such period consequent on the acquisition of such Acquired Entity, shall be included in determining EBITDA and Cashflow for that Relevant Period.

For the purpose of this paragraph (g) and paragraph (h) below, “Pro Forma Adjustment” shall mean, for any Relevant Period that includes any of the four Financial Quarters first following the acquisition of or investment in an Acquired Entity or the sale, transfer or other disposal of an Sold Entity or Business, with respect to EBITDA and Cashflow, the pro forma adjustment in such EBITDA and Cashflow projected by the Parent after taking into account the full amount of all savings and other cost synergies which the Parent (acting reasonably and as confirmed in writing by an officer of the Parent) believes can be obtained in the 12 Month period following such transaction by combining the operations of such Acquired Entity with the operations of the Group or, as the case may be, as a consequence of the sale, transfer or other disposal of such Sold Entity or Business, provided that any such pro forma adjustment to EBITDA and Cashflow shall be without duplication for savings or other cost synergies actually realised during such period and already included in such EBITDA and Cashflow.

(i)          If any Permitted Disposal occurs during a Relevant Period in relation to a business or company (a “Sold Entity”):

(i)             the Sold Entity’s earnings before interest, tax, depreciation and amortisation and cashflow (calculated using the principles set out in this Clause 24 for the calculation of EBITDA and Cashflow, respectively) in respect of the part of the Relevant Period before its disposal;

(ii)            an adjustment in respect of each Sold Entity or Business sold, transferred or otherwise disposed of during such period equal to the amount of the Pro Forma Adjustment for such period consequent on the sale, transfer or other disposal of such Sold Entity or Business; and/or

(iii)           any non-recurring costs and other expenses arising directly or indirectly as a consequence of the sale or disposal of such Sold Entity or Business,

shall each be excluded in determining EBITDA and Cashflow for that Relevant Period.

(j)          Net Interest Expenses and Debt Service shall be adjusted to reflect the assumption of debt relating to any Acquired Entity or repayment of debt by any member of the Group relating to any Sold Entity.

(k)         Notwithstanding any other provision of this Agreement, the Parent shall supply the Agent a reconciliation between any financial information in relation to the Group provided under a Finance Document to the extent any such financial information is not reported in accordance with GAAP.

25.         GENERAL UNDERTAKINGS

Subject to Clause 25.24 (Qualifying IPO Conditions), the undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

25.1       Authorisations

(a)         Each Obligor shall promptly:

(i)             obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)            on request by the Agent, supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure, subject to the Legal Reservations, the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

25.2       Compliance with laws

Each Obligor shall comply in all respects with all laws to which it is subject, if failure so to comply would be reasonably expected to have a Material Adverse Effect.

25.3       Negative pledge

(a)         No Obligor shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security or Quasi Security over any of its assets.

(b)         Paragraph (a) does not apply to any Security or Quasi Security which is a Permitted Security.

25.4       Disposals

(a)         No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)         Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal or a Permitted Transaction.

25.5       Merger

No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction without the prior written consent of the Majority Lenders other than a Permitted Transaction.

25.6       Change of business

The Parent shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement.

25.7       Insurance

Each Obligor shall (and the Parent shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

25.8       Environmental undertakings

Each Obligor shall (and the Parent shall ensure that each other member of the Group will):

(a)            comply with all Environmental Laws to which it is subject;

(b)           obtain all Environmental Licences required in connection with its business; and

(c)            comply with the terms of all those Environmental Licences,

in each case where failure to do has or is reasonably likely to have a Material Adverse Effect.

25.9       Environmental claims

Each Obligor shall (and the Parent shall ensure that each other member of the Group will) promptly notify the Agent of any claim, notice or other communication received by it in respect of any actual or alleged breach of or liability under Environmental Law which, if substantiated, has or is reasonably likely to have a Material Adverse Effect.

25.10     Assets

Each Obligor shall (and the Parent shall ensure that each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all its assets necessary for the conduct of its business as conducted from time to time.

25.11             Pari passu

Each Obligor shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

25.12    Loans or credit

(a)         No Obligor shall (and the Parent shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)         Paragraph (a) above does not apply to a Permitted Loan or a Permitted Transaction.

25.13    Guarantees

(a)         No Obligor shall (and the Parent shall ensure that no other member of the Group will) issue or allow to remain outstanding any guarantee in respect of any liability or obligation of any person.

(b)         Paragraph (a) above does not apply to a Permitted Guarantee.

25.14    Financial Indebtedness

(a)         No Obligor shall (and the Parent shall ensure that no other member of the Group will) incur (or agree to incur) or allow to remain outstanding any Financial Indebtedness.

(b)         Paragraph (a) above does not apply to Financial Indebtedness that is Permitted Financial Indebtedness or a Permitted Transaction.

25.15     Restricted payments

(a)         The Parent shall not:

(i)             declare, pay or make any dividend or other payment or distribution of any kind on or in respect of any of its shares;

(ii)            reduce, return, purchase, repay, cancel or redeem any of its shares; or

(iii)           after the first Utilisation Date in respect of any Term Facility:

(A)         repay or prepay any principal amount (or capitalised interest) outstanding under any Shareholder Loan;

(B)          pay any interest or any other amounts payable in connection with any Shareholder Loan; or

(C)          purchase, redeem, defease or discharge, exchange or enter into any sub-participation arrangements in respect of any amount outstanding with respect to any Shareholder Loan.

(b)         Paragraphs (a)(i) and (a)(iii) above do not apply to any dividend, other payment, or distribution of any kind, in respect of any of the Parent’s shares or any Shareholder Loan:

(i)             made on or after the date of this Agreement during the Financial Year ending 31 December 2012, provided that the Parent confirms in form and substance satisfactory to the Agent (acting reasonably) that:

(A)         where the first Compliance Certificate has been delivered to the Agent in accordance with Clause 23.2 (Compliance Certificate), the Parent is in compliance with the requirements of Clause 24.1 (Financial condition) in respect of the most recently ended Relevant Period, as demonstrated by the Compliance Certificate delivered to the Agent in accordance with Clause 23.2 (Compliance Certificate) and would be in compliance with those requirements on a pro forma basis following the making of the proposed dividend, other payment, or distribution;

(B)          where the first Compliance Certificate is not yet required to be delivered to the Agent in accordance with Clause 23.2 (Compliance Certificate), the ratio  of the Group’s net debt (calculated on the same basis as Net Debt) to earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) is not more than 2.70:1.00, as at the date of the proposed dividend, other payment, or distribution, taking into account the proposed dividend, other payment, or distribution, and taking into account:

1.            all Utilisations made prior to the date of the proposed dividend, payment or distribution; and

2.            the KODA Acquisition, if the KODA Acquisition had occurred prior to or on the date of the proposed dividend, other payment or distribution;

(C)          provided that the Obligors would have cash and Available Commitment under the Revolving Credit Facility available to it in the aggregate of at least €25,000,000

(or its equivalent in another currency or currencies) following the making of the proposed dividend or other payment or distribution;

(D)         provided that no Default is continuing or would result from the proposed dividend or other payment or distribution; and

(E)          in an aggregate amount not exceeding €190,000,000 (or its equivalent in another currency or currencies) (the “Dividend Cap”), provided that if the KODA SPA has been entered into, the Dividend Cap will be less the amount of the purchase price payable under the KODA SPA (for the avoidance of doubt, including any VAT payable), to the extent such purchase price was not, or will not be, funded from the proceeds of any Shareholder Loan; or

(ii)            made during the Financial Year ending 31 December 2013 and thereafter:

(A)         where the Parent is in full compliance with Clause 24.1 (Financial condition) in respect of the most recently ended Relevant Period, as demonstrated by the Compliance Certificate delivered to the Agent in accordance with Clause 23.2 (Compliance Certificate);

(B)          that is funded from Retained Cash; and

(C)          provided that no Default is continuing or would result from the proposed dividend or other payment or distribution.

25.16    Acquisitions

(a)         No Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)             acquire any share in, or any security issued by, any person, or any interest therein (or agree to do any of the foregoing); or

(ii)            acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person (or agree to do any of the foregoing).

(b)         Paragraph (a) above does not apply to any acquisition or investment which is a Permitted Acquisition or a Permitted Transaction.

25.17    Arm’s length terms

(a)         No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any contract or arrangement with or for the benefit of any other person which is not a member of the Group (including any disposal to that person) other than in the ordinary course of business and on arm’s length terms or better.

(b)         Paragraph (a) above does not apply to:

(i)             a Permitted Transaction; or

(ii)            Refinancing Costs.

(c)         The Parent shall ensure that no member of the Group which is not an Obligor shall enter into any contract or arrangement regarding a sale, lease, transfer or other disposal or a loan, credit or other arrangement having a similar effect with or for the benefit of any Obligor on terms less advantageous to that Obligor than arm’s length terms.

25.18    Hedging

(a)         The Parent shall ensure that the hedging required by the Hedging Letter is effected within 90 days after the date of first utilisation of any Facility (and is maintained in effect) in accordance with the terms of the Hedging Letter.

(b)         The Parent shall (and the Parent shall ensure that any other member of the Group will) only enter into any Hedging Document if, at or before the time that any member of the Group enters into any Hedging Document with a Hedging Bank, it has acceded as a Hedging Bank to the Intercreditor Agreement.

(c)         The Parent shall ensure that each member of the Group grants to the Security Agent for the benefit of the Secured Parties a first ranking assignment, in form and substance satisfactory to the Security Agent, of all its rights and benefits (including any moneys payable to it) under each Hedging Document to which it is a party, as soon as reasonably practicable after it enters into the relevant Hedging Document.

(d)         No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter (or agree to enter) into any derivative transaction.

(e)         Paragraph (d) above does not apply to any derivative transaction which is a Permitted Hedging Transaction.

25.19    Pensions

The Parent shall ensure that all pension schemes maintained or operated by, or for the benefit of, any member of the Group and/or any of its employees:

(a)            are maintained and operated in all material respects in accordance with all applicable laws and contracts and their governing provisions; and

(b)           are funded substantially in accordance with the governing provisions of the scheme with any funding shortfall advised by actuaries of recognised standing being rectified in accordance with those governing provisions.

25.20    Taxes

(a)         Each Obligor shall (and the Parent shall ensure that each other member of the Group will) pay all material Taxes required to be paid by it within the time period allowed for payment without incurring any material penalties for non-payment.

(b)         Paragraph (a) above does not apply to any Taxes:

(i)             being contested by the relevant member of the Group in good faith and in accordance with the relevant procedures;

(ii)            for which adequate reserves are being maintained in accordance with, and to the extent required by, GAAP; and

(iii)           where payment can be lawfully withheld and will not result in the imposition of any penalty nor in any Security ranking in priority to the claims of any Finance Party under any Finance Document or to any Security created under any Security Document.

(c)         No member of the Group may change its residence for Tax purposes.

25.21    Joint Ventures

(a)         No Obligor shall (and the Parent shall ensure that no member of the Group will):

(i)             invest in or acquire (or agree to invest in or acquire) any share in, or any security issued by, any Joint Venture or any interest therein; or

(ii)            transfer any assets, or lend, to or give a guarantee, Security or Quasi Security for, or otherwise underwrite, the obligations of, or incur any other liability (whether actual or contingent and whether present or future) in respect of, a Joint Venture (or agree to do any of the foregoing).

(b)         Paragraph (a) above does not apply to any acquisition of or investment in, or transfer or loan to, or guarantee, Security or Quasi Security for the obligations of, or any other liability in respect of a Permitted Joint Venture.

25.22     Guarantees and Security

(a)         The Parent shall within 30 days of a member of the Group becoming a Material Subsidiary, ensure that the relevant member of the Group becomes an Additional Guarantor in accordance with Clause 28 (Changes to the Obligors).

(b)         The Parent need only perform its obligations under paragraph (a) above if it is not unlawful for the relevant person to become a Guarantor and that person becoming a Guarantor would not result in personal liability for that person’s directors or other management. Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Agent may (but shall not be obliged to) agree to such a limit if, in its opinion, to do so would avoid the relevant unlawfulness or personal liability.

(c)         Each Obligor shall (and the Parent shall ensure that each other member of the Group will), at its own expense, promptly take all such action as the Agent or the Security Agent may require:

(i)             for the purpose of perfecting or protecting any of the Secured Parties’ rights under, and preserving the Security intended to be created or evidenced by, any of the Finance Documents; and

(ii)            for the purpose of facilitating the realisation of any of that Security,

including the execution of any transfer, conveyance, assignment or assurance of any asset and the giving of any notice, order or direction and the making of any registration which the Agent or the Security Agent may reasonably require.

(d)         The Parent shall ensure that at all times:

(i)             the aggregate of the unconsolidated net assets (excluding any intragroup loans) of the Guarantors (without double counting and excluding any interests in any Subsidiaries which are Guarantors) exceeds 85 per cent. of the consolidated net assets of the Group; and

(ii)            the aggregate of the unconsolidated revenues and EBITDA of the Guarantors (without double counting and excluding any dividends or other distributions from Subsidiaries which are Guarantors) exceeds 85 per cent. of the consolidated revenues and EBITDA of the Group,

in each case calculated by reference to the then most recent annual audited financial statements of each Guarantor and the then most recent annual audited consolidated financial statements of the Group.

(e)         The Parent shall, to the extent possible under any applicable law, ensure that all material assets (in the opinion of the Agent, acting reasonably) held by any member of the Group at any time are subject to Security created or evidenced by a Finance Document (on terms substantially the same as the terms of the Security Documents then in force), if the Security Agent considers it necessary to do so to protect the legitimate interests of the Secured Parties (taking into account (i) the value of the assets subject to Security under the existing Security Documents as a whole and (ii) the proportion of the costs associated with the taking and perfection of the additional security to the value of the assets proposed to be subject to the additional Security requested by the Security Agent).

25.23    Issue of shares

(a)         No Obligor (other than the Parent) shall (and the Parent shall ensure that no other member of the Group will):

(i)             issue any share to any person; or

(ii)            grant to any person any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share of any member of the Group (including any right of pre-emption, conversion or exchange), or alter any right attaching to any share capital of any member of the Group.

(b)         Paragraph (a) above does not apply to any issue of shares by a member of the Group:

(i)             to its immediate holding company;

(ii)            which is not wholly-owned, if such shares are issued pro rata to its shareholders; or

(iii)           for the avoidance of doubt, the issue by the Parent of shares for the purposes of a Listing.

25.24    Qualifying IPO Conditions

(a)         For so long as:

(i)             all Qualifying IPO Conditions are and remain satisfied; and

(ii)            no Event of Default has occurred and is continuing, or would occur as a direct result of entering into a transaction in reliance on this paragraph (a),

the following amounts set out in the paragraphs identified below shall be increased by 100 per cent. and shall therefore be:

(i)             for paragraph (k) of the definition of “Permitted Disposal” in Clause 1.1 (Definitions), €12,000,000;

(ii)            for paragraph (n) of the definition of “Permitted Disposal” in Clause 1.1 (Definitions), €60,000,000;

(iii)           for paragraph (f) of the definition of “Permitted Financial Indebtedness” in Clause 1.1 (Definitions), €12,000,000;

(iv)          for paragraph (k) of the definition of “Permitted Financial Indebtedness” in Clause 1.1 (Definitions), €40,000,000;

(v)           for paragraph (c) of the definition of “Permitted Guarantee” in Clause 1.1 (Definitions), €18,000,000;

(vi)          for paragraph (m) of the definition of “Permitted Guarantee” in Clause 1.1 (Definitions), €12,000,000;

(vii)         for paragraph (d) of the definition of “Permitted Joint Venture” in Clause 1.1 (Definitions), €20,000,000;

(viii)        for paragraph (c) of the definition of “Permitted Loan” in Clause 1.1 (Definitions), €18,000,000;

(ix)           for paragraph (h) of the definition of “Permitted Loan” in Clause 1.1 (Definitions), €6,000,000;

(x)            for paragraph (j) of the definition of “Permitted Loan” in Clause 1.1 (Definitions). €12,000,000;

(xi)           for paragraph (i)(1) of the definition of “Permitted Security” in Clause 1.1 (Definitions), €18,000,000;

(xii)          for paragraph (i)(2) of the definition of “Permitted Security” in Clause 1.1 (Definitions), €12,000,000; and

(xiii)         for paragraph (m) of the definition of “Permitted Security” in Clause 1.1 (Definitions), €20,000,000.

(b)         If at any time after the Qualifying IPO Conditions have been satisfied, any Qualifying IPO Condition subsequently ceases to be satisfied, any failure to comply with the provisions of any Finance Document that arises solely as a result of the increase in the amounts set out at paragraph (a) above will not constitute a Default (for the avoidance of doubt provided it did not constitute Default at the time the relevant event and/or occurrence took place).

25.25     Condition subsequent

Within 20 Business Days of request by the Security Agent (acting on the instructions of the Majority Lenders) (or such longer period as the Parent and the Security Agent (acting on the instructions of the Majority Lenders) may agree):

(a)         the Parent shall enter into a transfer of title for security agreement in respect of its movable assets;

(b)         the Parent shall enter into an agreement to assign by way of security its intellectual property rights;

(c)         the Company shall enter into an agreement to assign by way of security its intellectual property rights; and/or

(d)         any Obligor shall enter into an agreement to grant Security over its bank accounts that are not already subject to Security in favour of the Security Agent,

each agreement which shall create Security in favour of the Security Agent (each on terms substantially the same as the terms of the existing Security Documents), if the Security Agent considers it necessary to do so to protect the legitimate interests of the Finance Parties (taking into account (i) the value of the assets subject to security under the existing Security Documents as a whole and (ii) the proportion of the costs associated with the taking and perfection of the additional security to the value of the assets proposed to be subject to the additional security requested by the Security Agent).

26.         EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 26 is an Event of Default (save for Clause 26.17 (Acceleration)).

26.1       Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)            its failure to pay is caused by:

(i)           administrative or technical error; or

(ii)          a Disruption Event; and

(b)           payment is made within three Business Days of its due date.

26.2       Financial covenants

Any requirement of Clause 24 (Financial covenants) is not satisfied.

26.3       Other obligations

(a)         Any person (other than a Finance Party) does not comply with Clauses 25.4 (Disposals), 25.5 (Merger), 25.14 (Financial indebtedness), 25.16 (Acquisitions), 25.21 (Joint ventures) and 25.22 (Guarantees and Security) (other than paragraph (c) thereof).

(b)         An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 26.1 (Non-payment) and Clause 26.2 (Financial covenants) and paragraph (a) above), unless the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the Parent and (ii) the Parent becoming aware of the failure to comply.

26.4       Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the facts or circumstances underlying the misrepresentation are capable of remedy and are remedied within the earlier of 20 Business Days of (i) the Agent giving notice to the Parent and (ii) the Parent becoming aware of the misrepresentation.

26.5       Cross default

(a)         Any Financial Indebtedness of any Obligor or Material Subsidiary is not paid when due nor within any originally applicable grace period.

(b)         Any Financial Indebtedness of any Obligor or Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)         Any commitment for any Financial Indebtedness of any Obligor or Material Subsidiary is cancelled or suspended by a creditor of any Obligor or Material Subsidiary as a result of an event of default (however described).

(d)         Any creditor of any Obligor or Material Subsidiary becomes entitled to declare any Financial Indebtedness of any Obligor or Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

(e)         No Event of Default will occur under this Clause 26.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than €3,000,000 (or its equivalent in any other currency or currencies).

26.6       Insolvency

(a)         An Obligor or Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)         The value of the assets of any Obligor or Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

(c)         A moratorium is declared in respect of any indebtedness of any Obligor or Material Subsidiary.

26.7       Insolvency proceedings

(a)         Subject to paragraph (d) below, in relation to an Obligor or Material Subsidiary having its seat in Germany:

(i)             a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) is filed, threatened to be filed or any event occurs which constitutes a cause for the initiation of insolvency proceedings (Eröffnungsgrund) as set out in sections 17 et seq. of the German Insolvency Code (Insolvenzordnung); or

(ii)            actions are taken pursuant to section 21 of the German Insolvency Code by a competent court; or

(iii)           it commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness.

(b)         Subject to paragraph (d) below, with respect to any Obligor or Material Subsidiary located outside Germany, any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)             the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Material Subsidiary other than a solvent liquidation or reorganisation of any Material Subsidiary which is not an Obligor;

(ii)            a composition, compromise, assignment or arrangement with any creditor of any Obligor or Material Subsidiary;

(iii)           the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Subsidiary which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or Material Subsidiary or any of its assets; or

(iv)          enforcement of any Security over any assets of any Obligor or Material Subsidiary.

(c)         Subject to paragraph (d) below, any analogous procedure or step to those set out in paragraphs (a) and (b) above is taken in any jurisdiction.

(d)         No Event of Default shall have occurred under this Clause 26.7 in respect of:

(i)             an amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis of a Material Subsidiary which is not an Obligor; or

(ii)            any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement and prior to its advertisement.

26.8       Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of an Obligor or Material Subsidiary and is not discharged within five Business Days.

26.9       Ownership of the Obligors

(a)         An Obligor (other than the Parent) is not or ceases to be a Subsidiary of the Parent.

(b)         The Parent ceases to:

(i)             hold all of the issued share capital of the Company or Sachtleben Pigments; or

(ii)            have the right to determine the identity of the managing directors, or if applicable, the composition of the board of directors or equivalent body of the Company or Sachtleben Pigments.

26.10     Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

26.11     Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

26.12     Security and guarantees

Any Security Document or any guarantee in, or any subordination under, any Finance Document is not in full force and effect or any Security Document does not create in favour of the Security Agent for the benefit of the Secured Parties, the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have in a manner and to an extent which is or is reasonably likely to be materially adverse to the interests of the Lenders under the Finance Documents.

26.13     Material adverse change

The Majority Lenders (acting reasonably) determine that a Material Adverse Effect exists, has occurred or might reasonably be expected to occur.

26.14     Litigation

(a)         Any litigation, arbitration, proceeding or dispute is started or threatened or there are any circumstances likely to give rise to any litigation, arbitration, proceeding or dispute, in each case which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

(b)         Paragraph (a) shall not apply to any litigation, arbitration or administrative proceedings which are vexatious or frivolous.

26.15     Cessation of business

Any Obligor suspends or ceases (or threatens to suspend or cease) to carry on all or a material part of its business except as part of a Permitted Transaction or a Permitted Disposal.

26.16     Intercreditor Agreement

(a)         Any party to the Intercreditor Agreement (other than a Finance Party or a Hedging Bank) fails to comply with its obligations under that agreement and the interests of the Lenders or any of them under the Finance Documents are, or are reasonably likely to be, materially prejudiced by such failure.

(b)         Any representation or statement made or deemed to be made by any party to the Intercreditor Agreement (other than a Finance Party or a Hedging Bank) in the Intercreditor Agreement or any other document delivered by or on behalf of any such party under or in connection with the Intercreditor Agreement is or proves to have been incorrect or misleading when made or deemed to be made unless the facts or circumstances underlying the misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the Parent and (ii) the Parent becoming aware of the misrepresentation.

26.17     Acceleration

(a)         On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:

(i)                                     cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)                                 declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)                              declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders

(iv)                              declare that full cash cover in respect of each Letter of Credit or Bank Guarantee is immediately due and payable whereupon it shall become immediately due and payable; and/or

(v)           exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

(b)         Promptly after being notified by the Agent of the Acceleration Date, each Ancillary Lender shall by notice to the Parent:

(i)             cancel its Ancillary Commitment whereupon it shall immediately be cancelled;

(ii)            declare that all or the corresponding part of the utilisations under any Ancillary Facility provided by that Ancillary Lender, together with accrued interest, full cash cover in respect of all or the corresponding part of the contingent liabilities of that Ancillary Lender under that Ancillary Facility, and all or the corresponding part of all other amounts accrued or outstanding in respect of that Ancillary Facility be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)           declare that all or the corresponding part of the utilisations under any Ancillary Facility provided by that Ancillary Lender, together with accrued interest, full cash cover in respect of all or the corresponding part of the contingent liabilities of that Ancillary Lender under that Ancillary Facility, and all or the corresponding part of all other amounts accrued or outstanding in respect of that Ancillary Facility be payable upon demand, whereupon they shall immediately become payable on demand by that Ancillary Lender (on the instructions of the Agent, if so directed by the Majority Lenders).

(c)         No Ancillary Lender may cancel the whole or any part of its Ancillary Commitment, declare that all or part of the utilisations under an Ancillary Facility provided by that Ancillary Lender be immediately due and payable or require the payment of cash cover in respect of all or any part of any contingent liabilities of that Ancillary Lender under an Ancillary Facility unless the Agent has delivered a notice to the Parent pursuant to sub-paragraph (ii) of paragraph (a) of this Clause 26.17.

(d)         For the avoidance of doubt, paragraph (a) of the definition of KODA Conditions shall not restrict the Agent’s right to give any notice under this Clause 26.17 or any other Finance Party’s right to take any action with respect to any Default which is not a KODA Event of Default.

SECTION 9

CHANGES TO PARTIES

27.         CHANGES TO THE LENDERS

27.1       Assignments and transfers by the Lenders

Subject to this Clause 27 and to Clause 28 (Restriction on Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)            assign any of its rights; or

(b)           transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

27.2       Conditions of assignment or transfer

(a)         The consent of the Parent is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is (i) to another Existing Lender or an Affiliate of a Existing Lender, a Related Fund or (ii) made at a time when an Event of Default is continuing.

(b)         The consent of the Parent to an assignment or transfer must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Parent within that time.

(c)         The consent of the Parent to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)         The consent of the Issuing Bank is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under the Revolving Credit Facility.

(e)         An assignment will only be effective on:

(i)             receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)            performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)          A transfer will only be effective if the procedure set out in Clause 27.5 (Procedure for transfer) is complied with.

(g)         If:

(i)             a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)            as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(h)         If a Lender assigns or transfers part but not all of its share in the Facilities to a person other than one of its Affiliates, another Lender or a Related Fund, the amount of such assignment or transfer must be a minimum of €2,500,000 (or its equivalent in another currency or currencies) and such that no Lender (when aggregated for this purpose with Affiliates or Related Funds) at any time holds an aggregate participation of less than €2,500,000 (or its equivalent in another currency or currencies), unless the assignment or transfer is of the whole of that Lender’s share in the Facilities.

27.3       Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €2,000.

27.4       Limitation of responsibility of Existing Lenders

(a)         Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)             the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)            the financial condition of any Obligor;

(iii)           the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)          the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)         Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)             has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Secured Document; and

(ii)            will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)         Nothing in any Finance Document obliges an Existing Lender to:

(i)             accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27; or

(ii)            support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

27.5       Procedure for transfer

(a)         Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)         The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)         Subject to Clause 27.11 (Pro rata interest settlement), on the Transfer Date:

(i)             to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)            each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)           the Agent, the Coordinator, the Security Agent, the New Lender, the other Lenders, the Issuing Bank and any relevant Ancillary Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Coordinator, the Security Agent, the Issuing Bank, any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)          the New Lender shall become a Party as a “Lender”.

27.6       Procedure for assignment

(a)         Subject to the conditions set out in Clause 27.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)         The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)         Subject to Clause 27.11 (Pro rata interest settlement), on the Transfer Date:

(i)             the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)            the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)           the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)         Lenders may utilise procedures other than those set out in this Clause 26.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 27.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 27.2 (Conditions of assignment or transfer).

27.7       Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Parent a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

27.8       Hedging Banks

(a)         A Lender (or an Affiliate of a Lender) which becomes a Hedging Bank shall accede to this Agreement and to the Intercreditor Agreement by delivery to the Security Agent of a duly completed and signed accession deed in the form required under the Intercreditor Agreement and by the Security Agent executing that accession deed.

(b)         Where this Agreement or any other Finance Document imposes an obligation on a Hedging Bank and the relevant Hedging Bank is an Affiliate of a Lender and is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

27.9       Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)            to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)           with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(c)            to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(d)           for whose benefit that Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.10 (Security over Lenders’ rights),

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a), (b) and (d) (in respect of 26.8 (b) (Creditors’ process)) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. This Clause supersedes any previous agreement relating to the confidentiality of this information.

27.10     Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)            any charge, assignment or other Security to secure obligations to a federal reserve or central bank (including in the case of the assignment of rights or transfer of rights and obligations to a special purpose vehicle any pledge over where the shares in such special purpose vehicle or securities issued by such special purpose vehicle to a federal reserve or central bank); and

(b)           in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)             release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)            require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27.11     Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 27.5 (Procedure for transfer) or any assignment pursuant to Clause 27.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)            any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)           the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)           when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)          the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 27.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

28.         RESTRICTION ON DEBT PURCHASE TRANSACTIONS

28.1       Prohibition on Debt Purchase Transactions by the Group

The Parent shall not, and shall procure that each other member of the Group shall not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

28.2       Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates

(a)         For so long as a Sponsor Affiliate (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i)             in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(ii)            for the purposes of Clause 39.2 (Exceptions), such Sponsor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being a Sponsor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)         Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sponsor Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part I of Schedule 16 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)         A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)             is terminated; or

(ii)            ceases to be with a Sponsor Affiliate,

such notification to be substantially in the form set out in Part II of Schedule 16 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)         Each Sponsor Affiliate that is a Lender agrees that:

(i)             in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)            in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

29.         CHANGES TO THE OBLIGORS

29.1       Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

29.2       Additional Borrowers

(a)         Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.6 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)             all the Lenders participating in the relevant Facility approve the addition of that Subsidiary, except where that Subsidiary is incorporated in the Republic of Finland or in Germany;

(ii)            the Parent delivers to the Agent a duly completed and executed Accession Letter;

(iii)           the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)          the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)         The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

29.3       Resignation of a Borrower

(a)         In this Clause 29.3 (Resignation of a Borrower), Clause 29.5 (Resignation of a Guarantor) and Clause 29.7 (Resignation and release of Security on disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under paragraph (b) of Clause 25.4 (Disposals) or made with the approval of the Majority Lenders (and the Parent has confirmed this is the case).

(b)         If a Borrower is the subject of a Third Party Disposal, the Parent may request that such Borrower ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(c)         The Agent shall accept a Resignation Letter and notify the Parent and the other Finance Parties of its acceptance if:

(i)             the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)            the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(iii)           where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 29.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Parent has confirmed this is the case); and

(iv)          the Parent has confirmed that it shall ensure that any relevant Net Sale Proceeds will be applied in accordance with Clause 11.5 (Mandatory prepayment — Net Sale Proceeds).

(d)         Upon notification by the Agent to the Parent of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the resignation shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

(e)         The Agent may, at the cost and expense of the Parent, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph (c)(iii) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

29.4       Additional Guarantors

(a)         Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 23.6 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)             (except in the case of an Additional Guarantor incorporated in a jurisdiction of incorporation of an existing Obligor or Austria, Belgium, Denmark, France, Italy, Luxembourg, Malta, the Netherlands, Portugal, Spain, Sweden, Switzerland, the United Kingdom or the United States of America) the Agent approves the addition of that Subsidiary;

(ii)                                 the Parent delivers to the Agent a duly completed and executed Accession Letter; and

(iii)                              the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)         The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

29.5       Resignation of a Guarantor

(a)         The Parent may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if that Guarantor is being disposed of by way of a Third Party Disposal (as defined in Clause 29.3 (Resignation of a Borrower)) and the Parent has confirmed this is the case.

(b)         The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)             the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)            no payment is due from the Guarantor under Clause 21.1 (Guarantee and indemnity);

(iii)           where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 29.3 (Resignation of a Borrower);

(iv)          the Parent has confirmed that it shall ensure that the Net Sale Proceeds will be applied, in accordance with Clause 11.5 (Mandatory Prepayment — Net Sale Proceeds); and

(v)           all the Lenders have consented to the Parent’s request.

(c)         The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

29.6       Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations and each of the representations set out in Clauses 22.5 (Validity and admissibility in evidence),  22.7 (Deduction of Tax) and 22.8 (No filing or stamp taxes) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

29.7       Resignation

If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(a)         the resignation of that Borrower or Guarantor shall not become effective until the date of that disposal; and

(b)         if the disposal of that Borrower or Guarantor is not made, the Resignation Letter of that Borrower or Guarantor shall have no effect and the obligations of the Borrower or Guarantor shall continue in full force and effect.

SECTION 10

THE FINANCE PARTIES

30.         ROLE OF THE AGENT AND THE COORDINATOR

30.1       Appointment of the Agent

(a)         Each other Finance Party and Hedging Bank appoints the Agent to act as its agent under and in connection with the Finance Documents, and hereby releases the Agent, to the extent legally possible, from any restrictions pursuant to Section 181 of the German Civil Code.

(b)         Each other Finance Party and Hedging Bank authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)         For the avoidance of doubt, each other Finance Party authorises the Agent to execute and deliver the Intercreditor Agreement.

30.2       Duties of the Agent

Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party. Paragraph (a) above shall not apply to:

(i)             without prejudice to Clause 27.7 (Copy of Transfer Certificate or Assignment Agreement to Parent) and paragraph (e) of Clause 7.5 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) any Transfer Certificate, any Assignment Agreement, or any Increase Confirmation;

(ii)            any Fee Letter; or

(iii)           the Hedging Letter.

(b)         Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)         If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)         If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Coordinator) under this Agreement it shall promptly notify the other Finance Parties.

(e)         The Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to the Intercreditor Agreement.

(f)          The duties of the Agent under the Secured Documents are solely mechanical and administrative in nature.

(g)         The Agent shall provide to the Parent within five Business Days of a request by the Parent (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

30.3       Role of the Coordinator

Except as specifically provided in the Finance Documents, the Coordinator shall not have any obligations of any kind to any other Party under or in connection with any Finance Document.

30.4       No fiduciary duties

(a)         Nothing in this Agreement constitutes the Agent, the Security Agent (except as expressly provided in any Finance Document) or the Coordinator as a trustee or fiduciary of any other person.

(b)         Neither the Agent, the Security Agent (except as expressly provided in any Finance Document) nor the Coordinator shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

30.5       Business with the Group

The Agent, the Security Agent and the Coordinator may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

30.6       Rights and discretions of the Agent

(a)         The Agent may rely on:

(i)             any representation, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraph (b) or paragraph (c) of Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates)) believed by it to be genuine, correct and appropriately authorised; and

(ii)            any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)         The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)             no Default has occurred (unless it has actual knowledge of a Default arising under Clause 26.1 (Non-payment));

(ii)            any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)           any notice or request made by the Parent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)          no Notifiable Debt Purchase Transaction:

(A)         has been entered into;

(B)          has been terminated; or

(C)          has ceased to be with a Sponsor Affiliate.

(c)         The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)         The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)         The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)          Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Coordinator is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(g)         Without prejudice to the generality of paragraph (f) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Parent and shall, as soon as reasonably practicable, disclose the same upon the written request of the Company or the Majority Lenders.

30.7       Majority Lenders’ instructions

(a)         Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)         Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)         The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)         In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)         The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

30.8       Responsibility for documentation

Neither the Agent nor the Coordinator:

(a)            is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Coordinator, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)           is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)            is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

30.9       Exclusion of liability

(a)         Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 33.12 (Disruption to Payment Systems etc)), the Agent will not be liable including without limitation for negligence or any other category of liability whatsoever for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)         No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)         The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)         Nothing in this Agreement shall oblige the Agent or the Coordinator to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Coordinator that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Coordinator.

30.10     Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the Agent (otherwise than by reason of its gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to Clause 33.12 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Finance Document).

30.11     Resignation of the Agent

(a)         The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom, Germany or the Republic of Finland as successor by giving notice to the other Finance Parties and the Parent.

(b)         Alternatively the Agent may resign by giving 30 days’ notice to the other Finance Parties and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent acting through an office in the United Kingdom, Germany or the Republic of Finland.

(c)         If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Parent) may appoint a successor Agent.

(d)         The retiring Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)         The resignation notice of the Agent shall only take effect upon the appointment of a successor.

(f)          Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of this Clause 30. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

30.12     Replacement of the Agent

(a)         After consultation with the Parent, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)         The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Parent) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)         The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 30 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)         Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

30.13     Confidentiality

(a)         The Agent (in acting as agent for the Finance Parties) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)         If information is received by another division or department of the Agent it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

30.14     Relationship with the Lenders

(a)         Subject to Clause 27.11 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)             entitled to or liable for any payment due under any Finance Document on that day; and

(ii)            entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day.

unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)         Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

(c)         Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 35.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 35.2 (Addresses) and paragraph (a)(iii) of Clause 35.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

30.15     Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Agent and the Coordinator that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)            the financial condition, status and nature of each member of the Group;

(b)           the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)            whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)           the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

30.16     Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

30.17     Management time of the Agent and the Security Agent

(a)         If an Event of Default has occurred and is continuing, any amount payable to the Agent or the Security Agent under Clause 18.3 (Indemnity to the Agent), Clause 20 (Costs and expenses), and Clause 30.10 (Lenders’ indemnity to the Agent), and clause 18.1 (Debtors’ indemnity) and clause 17 (Costs and expenses) of the Intercreditor Agreement shall include the cost of utilising its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to it under Clause 15 (Fees).

(b)         Any cost of utilising the Agent’s management time or other resources shall include, without limitation, any such costs in connection with Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates).

30.18     Deduction from amounts payable by the Agent or the Security Agent

If any Party owes an amount to the Agent or the Security Agent under the Finance Documents the Agent or the Security Agent (as the case may be) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Agent (as the case may be) would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

31.         CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)            interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)           oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)            oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

32.         SHARING AMONG THE FINANCE PARTIES

32.1       Payments to Finance Parties

(a)         Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 33 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(i)             the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(ii)            the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)           the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 33.5 (Partial payments).

(b)         Paragraph (a) shall not apply to any amount received or recovered by the Issuing Bank in respect of any cash cover placed in an account with the Issuing Bank.

32.2       Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 33.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3       Recovering Finance Party’s rights

On a distribution by the Agent under Clause 32.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

32.4       Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)            each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)           as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

32.5       Exceptions

(a)         This Clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)         A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)             it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)            that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

32.6       Loss sharing

(a)         In this Clause:

“Loss Sharing Date” means the date (if any) on which the Agent exercises any of its rights under paragraph (a)(ii) and/or (a)(iv) of Clause 26.17 (Acceleration) or the date (if any) on which the Facilities are cancelled under paragraph (a) of Clause 11.3 (Change of Control, Listing and Sale).

(b)         If, at any time after the Loss Sharing Date, for any reason:

(i)             any outstandings under the Revolving Credit Facility or any Ancillary Facility will not be repaid and/or discharged; and

(ii)            any resulting loss is not shared between the Revolving Credit Facility Lenders and the Ancillary Lenders pro rata to the amount which their respective exposures, whether drawn or undrawn, bore to their total exposure, whether drawn or undrawn, as at the Loss Sharing Date, the Revolving Credit Facility Lenders and the Ancillary Lenders shall make such payments between themselves as the Agent shall require to ensure that after taking into account such payments, any such loss is shared between the Revolving Credit Facility Lenders and the Ancillary Lenders pro rata to the amount which their respective exposures, whether drawn or undrawn, bore to their total exposure, whether drawn or undrawn, as at the Loss Sharing Date.

SECTION 11

ADMINISTRATION

33.         PAYMENT MECHANICS

33.1       Payments to the Agent

(a)         On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to Clause 33.11 (Payments to the Security Agent) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)         Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

33.2       Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Distributions to an Obligor) and Clause 33.4 (Clawback) and Clause 33.11 (Payments to the Security Agent), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

33.3       Distributions to an Obligor

The Agent and the Security Agent may (with the consent of the Obligor or in accordance with Clause 34 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4       Clawback

(a)         Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)         If the Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

33.5       Impaired Agent

(a)         If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 33.1 (Payments to the Agent) may instead either:

(i)             pay that amount direct to the required recipient(s); or

(ii)            if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)         All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)         A Party which has made a payment in accordance with this Clause 33.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)         Promptly upon the appointment of a successor Agent in accordance with Clause 30.12 (Replacement of the Agent), each Paying Party shall (other than to the extent that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 33.2 (Distributions by the Agent).

(e)         A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)             that it has not given an instruction pursuant to paragraph (d) above; and

(ii)            that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

33.6       Partial payments

(a)         If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)             first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent, the Issuing Bank or the Coordinator under the Finance Documents;

(ii)            secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement or any Ancillary Facility Document;

(iii)           thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement or any Ancillary Facility Document and any amount due but unpaid under Clauses 7.4 (Claims under a Letter of Credit or Bank Guarantee) and 7.5 (Indemnities); and

(iv)          fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents or any Ancillary Finance Document,

provided that the Agent shall not make any such payments to any Ancillary Lender prior to the Agent delivering a notice to the Parent pursuant to paragraphs (a) (ii) or (a) (iv) of Clause 26.17 (Acceleration) or any date on which the Facilities are cancelled pursuant to Clause 11.3 (Change of Control, Listing and Sale).

(b)         The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)         Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

33.7       No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.8       Business Days

(a)         Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)         During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.9       Currency of account

(a)         Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)         A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)         Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)         Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)         Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

33.10     Change of currency

(a)         Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)             any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(ii)            any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)         If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

33.11     Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:

(a)            any Obligor to pay all sums due under any Finance Document; or

(b)           the Agent to pay all sums received or recovered from an Obligor under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents.

33.12     Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:

(a)            the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)           the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)            the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)           any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 39 (Amendments and Waivers);

(e)            the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 33.12; and

(f)            the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

34.         SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35.         NOTICES

35.1       Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

35.2       Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)            in the case of the Parent, that identified with its name in the signature pages below;

(b)           in the case of each Lender, each Ancillary Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)            in the case of the Agent, the Issuing Bank, and the Security Agent, that identified with its name in the signature pages below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

35.3       Delivery

(a)         Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)             if by way of fax, when received in legible form; or

(ii)            if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 35.2 (Addresses), if addressed to that department or officer.

(b)         Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)         All notices from or to an Obligor shall be sent through the Agent.

(d)         Any communication or document made or delivered to the Parent in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

35.4       Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 35.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

35.5       Electronic communication

(a)         Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)             notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)            notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)         Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(c)         Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

35.6       Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

35.7       English language

(a)         Any notice given under or in connection with any Finance Document must be in English.

(b)         All other documents provided under or in connection with any Finance Document must be:

(i)             in English; or

(ii)            if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

36.         CALCULATIONS AND CERTIFICATES

36.1       Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2       Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3       Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

37.         PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38.         REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No waiver or election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

39.         AMENDMENTS AND WAIVERS

39.1       Required consents

(a)         Subject to Clause 39.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)         The Agent may effect, on behalf of any Finance Party or Hedging Bank, any amendment or waiver permitted by this Clause.

(c)         The Agent may effect, on behalf of any Finance Party or Hedging Bank, any amendment, waiver or consent falling within clause 3.2 (Amendments and Waivers: Lenders) or clause 4.6 (Amendments and Waivers: Hedging Documents) of the Intercreditor Agreement.

39.2       Exceptions

(a)         An amendment or waiver that has the effect of changing or which relates to:

(i)             the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)            an extension to the date of payment of any amount under the Finance Documents (other than an amount owing under Clause 11.5 (Mandatory prepayment — Net Sale Proceeds), Clause 11.7 (Mandatory prepayment — Insurance Proceeds) or Clause 11.9 (Mandatory prepayment — Acquisition Proceeds));

(iii)           a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)          an increase in or an extension of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(v)           a change to the Borrowers or Guarantors other than in accordance with Clause 28 (Changes to the Obligors);

(vi)          any provision which expressly requires the consent of all the Lenders;

(vii)         Clause 2.2 (Finance Parties’ rights and obligations), Clause 11.3 (Change of Control, Listing and Sale), Clause 27 (Changes to the Lenders), Clause 32 (Sharing among the Finance Parties) or this Clause 39;

(viii)        the release of any Security created pursuant to any Security Document or of any asset charged thereunder (except as provided in any Security Document or made pursuant to a Permitted Disposal); or

(ix)           the nature or scope of the guarantee and indemnity granted under Clause 21 (Guarantee and indemnity),

shall not be made without the prior consent of all the Lenders.

(b)         An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, the Issuing Bank, any Ancillary Lender or the Coordinator may not be effected without the consent of the Agent, the Security Agent, the Issuing Bank, any Ancillary Lender or, as the case may be the Coordinator.

39.3       Replacement of Lender

(a)         If at any time:

(i)             any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)            an Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality in relation to a Lender or the Issuing Bank) or to pay additional amounts pursuant to Clause 17.1 (Increased Costs) or Clause 16.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Parent may, on five Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this

Agreement to a Lender or other bank, financial institution, trust, fund or other entity (in this Clause, a “Replacement Lender”) selected by the Parent, and which is acceptable to the Agent (acting reasonably) and (in the case of any transfer of a Revolving Credit Facility Commitment), the Issuing Bank, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)         The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)             the Parent shall have no right to replace the Agent or Security Agent;

(ii)            neither the Agent nor the Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)           in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 10 Business Days after the date the Non-Consenting Lender notifies the Parent and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Parent; and

(iv)          in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)         In the event that:

(i)             the Parent or the Agent (at the request of the Parent) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)            the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)           Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

39.4       Replacement of a Defaulting Lender

(a)         The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days’ prior written notice to the Agent and such Lender:

(i)             replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)                                 require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Credit Facility Commitment of the Lender; or

(iii)                              require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 27 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Credit Facility to a Lender or other bank, financial institution, trust, fund or other entity (in this Clause, a “Replacement Lender”) selected by the Parent (each of which shall not be a member of the Group), and which is acceptable to the Agent (acting reasonably), and which (in the case of any transfer of a Revolving Credit Facility Commitment) is acceptable to the Issuing Bank confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender in accordance with Clause 27 (Changes to the Lenders)

(b)                           Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)                                    the Parent shall have no right to replace the Agent or Security Agent;

(ii)                                 neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)                              the transfer must take place no later than 20 days after the notice referred to in paragraph (a) above;

(iv)                             in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)                                the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)                            The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Parent when it is satisfied that it has complied with those checks.

39.5                     Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within five Business Days (unless the Parent and the Agent agree to a longer time period in relation to any request) of that request being made:

(a)                                   its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)                                  its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

39.6                     Disenfranchisement of Defaulting Lenders

(a)                            For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)                                      the Majority Lenders; or

(ii)                                   whether:

(A)                           any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or

(B)                             the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)                           For the purposes of this Clause 39.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)                                      any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)                                   any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

40.                           CONFIDENTIALITY

40.1                     Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 40.2 (Disclosure of Confidential Information) and Clause 40.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

40.2                     Disclosure of Confidential Information

Any Finance Party may disclose:

(a)                                   to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential

Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)                                  to any person:

(i)                                to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)                             with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)                          appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 30.14 (Relationship with the Lenders));

(iv)                         who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)                            to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)                         to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)                      to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.10 (Security over Lenders’ rights);

(viii)                   who is a Party; or

(ix)                           with the consent of the Parent;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)                            in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)                          in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)                          in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)                                   to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party;

(d)                                  to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

40.3                     Disclosure to numbering service providers

(a)                            Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)                                      names of Obligors;

(ii)                                   country of domicile of Obligors;

(iii)                                place of incorporation of Obligors;

(iv)                               date of this Agreement;

(v)                                  the names of the Agent and the Coordinator;

(vi)                               date of each amendment and restatement of this Agreement;

(vii)                            amount of Total Commitments;

(viii)                         currencies of the Facilities;

(ix)                                 type of Facilities;

(x)                                    ranking of the Facilities;

(xi)                                 Termination Date;

(xii)                              changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)                         such other information agreed between such Finance Party and the Parent,

(xiv)                          to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)                           The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)                            Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)                           The Agent shall notify the Parent and the other Finance Parties of:

(i)                                    the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)                                 the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

40.4                     Entire agreement

This Clause 40 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

40.5                     Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

40.6                     Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:

(a)                                   of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 40.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)                                  upon becoming aware that Confidential Information has been disclosed in breach of this Clause 40.

40.7                     Continuing obligations

The obligations in this Clause 40 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 Months from the earlier of:

(a)                                   the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)                                  the date on which such Finance Party otherwise ceases to be a Finance Party.

41.                           COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

42.                           GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

43.                           ENFORCEMENT

43.1                     Jurisdiction

(a)                            The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)                           The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                            This Clause 43.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

43.2                     Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)                                   irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)                                  agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES

PART I
THE ORIGINAL OBLIGORS

Name of Original Borrower	Registration number (or equivalent, if any)	Jurisdiction of incorporation
Sachtleben Chemie GmbH	HRB 19669	Germany
Sachtleben Pigments Oy	0948159-2	Republic of Finland

Name of Original Guarantor	Registration number (or equivalent, if any)	Jurisdiction of incorporation
Sachtleben GmbH	HRB 20551	Germany
Sachtleben Chemie GmbH	HRB 19669	Germany
Sachtleben Pigments Oy	0948159-2	Republic of Finland

PART II
THE ORIGINAL LENDERS

Name of Original Lender	Facility A Commitment (€)	Facility B Commitment (€)	Revolving Credit Facility Commitment (€)	Status (Non- Acceptable L/C Lender: Yes/No)
SEB AG, Frankfurt am Main	17,657,643	20,977,802	3,364,556	No
Deutsche Bank AG, London Branch	11,771,763	13,985,201	2,243,037	No
Morgan Stanley Senior Funding, Inc.	11,771,763	13,985,201	2,243,037	No
KKR Corporate Lending (UK) LLC	5,045,041	5,993,658	961,302	No
Commerzbank Aktiengesellschaft	17,441,860	17,441,860	2,616,279	No
Pohjola Bank plc	17,441,860	17,441,860	2,616,279	No
UniCredit Luxembourg S.A.	17,441,860	17,441,860	2,616,279	No
VTB Bank (Deutschland) AG	17,441,860	17,441,860	2,616,279	No
DNB BANK ASA	11,627,907	11,627,907	1,744,186	No
DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main	11,627,907	11,627,907	1,744,186	No
HSBC Trinkaus & Burkhardt AG	11,627,907	11,627,907	1,744,186	No
Landesbank Baden-Württemberg	11,627,907	11,627,907	1,744,186	No
Norddeutsche Landesbank - Girozentrale -	11,627,907	11,627,907	1,744,186	No

Name of Original Lender	Facility A Commitment (€)	Facility B Commitment (€)	Revolving Credit Facility Commitment (€)	Status (Non- Acceptable L/C Lender: Yes/No)
Varma Mutual Pension Insurance Company	12,500,000	12,500,000	––	Yes
KBC Bank Deutschland Aktiengesellschaft	4,651,163	4,651,163	697,674	No
Sumitomo Mitsui Banking Corporation	8,695,652	––	1,304,348	No

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.                                Original Obligors

(a)                            A certified (beglaubigt) copy of the constitutional documents (Satzung or Gesellschaftsvertrag) of each Original Obligor incorporated in Germany.

(b)                           A certified copy of the constitutional documents of each Original Obligor incorporated in the Republic of Finland, being a copy of an extract from the Finnish Trade Register and articles of association of recent date not dated earlier than 14 days prior to the date of this Agreement.

(c)                            A certified (beglaubigt) excerpt from the commercial register (Handelsregister) of each Original Obligor incorporated in Germany of recent date not dated earlier than 14 days prior to the date of this Agreement.

(d)                           A copy of a resolution of the shareholders of each Original Obligor incorporated in Germany:

(i)                                      approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party; and

(ii)                                   instructing the managing director(s) of each Original Obligor to execute the Finance Documents to which it is a party.

(e)                            A copy of a resolution of the board of directors of each Original Obligor incorporated in a jurisdiction other than Germany:

(i)                                      approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a Party;

(ii)                                   authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)                                authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(f)                              A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor incorporated in a jurisdiction other than Germany, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Original Guarantor is a party.

(g)                           A specimen of the signature of each person authorised by the resolutions referred to in paragraphs (d) and (e) above.

(h)                           A certificate of the Parent (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(i)                               A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                Security

Confirmation from the Security Agent that it has received each of the following documents in form and substance satisfactory to it:

(a)                                   a copy of each German Security Document referred to at paragraphs (a) to (f) of that definition, duly executed by the parties to it or notarised (if applicable);

(b)                                  a copy of each Finnish Security Document referred to at paragraphs (a) to (b) of that definition, duly executed by the parties to it or notarised (if applicable);

(c)                                   a copy of the Security Assignment, duly executed by the parties to it; and

(d)                                  all documents and/or evidence of all other steps, required to perfect those Security Documents (to the extent so required pursuant to the terms of the relevant Security Document) as advised to the Security Agent by its legal advisers in each relevant jurisdiction.

3.                                Finance Documents

(a)                            A copy of this Agreement, duly executed by the parties to it.

(b)                           A copy of the Intercreditor Agreement, duly executed by the parties to it.

(c)                            A copy of each Fee Letter, duly executed by the parties to it.

(d)                           A copy of the Hedging Letter, duly executed by the parties to it.

4.                                Legal opinions

(a)                            A legal opinion of Linklaters LLP, legal advisers to the Coordinator and the Agent as to English law substantially in the form distributed to the Original Lenders prior to delivery.

(b)                          A legal opinion of Linklaters LLP, legal advisers to the Coordinator and the Agent as to German law substantially in the form distributed to the Original Lenders prior to delivery.

(c)                            A legal opinion of Willkie Farr & Gallagher LLP, legal advisers to the Obligors in Germany, on due incorporation and capacity of the Obligors, incorporated in Germany, substantially in the form distributed to the Original Lenders prior to delivery.

(d)                           A legal opinion of Hannes Snellman Attorneys at Law Ltd, legal advisers to the Coordinator and the Agent in the Republic of Finland, substantially in the form distributed to the Original Lenders prior to delivery.

5.                                Other documents and evidence

(a)                            Evidence that any process agent referred to in Clause 43.2 (Service of process) has accepted its appointment.

(b)                           A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary (if it has notified the Parent accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)                            The Original Financial Statements.

(d)                           Evidence that the fees, costs and expenses then due from the Parent pursuant to Clause 15 (Fees) and Clause 20 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(e)                            Evidence that all amounts under the Existing Facility Agreement have or will on the first Utilisation Date be repaid in full and the Existing Facility Agreement cancelled.

(f)                              Evidence that at the date of initial Utilisation, Kemira Oyj owns 39 per cent. and Rockwood Specialties Group GmbH owns 61 per cent. of the issued share capital of the Parent.

(g)                           If the KODA SPA has been signed by the relevant member of the Group on or before the date of this Agreement:

(i)                                      each KODA Acquisition Document, duly executed by the parties to it; and

(ii)                                   the KODA Report.

(h)                           A copy of each of the Reports, together with all related release and reliance letters and agreements.

(i)                              A copy of each agreement documenting each Shareholder Loan or, where no copy is available, a written confirmation from the relevant creditor of each Shareholder Loan as to the outstanding principal amount of that Shareholder Loan on the date of the first Utilisation Request.

(j)                               A copy of the Base Case cash flow model.

(k)                            A copy of pro forma condensed consolidated financial statements of the Parent showing five year projections.

(l)                               Evidence that as at the most recent Quarter Date, the ratio of the aggregate amount of the net debt of the Group to earnings before interest, tax, depreciation and amortisation for the 12 Months ending on that Quarter Date, would be no higher than 2.70:1.00, calculated:

(i)                                      using the same principles set out in Clause 24 (Financial covenants) for the calculation of Net Debt and EBITDA;

(ii)                                   as if the conditions precedent to the first Utilisation had been satisfied and the first Utilisation had occurred); and

(iii)                                if KODA AcquiCo has entered into the KODA SPA, taking into account the KODA Acquisition.

(m)                         A list of Material Subsidiaries at the date of initial Utilisation.

(n)                           A structure chart of the Group.

(o)                           A copy of the Funds Flow Memorandum.

PART II
CONDITIONS PRECEDENT REQUIRED TO BE
DELIVERED BY AN ADDITIONAL OBLIGOR

1.                                An Accession Letter, duly executed by the Additional Obligor and the Parent.

2.                                A certified copy of the constitutional documents of the Additional Obligor meaning, in respect of an Additional Obligor incorporated in the Republic of Finland, a copy of an extract from the Finnish Trade Register and articles of association of recent date not dated earlier than 14 days prior to the date of its accession.

3.                                If the Additional Obligor is incorporated in Germany, a certified excerpt from the commercial register of the Additional Obligor of recent date not dated earlier than 14 days prior to the date of its accession.

4.                               If customary and so required by the Agent, a copy of a resolution of the board of directors of the Additional Obligor:

(a)                                   approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)                                  authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)                                   authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

5.                                A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.                                If the Additional Guarantor is incorporated in England and Wales, or if customary and so required by the Agent, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

7.                                A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

8.                                A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.                                A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10.                         If available, the latest unaudited financial statements of the Additional Obligor.

11.                         A legal opinion of Linklaters LLP, legal advisers to the Coordinator and the Agent in England.

12.                         If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Coordinator and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

13.                        If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 43.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

14.                         Supplemental Security Documents granting security over all material assets of the Additional Obligor, duly executed by the Additional Obligor together with such other documents relating to the security granted pursuant to such supplemental Security Documents as the Security Agent may require.

SCHEDULE 3

REQUESTS

PART I

UTILISATION REQUEST

From:      [Name of relevant Borrower]

To:          Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

Dated:

Dear Sirs

Sachtleben GmbH - €430,000,000 Facility Agreement
dated [                   ] 2012 (the “Agreement”)

1.                                We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]/[Revolving Credit Facility]*

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.                                We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request (to the extent required to be satisfied pursuant to that Clause).

4.                               [This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Revolving Credit Facility Loan.]/[The proceeds of this Loan should be credited to [account].]

5.                                This Utilisation Request is irrevocable.

Yours faithfully

Name and title:
authorised signatory for
[name of relevant Borrower]

*            Delete as appropriate

PART II
SELECTION NOTICE

APPLICABLE TO A TERM LOAN

From:      [Name of relevant Borrower]

To:          Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

Dated:

Dear Sirs

Sachtleben GmbH - €430,000,000 Facility Agreement
dated [                   ] 2012 (the “Agreement”)

1.                                We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.                                We refer to the following Facility [A/B] Loan[s] with an Interest Period ending on [                   ].*

3.                                We request that the above Facility [A/B] Loan[s] be divided into [                   ] Facility [A/B] Loans with the following Base Currency Amounts and Interest Periods:**

or

We request that the next Interest Period for the above Facility [A/B] Loan[s] is [                   ].***

4.                               This Selection Notice is irrevocable.

Yours faithfully

Name and title:
authorised signatory for
the Parent on behalf of
[Name of relevant Borrower]

*              Insert details of all Term Loans for the relevant Facility which have an Interest Period ending on the same date.

**           Use this option if division of Loans is requested.

***                           Use this option if sub-division is not required or if Selection Notice relates to Facility B Loans.

PART III
UTILISATION REQUEST
LETTERS OF CREDIT AND BANK GUARANTEES

From:      [Name of relevant Borrower]

To:          Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

Dated:

Dear Sirs

Sachtleben GmbH - €430,000,000 Facility Agreement
dated [                   ] 2012 (the “Agreement”)

1.                                We wish to arrange for a [Letter of Credit/Bank Guarantee] to be issued by the Issuing Bank on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Issuing Bank	[ ]

Facility to be utilised:	Revolving Credit Facility

Amount:	[ ] or, if less, the Available Facility

Beneficiary:	[ ]

Term or Expiry Date:	[ ]

2.                                We confirm that each condition specified in Clause 6.6 (Issue of Letters of Credit or Bank Guarantees) is satisfied on the date of this Utilisation Request.

3.                                We attach a copy of the proposed [Letter of Credit/Bank Guarantee]

4.                                This Utilisation Request is irrevocable. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

Delivery Instructions:

[specify delivery instructions]

Yours faithfully

Name and title:
authorised signatory for
the Parent on behalf of
[Name of relevant Borrower]

PART IV
ANCILLARY FACILITY REQUEST

From:      [Parent]

To:          Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

Dated:

Dear Sirs

Sachtleben GmbH - €430,000,000 Facility Agreement
dated [                   ] 2012 (the “Agreement”)

1.                                We refer to the Agreement. This is an Ancillary Facility Request. Terms defined in the Agreement have the same meaning in this Ancillary Facility Request unless given a different meaning in this Ancillary Facility Request.

2.                                We wish to establish an Ancillary Facility on the following terms:

Proposed Borrower:	[ ]

Proposed Ancillary Lender:	[ ]

Type or types of facility:	[ ]

Commencement Date:	[ ]

Expiry date:	[ ]

Ancillary Commitment amount:	[ ]

Currency/ies available:	[ ]

[Other details required by the Agent:]	[ ]

3.                                We confirm that each condition specified in paragraphs (a) and (b) of Clause 9.4 (Grant of Ancillary Facility) is satisfied on the date of this Ancillary Facility Request.

4.                                This Ancillary Facility Request is irrevocable.

Yours faithfully

Name and title:
authorised signatory for
[Parent]

SCHEDULE 4

MANDATORY COST FORMULAE

1.                                The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)                                   in relation to a sterling Loan:

per cent. per annum

(b)                                  in relation to a Loan in any currency other than sterling:

per cent. per annum.

Where:

A                                      is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                                        is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 12.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C                                        is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                       is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E                                         is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                For the purposes of this Schedule:

(a)                            “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                           “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                            “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                           “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.                                If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                   the jurisdiction of its Facility Office; and

(b)                                  any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.                                The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                         The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                         The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                         Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.                         The Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:                              Merchant Banking, Skandinaviska Enskilda Banken AB (publ) as Agent

From:                  [                   ] (the “Existing Lender”) and [                   ] (the “New Lender”)

Dated:

Sachtleben GmbH - €430,000,000 Facility Agreement
dated [                   ] 2012 (the “Agreement”)

1.                               We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                We refer to Clause 27.5 (Procedure for transfer):

(a)                                   The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 27.5 (Procedure for transfer).

(b)                                  The proposed Transfer Date is [                   ].

(c)                                   The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 35.2 (Addresses) are set out in the Schedule.

3.                                The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

4.                                This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.                                [The New Lender confirms that it [is]/[is not] a Non-Acceptable L/C Lender.]*

6.                                The New Lender confirms that it [is]/[is not] [a Qualifying Lender], [a Qualifying Lender (other than a Treaty Lender)] [or] [a Treaty Lender].

7.                                This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

*            Include only if the transfer includes the transfer of a Revolving Credit Facility Commitment/a participation in the Revolving Credit Facility.

THE SCHEDULE
Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender ]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                   ].

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

By:

SCHEDULE 6
FORM OF ASSIGNMENT AGREEMENT

To:	Merchant Banking, Skandinaviska Enskilda Banken AB (publ) as Agent [and Sachtleben GmbH as the Parent, for and on behalf of each Obligor]

From:	[ ] (the “Existing Lender”) and [ ] (the “New Lender”)

Dated:

Sachtleben GmbH - €430,000,000 Facility Agreement
dated [                   ] 2012 (the “Agreement”)

1.                                We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Agreement unless given a different meaning in this Assignment Agreement.

2.                                We refer to Clause 27.6 (Procedure for assignment):

(a)                                   The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Agreement specified in the Schedule.

(b)                                  The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in Utilisations under the Agreement specified in the Schedule.

(c)                                   The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

(d)                                  The New Lender agrees to be bound by the terms of the Intercreditor Agreement as a Lender.

3.                                The proposed Transfer Date is [                   ].

4.                                On the Transfer Date, the New Lender becomes:

(a)                                   Party to the Finance Documents as a Lender; and

(b)                                  Party to other relevant agreements in other relevant capacity.

5.                                The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 27.4 (Limitation of responsibility of Existing Lenders).

6.                                The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) are set out in the Schedule.

7.                                The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)                                   [not a Qualifying Lender;]

(b)                                  [a Qualifying Lender (other than a Treaty Lender);]

(c)                                   [a Treaty Lender].*

8.                                This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) [and to the Parent (on behalf of each Obligor)] of the assignment referred to in this Assignment Agreement.

9.                                This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

10.                         This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.                         This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

* Delete as applicable — each New Lender is required to confirm which of these three categories it falls within.

THE SCHEDULE
Commitment/rights and obligations to be transferred by assignment, release and accession

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [                   ].

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

By:

SCHEDULE 7
FORM OF ACCESSION LETTER

To:                              Merchant Banking, Skandinaviska Enskilda Banken AB (publ) as Agent

From:                  [Subsidiary] and Sachtleben GmbH

Dated:             [                   ]

Dear Sirs

Sachtleben GmbH - €430,000,000 Facility Agreement
dated [                   ] 2012 (the “Agreement”)

1.                                We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.                                [Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to [Clause 29.2 (Additional Borrowers)]/[Clause 29.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                                [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.                                This Accession Letter and any non-contractual obligations arising out of it is governed by English law.

This Accession Letter has been delivered as a deed on the date stated at the beginning of this Accession Letter.

Name and title:	Name and title:

Sachtleben GmbH	[Subsidiary]

SCHEDULE 8
FORM OF COMPLIANCE CERTIFICATE

To:                                                                              Merchant Banking, Skandinaviska Enskilda Banken AB (publ) as Agent

From:                                                                  Sachtleben GmbH

Dated:

Dear Sirs

Sachtleben GmbH - €430,000,000 Facility Agreement
dated [                   ] 2012 (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

1.                                [We confirm that no Default is continuing.]*

2.                                We confirm that:

(a)                           the ratio of Net Debt to EBITDA for the Relevant Period ending on [                   ] (the “Test Date”) was [                   ] to 1;

(b)                          the ratio of EBITDA to Net Interest Expenses for that Relevant Period was [                   ] to 1;

(c)                           the ratio of Cashflow to Debt Service for that Relevant Period was [                   ] to 1.

3.                                We set out (in reasonable detail) below computations as to [Excess Cashflow, Retained Cash, and] the ratios appearing in paragraph 2 above.

[                   ]

4.                                The aggregate net assets, revenues and EBITDA of the Guarantors represent [                   ], [                   ] and [                   ] respectively of the consolidated net assets, revenues and EBITDA of the Group.*

5.                                [We confirm that the Material Subsidiaries are:

(a)                           [                   ];

(b)                          [                   ]; and

(c)                           [                   ].]

*            If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

*            To be included in case of a Compliance Certificate delivered together with the financial statements delivered pursuant to paragraph (a)(i) of Clause 23.1 (Financial Statements).

Signed:	Signed:

Name and title:	Name and title:

Director of Sachtleben GmbH	Director of Sachtleben GmbH

*insert applicable certification language

[We have reviewed the Agreement and audited consolidated financial statements of Sachtleben GmbH for the year ended [                   ].

On the basis of that review and audit, nothing has come to our attention which would require any modification to the confirmations in the above Compliance Certificate [or which we know to be a continuing Default].

For and on behalf of [name of auditors of Sachtleben GmbH].]

SCHEDULE 9
EXISTING SECURITY

		Real estate mortgage number
System nr.	Real estate	From	To	Beneficiary	CCY	Amount
400265	Pori, Kaanaankorpi 67 Kr. 1 To 2	3160	3160	Sachtleben Pigments Oy:n eläkesäätiö	EUR	168 100,00
400285	Pori, Kaanaankorpi 67 Kr. 1 To 2	3259	3273	Sachtleben Pigments Oy:n eläkesäätiö	EUR	12 613 500,00
400258	Pori, Kaanaankorpi 67 Kr. 1 To 2	3144	3145	Sachtleben Pigments Oy:n eläkesäätiö	EUR	336 200,00
400256	Pori, Kaanaankorpi 67 Kr. 1 To 2	3139	3140	Sachtleben Pigments Oy:n eläkesäätiö	EUR	336 200,00
400255	Pori, Kaanaankorpi 67 Kr. 1 To 2	3129	3133	Sachtleben Pigments Oy:n eläkesäätiö	EUR	840 500,00
400254	Pori, Kaanaankorpi 67 Kr. 1 To 2	3126	3127	Sachtleben Pigments Oy:n eläkesäätiö	EUR	336 200,00
400251	Pori, Kaanaankorpi 67 Kr. 1 To 2	3162	3162	Sachtleben Pigments Oy:n eläkesäätiö	EUR	33 600,00
					EUR	14 664 300,00

		Real estate mortgage number
System nr.	Real estate	From	To	Beneficiary	CCY	Amount
400263	Pori, Kaanaankorpi 67 Kr. 1 To 2	3203	3203	Pori Sickness Fund	EUR	336 300,00
					EUR	336 300,00

		Real estate mortgage number
System nr.	Real estate	From	To	Beneficiary	CCY	Amount
400377	Pori, Kaanaankorpi 67 Kr. 1 To 2	3835	3841	Tullihallitus	EUR	117 600,00
400378	Pori, Kaanaankorpi 67 Kr. 1 To 2	3819	3829	Tullihallitus	EUR	184 800,00
400379	Pori, Kaanaankorpi 67 Kr. 1 To 2	3833	3834	Tullihallitus	EUR	33 600,00
400380	Pori, Kaanaankorpi 67 Kr. 1 To 2	3842	3842	Tullihallitus	EUR	16 800,00
400381	Pori, Kaanaankorpi 67 Kr. 1 To 2	3843	3855	Tullihallitus	EUR	218 400,00
400382	Pori, Kaanaankorpi 67 Kr. 1 To 2	3858	3862	Tullihallitus	EUR	84 000,00
400384	Pori, Kaanaankorpi 67 Kr. 1 To 2	3864	3878	Tullihallitus	EUR	252 000,00
					EUR	907 200,00

SCHEDULE 10
TIMETABLES†

PART I

LOANS

“D -   ” refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

	Loans in euro	Loans in sterling	Loans in other currencies

Request for approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))	N/A	D - 3 10:00 a.m.	D - 5 10:00 a.m.

Agent notifies the Lenders of the request (Clause 4.3 (Conditions relating to Optional Currencies))	N/A	D - 3 3:00 p.m.	D - 5 3:00 p.m.

Responses by Lenders to the request (Clause 4.3 (Conditions relating to Optional Currencies))	N/A	D - 2 1:00 p.m.	D - 4 1:00 p.m.

Agent notifies the Parent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	N/A	D - 2 5:00 p.m.	D - 4 5:00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 13.1 (Selection of Interest Periods))	D - 3 10:00 a.m.	D - 1 10:00 a.m.	D - 3 10:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)

	D - 3 11:00 a.m.	D - 1 11:00 a.m.	D - 3 11:00 a.m.

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. (Brussels time)	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

Agent receives a notification from a	Quotation Day	Quotation Day	Quotation Day

†              Agent to advise.

Lender under Clause 8.2 (Unavailability of a currency)	3:00 p.m.	3:00 p.m.	3:00 p.m.

Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	Quotation Day 5:00 p.m.	Quotation Day 5:00 p.m.	Quotation Day 5:00 p.m.

PART II
LETTERS OF CREDIT OR BANK GUARANTEES

	Euro	Sterling	Other Currencies

Request for approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))	N/A	D - 3 10:00 a.m.	D - 5 10:00 a.m.

Agent notifies the Lenders of the request (Clause 4.3 (Conditions relating to Optional Currencies))	N/A	D - 3 3:00 p.m.	D - 5 3:00 p.m.

Responses by Lenders to the request (Clause 4.3 (Conditions relating to Optional Currencies))	N/A	D - 2 1:00 p.m.	D - 4 1:00 p.m.

Agent notifies the Parent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	N/A	D - 2 5:00 p.m.	D - 4 5:00 p.m.

Delivery of a duly completed Utilisation Request (Clause 6.3 (Delivery of a Utilisation Request for Letters of Credit or Bank Guarantees)	D - 3 10:00 a.m.	D - 1 10:00 a.m.	D - 3 10:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit or Bank Guarantees, if required under Clause 6.6 (Issue of Letters of Credit or Bank Guarantees) and notifies the Issuing Bank and the Lenders of the Letter of Credit or Bank Guarantee in accordance with Clause 6.6 (Issue of Letters of Credit or Bank Guarantees)

	D - 3 11:00 a.m.	D - 1 11:00 a.m.	D - 3 11:00 a.m.

Delivery of a duly completed Renewal Request (Clause 6.7 (Renewal of a Letter of Credit or Bank Guarantee).	D - 3 10:00 a.m.	D - 1 10:00 a.m.	D - 3 10:00 a.m.

SCHEDULE 11
FORM OF LETTER OF CREDIT

To:                              [Beneficiary]
(the “Beneficiary”)

[Date]

Irrevocable Standby Letter of Credit no.

At the request of [                   ] Merchant Banking, Skandinaviska Enskilda Banken AB (publ), (the “Issuing Bank”) issues this irrevocable standby letter of credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.                                Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in Frankfurt am Main, Helsinki, London and Stockholm‡.

“Demand” means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

“Expiry Date” means [                   ].

“Total L/C Amount” means [                   ].

2.                                Issuing Bank’s agreement

(a)                            The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by [                   ] p.m. ([London] time) on the Expiry Date.

(b)                           Subject to the terms of this Letter of Credit, the Issuing Bank irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)                            The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

‡                 This may need to be amended depending on the currency of payment under the Letter of Credit.

3.                                Expiry

(a)                           The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)                           Unless previously released under paragraph (a) above, on [                   ] p.m. ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)                            When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.                                Payments

All payments under this Letter of Credit shall be made in the Base Currency or an Optional Currency and for value on the due date to the account of the Beneficiary specified in the Demand.

5.                                Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter or fax and must be received in legible form by the Issuing Bank at its address and by the particular department or officer (if any) as follows:

[Address of Issuing Bank]

Attention: [                   ]

6.                                Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.                                ISP 98

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.                                Governing Law

This Letter of Credit is governed by English law.

9.                                Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully,

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

By:

SCHEDULE
FORM OF DEMAND

To:                              Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

[Date]

Dear Sirs

Standby Letter of Credit no. [                   ] issued in favour of [BENEFICIARY]
(the “Letter of Credit”)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.                                We certify that the sum of [                   ] is due [and has remained unpaid for at least [                   ] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [                   ].

2.                                Payment should be made to the following account:

Name:

Account Number:

Bank:

3.                                The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For

[BENEFICIARY]

SCHEDULE 12
FORM OF BANK GUARANTEE

To:	[Beneficiary]

(the “Beneficiary”)

[Date]

Irrevocable Bank Guarantee No. [                   ]

At the request of [                   ], Merchant Banking, Skandinaviska Enskilda Banken AB (publ) (the “Issuing Bank”) issues this irrevocable bank guarantee (“Bank Guarantee”) in your favour on the following terms and conditions:

1.                                Definitions

In this Bank Guarantee:

“Business Day” means a day (not being a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main, Helsinki, London and Stockholm.

“Demand” means a demand for a payment under this Bank Guarantee in the form of the schedule to this Bank Guarantee.

“Expiry Date” means [                   ].

“Total Bank Guarantee Account” means [                   ].

2.                                Issuing Bank’s agreement

(a)                            The Beneficiary may make a demand under this Bank Guarantee by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by [                   ] p.m. ([London] time) on the Expiry Date.

(b)                           Subject to the terms of this Bank Guarantee, the Issuing Bank irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)                            The Issuing Bank will not be obliged to make a payment under this Bank Guarantee if as a result the aggregate of all payments made by it under this Bank Guarantee would exceed the Total Bank Guarantee Amount.

3.                                Expiry

(a)                            The Issuing Bank will be released from its obligations under this Bank Guarantee on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Bank Guarantee are released.

(b)                           Unless previously released under paragraph (a) above, on [                   ] p.m. ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Bank Guarantee will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Bank Guarantee that remains unpaid.

(c)                            When the Issuing Bank is no longer under any further obligations under this Bank Guarantee, the Beneficiary must return the original of this Bank Guarantee to the Issuing Bank.

4.                                Payments

All payments under this Bank Guarantee shall be made in the Base Currency or an Optional Currency and for value on the due date to the account of the Beneficiary specified in the Demand.

5.                                Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter or fax and must be received in legible form by the Issuing Bank at its address and by the particular department or officer (if any) as follows:

[Address of Issuing Bank]

Attention:                                               [                   ]

6.                                Assignment

The Beneficiary’s rights under this Bank Guarantee may not be assigned or transferred.

7.                                ISP 98

Except to the extent it is inconsistent with the express terms of this Bank Guarantee, this Bank Guarantee is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.                                Governing Law

This Bank Guarantee and any non-contractual obligations arising out of it is governed by English law.

9.                                Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Bank Guarantee.

Yours faithfully

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

By:

Schedule to Bank Guarantee
Form of Demand

To:	Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

[Date]

Dear Sirs

Bank Guarantee. No. [                   ] issued in favour of [BENEFICIARY] (the “Bank Guarantee”)

We refer to the Bank Guarantee. Terms defined in the Bank Guarantee have the same meaning when used in this Demand.

1.                                We certify that the sum of [                   ] is due [and has remained unpaid for at least [                   ] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [                   ].

2.                                Payment should be made to the following account:

Name:

Account Number:

Bank:

3.                                The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory) (Authorised Signatory)

For [BENEFICIARY]

SCHEDULE 13

FORM OF RESIGNATION LETTER

To:                              [                   ] as Agent

From:                  [resigning Obligor] and Sachtleben GmbH

Dated:

Dear Sirs

Sachtleben GmbH - €430,000,000 Facility Agreement
dated [                   ] 2012 (the “Agreement”)

1.                                We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.                                Pursuant to [Clause 29.3 (Resignation of a Borrower)]/[Clause 29.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement and the Finance Documents.

3.                                We confirm that:

(a)                                   no Default is continuing or would result form the acceptance of this request; and

(b)                                  this request is given in relation to a Third Party Disposal of [resigning Obligor];

(c)                                   the Net Sale Proceeds have been or will be applied in accordance with Clause 11.5 (Mandatory prepayment- Net Sale Proceeds).

4.                                This letter and any non-contractual obligation arising out of or in connection with it are governed by English law.

[ ]	[resigning Obligor]
By:	By:

SCHEDULE 14

APPROVED BENEFICIARIES

1.                                Sachtleben Pigments Oy: n Eläkesäätiö, Pori

2.                                Etelä-Suomen Aluehallintovirasto, Turku

3.                                Hauptzollamt Krefeld

4.                                Bezirksregierung Düsseldorf

5.                                Finnish Environment Institute, Helsinki

SCHEDULE 15

FORM OF INCREASE CONFIRMATION

To:                              [                   ] as Agent, [                   ], as Issuing Bank, [                   ] as Security Agent and the Parent, for and on behalf of each Obligor.

From:                  [the Increase Lender] (the “Increase Lender”)

Dated:

Sachtleben GmbH - €430,000,000 Facility Agreement dated [                   ] 2012 (the “Agreement”)

1.                                We refer to the Facility Agreement and the Intercreditor Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.                                We refer to Clause 2.3 (Increase).

3.                                The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.                                The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [                   ].

5.                                On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.                                The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 36.2 (Addresses) are set out in the Schedule.

7.                                The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (g) of Clause 2.2 (Increase).

8.                                The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)                                   [a Qualifying Lender;]

(b)                                  [not a Qualifying Lender].§

9.                                The Increase Lender confirms that it [is]/[is not] a Non-Acceptable L/C Lender.]*

10.                         This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

§            Delete as applicable — each Increase Lender is required to confirm which of these two categories it falls within.

*            Include only if the increase involves the assumption of a Revolving Credit Facility Commitment.

11.                         This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.                         This Increase Confirmation has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[Insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent [and the Issuing Bank] and the Increase Date is confirmed as [                   ].

Agent

By:

Issuing Bank [Only if increase in the Total Commitments under the Revolving Credit Facility]

By:

SCHEDULE 16

FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

PART I

FORM OF NOTICE ON ENTERING INTO NOTIFIABLE DEBT PURCHASE TRANSACTION

To:                                                       [                   ] as Agent

From:                                           [The Lender]

Dated:

Sachtleben GmbH - €430,000,000 Facility Agreement dated [                   ] 2012 (the “Agreement”)

1.                                We refer to paragraph (b) of Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.                                We have entered into a Notifiable Debt Purchase Transaction.

3.                                The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

Facility A Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

Facility B Commitment**	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

**          Delete as applicable

PART II

FORM OF NOTICE ON TERMINATION OF NOTIFIABLE DEBT PURCHASE TRANSACTION/NOTIFIABLE DEBT PURCHASE TRANSACTION CEASING TO BE WITH SPONSOR AFFILIATE

To:                              [                   ] as Agent

From:                  [The Lender]

Dated:

Sachtleben GmbH - €430,000,000 Facility Agreement dated [                   ] 2012 (the “Agreement”)

1.                                We refer to paragraph (c) of Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Sponsor Affiliates) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.                                A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [                   ] has [terminated]/[ceased to be with a Sponsor Affiliate].*

3.                                The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

Facility A Commitment	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

Facility B Commitment**	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

*            Delete as applicable

**     Delete as applicable

SCHEDULE 17

EXISTING LETTERS OF CREDIT

Pension Fund

Original Guarantee

In case the bank makes payment on account of this guarantee and the Principal has provided security for the Bank’s claim for recourse the following if applicable. If the Principal is declared bankrupt, the Bank, rather than the party who has received payment from the Bank shall be entitled to whatever accrues to the beneficiary in the bankruptcy as a result of the Bank’s security.

The Bank shall not be liable for any loss or damage due to a Swedish or non-Swedish legal enactment, the intervention of a Swedish or non-Swedish public authority, an event of war, strike, blockade, boycott and lockout or any other similar circumstances. The reservation in respect of a strike, blockade, boycott and lockout is applicable even if the Bank itself takes such measures or is subject thereto.

The Bank shall not be liable for any loss or damages arising otherwise, provided it has observed normal care. The Bank shall not be liable for any indirect loss or damage under any circumstances.

Should the Bank be prevented from making payment or from taking any other measure due to any of the circumstances mentioned in the first paragraph, the relevant measure may be postponed until the obstacle has ceased to exist. In case of a deferred payment the Bank shall pay interest at the rate applicable in the date of maturity provided it has committed itself to paying interest. If the Bank has not undertaken to pay interest it shall not be liable to pay interest at any higher rate than that which corresponds to the reference rate set from time to time by Sweden’s central bank, the Riksbank, in accordance with section 9 in the Interest Act (SFS 1975:635) plus two percentage points.

Should the Bank be prevented from receiving payments due to any of the circumstances mentioned in the first paragraph, it shall only be entitled to such interest as applied on the data of maturity in respect of the period during which the obstacle existed.

If any of the above mentioned circumstances should lead to an interruption of banking business on the date stipulated as the last date for making claims against the Bank, the period for lodging claims shall be extended to the effect that any claims against the Bank must be received by the Bank on the fifth business day after the resumption of the banking business at the latest.

S	E	B

Sachtleben Pigments Oy:n Eläkesäätiö

Business ID: 1053485-8

Fl-28840 Pori

Finland

Re our Guarantee No. 5557 56 663 52 for EUR 17 081 000,00 in your favour

By order of our client, Sachtleben Pigments Oy (business ID 0948159-2) we hereby increase said guarantee with EUR 8 419 999,00 to be valid for a maximum amount of EUR 25 500 000,00 (twenty five million five hundred thousand 00/100).

We also extend the validity of the above guarantee so that your claims, if any, must reach us in writing at Skandinaviska Enskilda Banken AB (publ), Trade Finance Operations, SE-106 40 Stockholm, Sweden, not later than December 31, 2012 in order to be valid against us.

All other conditions remain unchanged.

Stockholm, January 16, 2012

Skandinaviska Enskilda Banken AB (publ)

/s/ Mikael Helsing	/s/ Mats Johansson
MIKAEL HELSING	Mats Johansson

In case the bank makes payment on account of this guarantee and the Principal has provided security for the Bank’s claim for recourse the following if applicable. If the Principal is declared bankrupt, the Bank, rather than the party who has received payment from the Bank shall be entitled to whatever accrues to the beneficiary in the bankruptcy as a result of the Bank’s security.

The Bank shall not be liable for any loss or damage due to a Swedish or non-Swedish legal enactment, the intervention of a Swedish or non-Swedish public authority, an event of war, strike, blockade, boycott and lockout or any other similar circumstances. The reservation in respect of a strike, blockade, boycott and lockout is applicable even if the Bank itself takes such measures or is subject thereto.

The Bank shall not be liable for any loss or damages arising otherwise, provided it has observed normal care. The Bank shall not be liable for any indirect loss or damage under any circumstances.

Should the Bank be prevented from making payment or from taking any other measure due to any of the circumstances mentioned in the first paragraph, the relevant measure may be postponed until the obstacle has ceased to exist. In case of a deferred payment the Bank shall pay interest at the rate applicable in the date of maturity provided it has committed itself to paying interest. If the Bank has not undertaken to pay interest it shall not be liable to pay interest at any higher rate than that which corresponds to the reference rate set from time to time by Sweden’s central bank, the Riksbank, in accordance with section 9 in the Interest Act (SFS 1975:635) plus two percentage points.

Should the Bank be prevented from receiving payments due to any of the circumstances mentioned in the first paragraph, it shall only be entitled to such interest as applied on the data of maturity in respect of the period during which the obstacle existed.

If any of the above mentioned circumstances should lead to an interruption of banking business on the date stipulated as the last date for making claims against the Bank, the period for lodging claims shall be extended to the effect that any claims against the Bank must be received by the Bank on the fifth business day after the resumption of the banking business at the latest.

S	E	B

Sachtleben Pigments Oy:n Eläkesäätiö

Business ID: 1053485-8

Fl-28840 Pori

Finland

Re our Guarantee No. 5557 56 663 52 for EUR 17 081 000,00 in your favour

By order of our client, Sachtleben Pigments Oy (business ID 0948159-2) we hereby extend the validity of the above guarantee so that your claims, if any, must reach us in writing to Skandinaviska Enskilda Banken AB (publ), Trade Finance Operations, SE-106 40 Stockholm, Sweden, not later than November 12, 2012 in order to be valid against us.

All other conditions remain unchanged.

Stockholm, November 9, 2011

Skandinaviska Enskilda Banken AB (publ)

/s/ M. Helsing	/s/ Sackis Karakostas
Mikael Helsing	Sackis Karakostas

In case the bank makes payment on account of this guarantee and the Principal has provided security for the Bank’s claim for recourse the following if applicable. If the Principal is declared bankrupt, the Bank, rather than the party who has received payment from the Bank shall be entitled to whatever accrues to the beneficiary in the bankruptcy as a result of the Bank’s security.

The Bank shall not be liable for any loss or damage due to a Swedish or non-Swedish legal enactment, the intervention of a Swedish or non-Swedish public authority, an event of war, strike, blockade, boycott and lockout or any other similar circumstances. The reservation in respect of a strike, blockade, boycott and lockout is applicable even if the Bank itself takes such measures or is subject thereto.

The Bank shall not be liable for any loss or damages arising otherwise, provided it has observed normal care. The Bank shall not be liable for any indirect loss or damage under any circumstances.

Should the Bank be prevented from making payment or from taking any other measure due to any of the circumstances mentioned in the first paragraph, the relevant measure may be postponed until the obstacle has ceased to exist. In case of a deferred payment the Bank shall pay interest at the rate applicable in the date of maturity provided it has committed itself to paying interest. If the Bank has not undertaken to pay interest it shall not be liable to pay interest at any higher rate than that which corresponds to the reference rate set from time to time by Sweden’s central bank, the Riksbank, in accordance with section 9 in the Interest Act (SFS 1975:635) plus two percentage points.

Should the Bank be prevented from receiving payments due to any of the circumstances mentioned in the first paragraph, it shall only be entitled to such interest as applied on the data of maturity in respect of the period during which the obstacle existed.

If any of the above mentioned circumstances should lead to an interruption of banking business on the date stipulated as the last date for making claims against the Bank, the period for lodging claims shall be extended to the effect that any claims against the Bank must be received by the Bank on the fifth business day after the resumption of the banking business at the latest.

S	E	B

The guarantee should be retuned tot he Bank as soon as it ceased to be valid and the number quoted in all correspondence concerning the undertaking.

Sachtleben Pigments Oy:n Eläkesäätiö

Business ID: 1053485-8

Fl-28840 Pori

Finland

Re our Guarantee No. 5557 56 663 52 for EUR 17 081 000,00 in your favour

By order of our client, Sachtleben Pigments Oy (business ID 0948159-2) we hereby extend the validity of the above guarantee so that your claims, if any, must reach us in writing to Skandinaviska Enskilda Banken AB (publ), Trade Finance Operations, SE-106 40 Stockholm, Sweden, not later than November 10, 2011 in order to be valid against us.

All other conditions remain unchanged.

Stockholm, November 9, 2010

Skandinaviska Enskilda Banken AB (publ)

/s/ G. Collin	/s/ [Maria ???stedt]
GUNNAR COLLIN	[Maria ???stedt]

In case the bank makes payment on account of this guarantee and the Principal has provided security for the Bank’s claim for recourse the following if applicable. If the Principal is declared bankrupt, the Bank, rather than the party who has received payment from the Bank shall be entitled to whatever accrues to the beneficiary in the bankruptcy as a result of the Bank’s security.

The Bank shall not be liable for any loss or damage due to a Swedish or non-Swedish legal enactment, the intervention of a Swedish or non-Swedish public authority, an event of war, strike, blockade, boycott and lockout or any other similar circumstances. The reservation in respect of a strike, blockade, boycott and lockout is applicable even if the Bank itself takes such measures or is subject thereto.

The Bank shall not be liable for any loss or damages arising otherwise, provided it has observed normal care. The Bank shall not be liable for any indirect loss or damage under any circumstances.

Should the Bank be prevented from making payment or from taking any other measure due to any of the circumstances mentioned in the first paragraph, the relevant measure may be postponed until the obstacle has ceased to exist. In case of a deferred payment the Bank shall pay interest at the rate applicable in the date of maturity provided it has committed itself to paying interest. If the Bank has not undertaken to pay interest it shall not be liable to pay interest at any higher rate than that which corresponds to the reference rate set from time to time by Sweden’s central bank, the Riksbank, in accordance with section 9 in the Interest Act (SFS 1975:635) plus two percentage points.

Should the Bank be prevented from receiving payments due to any of the circumstances mentioned in the first paragraph, it shall only be entitled to such interest as applied on the data of maturity in respect of the period during which the obstacle existed.

If any of the above mentioned circumstances should lead to an interruption of banking business on the date stipulated as the last date for making claims against the Bank, the period for lodging claims shall be extended to the effect that any claims against the Bank must be received by the Bank on the fifth business day after the resumption of the banking business at the latest.

S	E	B

To: Sachtleben Pigments Oy:n Eläkesäätiö Business ID: 1053485-8 Pori 28840 Finland (the “Beneficiary”)	The guarantee should be retuned tot he Bank as soon as it ceased to be valid and the number quoted in all correspondence concerning the undertaking.

Re. Our Guarantee No. 5557 56 663 52 for EUR 10. 000. 000,- in your favour.

By order of our client, Sachtleben Pigments Oy (business ID 0948159-2) we hereby increase said guarantee with EUR 7.081.000,- to be valid for a maximum amount of EUR 17.081. 000,- (seventeen mullion eighty one thousand).

All other terms and conditions remain unchanged.

Stockholm, May 27, 2010

Skandinaviska Enskilda Banken AB (publ)

/s/ Anders Halvar	/s/ Sackis Sarakostas
Anders Halvar	Sackis Karakostas

In case the bank makes payment on account of this guarantee and the Principal has provided security for the Bank’s claim for recourse the following if applicable. If the Principal is declared bankrupt, the Bank, rather than the party who has received payment from the Bank shall be entitled to whatever accrues to the beneficiary in the bankruptcy as a result of the Bank’s security.

The Bank shall not be liable for any loss or damage due to a Swedish or non-Swedish legal enactment, the intervention of a Swedish or non-Swedish public authority, an event of war, strike, blockade, boycott and lockout or any other similar circumstances. The reservation in respect of a strike, blockade, boycott and lockout is applicable even if the Bank itself takes such measures or is subject thereto.

The Bank shall not be liable for any loss or damages arising otherwise, provided it has observed normal care. The Bank shall not be liable for any indirect loss or damage under any circumstances.

Should the Bank be prevented from making payment or from taking any other measure due to any of the circumstances mentioned in the first paragraph, the relevant measure may be postponed until the obstacle has ceased to exist. In case of a deferred payment the Bank shall pay interest at the rate applicable in the date of maturity provided it has committed itself to paying interest. If the Bank has not undertaken to pay interest it shall not be liable to pay interest at any higher rate than that which corresponds to the reference rate set from time to time by Sweden’s central bank, the Riksbank, in accordance with section 9 in the Interest Act (SFS 1975:635) plus two percentage points.

Should the Bank be prevented from receiving payments due to any of the circumstances mentioned in the first paragraph, it shall only be entitled to such interest as applied on the data of maturity in respect of the period during which the obstacle existed.

If any of the above mentioned circumstances should lead to an interruption of banking business on the date stipulated as the last date for making claims against the Bank, the period for lodging claims shall be extended to the effect that any claims against the Bank must be received by the Bank on the fifth business day after the resumption of the banking business at the latest.

To: Sachtleben Pigments Oy:n Eläkesäätiö Business ID: 1053485-8 Pori 28840 Finland (the “Beneficiary”)	The guarantee should be retuned tot he Bank as soon as it ceased to be valid and the number quoted in all correspondence concerning the undertaking.

July 6, 2009

Bank Guarantee No. 5557 56 663 52

Background:

Sachtleben Pigments Oy (Business ID 0948159-2) (“Pigments”) has, following its discussions with the Finnish Financial Supervision Authority and understanding from these discussions, an obligation to arrange a bank guarantee of EUR 10 million to the Beneficiary in order to cover for a part of the Beneficiary’s undercapitalization.

At the request of Pigments, Skandinaviska Enskilda Banken AB (publ) (the “Issuing Bank”) issues this bank guarantee (“Bank Guarantee”) in the favour the Beneficiary on the following terms and conditions:

1.                                Definitons

In this Bank Guarantee:

“Business Day” means a day (not being a Saturday or Sunday) on which banks are open for general business in Frankfurt, Helsinki, London and Stockholm.

Skandinaviska Enskilda Banken AB (publ)	To be continued on page 2

In case the bank makes payment on account of this guarantee and the Principal has provided security for the Bank’s claim for recourse the following if applicable. If the Principal is declared bankrupt, the Bank, rather than the party who has received payment from the Bank shall be entitled to whatever accrues to the beneficiary in the bankruptcy as a result of the Bank’s security.

The Bank shall not be liable for any loss or damage due to a Swedish or non-Swedish legal enactment, the intervention of a Swedish or non-Swedish public authority, an event of war, strike, blockade, boycott and lockout or any other similar circumstances. The reservation in respect of a strike, blockade, boycott and lockout is applicable even if the Bank itself takes such measures or is subject thereto.

The Bank shall not be liable for any loss or damages arising otherwise, provided it has observed normal care. The Bank shall not be liable for any indirect loss or damage under any circumstances.

Should the Bank be prevented from making payment or from taking any other measure due to any of the circumstances mentioned in the first paragraph, the relevant measure may be postponed until the obstacle has ceased to exist. In case of a deferred payment the Bank shall pay interest at the rate applicable in the date of maturity provided it has committed itself to paying interest. If the Bank has not undertaken to pay interest it shall not be liable to pay interest at any higher rate than that which corresponds to the reference rate set from time to time by Sweden’s central bank, the Riksbank, in accordance with section 9 in the Interest Act (SFS 1975:635) plus two percentage points.

Should the Bank be prevented from receiving payments due to any of the circumstances mentioned in the first paragraph, it shall only be entitled to such interest as applied on the data of maturity in respect of the period during which the obstacle existed.

If any of the above mentioned circumstances should lead to an interruption of banking business on the date stipulated as the last date for making claims against the Bank, the period for lodging claims shall be extended to the effect that any claims against the Bank must be received by the Bank on the fifth business day after the resumption of the banking business at the latest.

S	E	B

The guarantee should be retuned tot he Bank as soon as it ceased tobe valid and the number quoted in all correspondence concerning the undertaking.

Bank Guarantee No. 5557 56 663 52	Continued from page 1

“Demand” means a demand for a payment under this Bank Guarantee in the form of the schedule to this Bank Guarantee.

“Expiry Date” means 10 November 2010, 11 a.m. (GMT+2).

“Guarantee Amount” means an amount which is the difference between (i) the amount due to be paid by Pigments to the Beneficiary for the purpose of remedying its undercapitalization in its capacity as the employer company of the Beneficiary as meant by The Finnish Pension Fund Act (1774/1995, “Eläkesäätiölaki”, as amended) based on calculations not older than ten days on the data of the Demand and (ii) the amount received by the Beneficiary as distribution according to the attested distribution list (Finnish: vahvistettu jakoluettelo) from the bankruptcy estate of Pigments for its receivable from Pigments based on the undercapitalisation, provided, however, that the total aggregate liability of the Issuing Bank under this Bank Guarantee is limited to the Total Bank Guarantee Amount.

“Total Bank Guarantee Amount” means EUR 10.000.000,- (ten millions)

2.                                Issuing Bank’s agreement

(a)                            The Beneficiary may make a demand under this Bank Guarantee by giving to the Issuing Bank a duly completed Demand.

(b)                           The Demand must be in writing and declare the Pigments has been declared bankrupt pursuant to the Finnish Bankruptcy Act (120/2004, “Konkurssilaki”, as amended) and the Beneficiary has exhausted all measures for payment against Pigments to pay the Beneficiary’s undercapitalisation. The Demand be accompanied with (i) a calculation equivalent to the calculations used for preparing the Beneficiary’s financial statements, which is not older than ten days and which declares the amount of the undercapitalization calculated under the valid rules on the date and (ii) the distribution list of Pigment’s bankruptcy estate attested by the competent court (Finnish: vahvistettu

Skandinaviska Enskilda Banken AB (publ)	To be continued on page 3

In case the bank makes payment on account of this guarantee and the Principal has provided security for the Bank’s claim for recourse the following if applicable. If the Principal is declared bankrupt, the Bank, rather than the party who has received payment from the Bank shall be entitled to whatever accrues to the beneficiary in the bankruptcy as a result of the Bank’s security.

The Bank shall not be liable for any loss or damage due to a Swedish or non-Swedish legal enactment, the intervention of a Swedish or non-Swedish public authority, an event of war, strike, blockade, boycott and lockout or any other similar circumstances. The reservation in respect of a strike, blockade, boycott and lockout is applicable even if the Bank itself takes such measures or is subject thereto.

The Bank shall not be liable for any loss or damages arising otherwise, provided it has observed normal care. The Bank shall not be liable for any indirect loss or damage under any circumstances.

Should the Bank be prevented from making payment or from taking any other measure due to any of the circumstances mentioned in the first paragraph, the relevant measure may be postponed until the obstacle has ceased to exist. In case of a deferred payment the Bank shall pay interest at the rate applicable in the date of maturity provided it has committed itself to paying interest. If the Bank has not undertaken to pay interest it shall not be liable to pay interest at any higher rate than that which corresponds to the reference rate set from time to time by Sweden’s central bank, the Riksbank, in accordance with section 9 in the Interest Act (SFS 1975:635) plus two percentage points.

Should the Bank be prevented from receiving payments due to any of the circumstances mentioned in the first paragraph, it shall only be entitled to such interest as applied on the data of maturity in respect of the period during which the obstacle existed.

If any of the above mentioned circumstances should lead to an interruption of banking business on the date stipulated as the last date for making claims against the Bank, the period for lodging claims shall be extended to the effect that any claims against the Bank must be received by the Bank on the fifth business day after the resumption of the banking business at the latest.

S	E	B

The guarantee should be retuned tot he Bank as soon as it ceased tobe valid and the number quoted in all correspondence concerning the undertaking.

Bank Guarantee No. 5557 56 663 52	Continued from page 2

jakoluettelo), which declared the amount distributed to the Beneficiary based on the undercapitalization.

(c)                            Subject to the terms of this Bank Guarantee, this Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within ten Business Days of receipt by it of a Demand, it must pay to the Beneficiary the Guarantee Amount demanded in that Demand.

(d)                           The Issuing Bank will not be obliged to make a payment under this Bank Guarantee if a result the aggregate of all payments made by it under this Bank Guarantee would exceed the Total Bank Guarantee Amount.

(e)                            The Bank Guarantee is a secondary guarantee (Finnish: “toissijainen takaus”). The Beneficiary is required to exhaust all measures for payment against Pigments prior to claiming from the Issuing Bank.

3.                                Expiry and Release

The Issuing Bank will be released from its obligations under this Bank Guarantee with no further liability on the part of the Issuing Bank, except for any Demand validly presented under the Bank Guarantee that remains unpaid, and the Bank Guarantee will cease and expire;

a.                                       on the date (if any) the undercapitalization of the Beneficiary, as evidenced by calculations equivalent to the calculations used for preparing the Beneficiary’s financial statements (for the sake of clarity, such calculations can be prepared and presented in retrospect), has first been remedied in full and the Bank Guarantee is not required to counter the undercapitalisation of the Beneficiary;

b.                                       on the date (if any) the Beneficiary is placed in liquidation; or

Skandinaviska Enskilda Banken AB (publ)	To be continued on page 4

In case the bank makes payment on account of this guarantee and the Principal has provided security for the Bank’s claim for recourse the following if applicable. If the Principal is declared bankrupt, the Bank, rather than the party who has received payment from the Bank shall be entitled to whatever accrues to the beneficiary in the bankruptcy as a result of the Bank’s security.

The Bank shall not be liable for any loss or damage due to a Swedish or non-Swedish legal enactment, the intervention of a Swedish or non-Swedish public authority, an event of war, strike, blockade, boycott and lockout or any other similar circumstances. The reservation in respect of a strike, blockade, boycott and lockout is applicable even if the Bank itself takes such measures or is subject thereto.

The Bank shall not be liable for any loss or damages arising otherwise, provided it has observed normal care. The Bank shall not be liable for any indirect loss or damage under any circumstances.

Should the Bank be prevented from making payment or from taking any other measure due to any of the circumstances mentioned in the first paragraph, the relevant measure may be postponed until the obstacle has ceased to exist. In case of a deferred payment the Bank shall pay interest at the rate applicable in the date of maturity provided it has committed itself to paying interest. If the Bank has not undertaken to pay interest it shall not be liable to pay interest at any higher rate than that which corresponds to the reference rate set from time to time by Sweden’s central bank, the Riksbank, in accordance with section 9 in the Interest Act (SFS 1975:635) plus two percentage points.

Should the Bank be prevented from receiving payments due to any of the circumstances mentioned in the first paragraph, it shall only be entitled to such interest as applied on the data of maturity in respect of the period during which the obstacle existed.

If any of the above mentioned circumstances should lead to an interruption of banking business on the date stipulated as the last date for making claims against the Bank, the period for lodging claims shall be extended to the effect that any claims against the Bank must be received by the Bank on the fifth business day after the resumption of the banking business at the latest.

S	E	B

The guarantee should be retuned tot he Bank as soon as it ceased tobe valid and the number quoted in all correspondence concerning the undertaking.

Bank Guarantee No. 5557 56 663 52	Continued from page 3

c.             on the Expiry Date;

whichever comes first.

When the Issuing Bank has been released from its obligations and this Bank Guarantee has expired, the Beneficiary must return to the original of this Bank Guarantee to the Issuing Bank.

Should this Bank Guarantee not have expired prior to the Expiry Date and then expire on the Expiry Date, Pigments will, in its sole discretion, evaluate the financial standing of the Beneficiary and the need for arranging a new bank guarantee and the amount of such guarantee.

4.                                Calculations

Calculations on the amount of assets and liabilities as well as any possible undercapitalisation of the Beneficiary are to be made based on the rules of the Beneficiary (Finnish: Sachtleben Pigments Oy:n Eläkesäätiön säännöt) in force at the date of calculation.

For the sake of clarity, the undercapitalisation shall be considered as being remedied in full when the assets of the Beneficiary amount to at least its liabilities without taking into account this Bank Guarantee.

5.                                Payments

All payments under this Bank Guarantee shall be made in EUR to the account of the Beneficiary specified in the Demand.

Skandinaviska Enskilda Banken AB (publ)	To be continued on page 5

In case the bank makes payment on account of this guarantee and the Principal has provided security for the Bank’s claim for recourse the following if applicable. If the Principal is declared bankrupt, the Bank, rather than the party who has received payment from the Bank shall be entitled to whatever accrues to the beneficiary in the bankruptcy as a result of the Bank’s security.

The Bank shall not be liable for any loss or damage due to a Swedish or non-Swedish legal enactment, the intervention of a Swedish or non-Swedish public authority, an event of war, strike, blockade, boycott and lockout or any other similar circumstances. The reservation in respect of a strike, blockade, boycott and lockout is applicable even if the Bank itself takes such measures or is subject thereto.

The Bank shall not be liable for any loss or damages arising otherwise, provided it has observed normal care. The Bank shall not be liable for any indirect loss or damage under any circumstances.

Should the Bank be prevented from making payment or from taking any other measure due to any of the circumstances mentioned in the first paragraph, the relevant measure may be postponed until the obstacle has ceased to exist. In case of a deferred payment the Bank shall pay interest at the rate applicable in the date of maturity provided it has committed itself to paying interest. If the Bank has not undertaken to pay interest it shall not be liable to pay interest at any higher rate than that which corresponds to the reference rate set from time to time by Sweden’s central bank, the Riksbank, in accordance with section 9 in the Interest Act (SFS 1975:635) plus two percentage points.

Should the Bank be prevented from receiving payments due to any of the circumstances mentioned in the first paragraph, it shall only be entitled to such interest as applied on the data of maturity in respect of the period during which the obstacle existed.

If any of the above mentioned circumstances should lead to an interruption of banking business on the date stipulated as the last date for making claims against the Bank, the period for lodging claims shall be extended to the effect that any claims against the Bank must be received by the Bank on the fifth business day after the resumption of the banking business at the latest.

S	E	B

The guarantee should be retuned tot he Bank as soon as it ceased tobe valid and the number quoted in all correspondence concerning the undertaking.

Bank Guarantee No. 5557 56 663 52	Continued from page 4

6.                                Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter or fax and must be received in legible form by the Issuing Bank at its address and by the particular department or officer (if any) as follows:

Skandinaviska Enskilda Banken AB (publ), Att. Trade Finance Operations, SE-106 40 Stockholm.

7.                                Assignment

The Benefinciary’s right under this Bank Guarantee may not be assigned or transferred.

8.                                Governing Law

This Bank Guarantee is governed by Finnish law.

The Finnish Act on Guaranties and Third-Party Pledges (361/1999, “Laki takauksesta ja vierasvelkapanttauksesta”, as amended) shall not be applicable to this Bank Guarantee.

9.                               Jurisdiction

The courts of Finland have exclusive jurisdiction to settle any dispute arising out of or in connection with this Bank Guarantee.

Yours faithfully

Skandinaviska Enskilda Banken AB (publ)

By:

/s/ M. Björs	/s/ Susanne Hammer
Marit Björs	Susanne Hammer

In case the bank makes payment on account of this guarantee and the Principal has provided security for the Bank’s claim for recourse the following if applicable. If the Principal is declared bankrupt, the Bank, rather than the party who has received payment from the Bank shall be entitled to whatever accrues to the beneficiary in the bankruptcy as a result of the Bank’s security.

The Bank shall not be liable for any loss or damage due to a Swedish or non-Swedish legal enactment, the intervention of a Swedish or non-Swedish public authority, an event of war, strike, blockade, boycott and lockout or any other similar circumstances. The reservation in respect of a strike, blockade, boycott and lockout is applicable even if the Bank itself takes such measures or is subject thereto.

The Bank shall not be liable for any loss or damages arising otherwise, provided it has observed normal care. The Bank shall not be liable for any indirect loss or damage under any circumstances.

Should the Bank be prevented from making payment or from taking any other measure due to any of the circumstances mentioned in the first paragraph, the relevant measure may be postponed until the obstacle has ceased to exist. In case of a deferred payment the Bank shall pay interest at the rate applicable in the date of maturity provided it has committed itself to paying interest. If the Bank has not undertaken to pay interest it shall not be liable to pay interest at any higher rate than that which corresponds to the reference rate set from time to time by Sweden’s central bank, the Riksbank, in accordance with section 9 in the Interest Act (SFS 1975:635) plus two percentage points.

Should the Bank be prevented from receiving payments due to any of the circumstances mentioned in the first paragraph, it shall only be entitled to such interest as applied on the data of maturity in respect of the period during which the obstacle existed.

If any of the above mentioned circumstances should lead to an interruption of banking business on the date stipulated as the last date for making claims against the Bank, the period for lodging claims shall be extended to the effect that any claims against the Bank must be received by the Bank on the fifth business day after the resumption of the banking business at the latest.

S	E	B

The guarantee should be retuned tot he Bank as soon as it ceased tobe valid and the number quoted in all correspondence concerning the undertaking.

SCHEDULE: FORM OF DEMAND

Skandinaviska Enskilda Banken AB (publ) (the “Issuing Bank”)

[address]

[fax]

Attention: [• ]

[date]

The Issuing Bank has on [•] June 2009 executed a Bank Guarantee (the “Bank Guarantee”) in favour of the undersigned. Words and expressions used but not otherwise defined in this notice shall have the meanings given to them in the Bank Guarantee.

We have determined the having exhausted all measures for payments against Sachtleben Pigments Oy following its bankruptcy pursuant to Clause 2 of the Bank Guarantee, a Guarantee Amount in the amount of [ ] has arisen and this notice shall, for the purpose of the Bank Guarantee, constitute a Demand. Accordingly, we hereby request the Issuing Bank to pay the Guarantee Amount specified above pursuant to the Bank Guarantee.

Payment is to be made in EUR and should be credited to the account, details of which are indicated below, in immediately, fully transferable and cleared funds:

[insert bank account details]

Sachtleben Pigments Oy:n Ekäkesäätiö

By:

Title:

In case the bank makes payment on account of this guarantee and the Principal has provided security for the Bank’s claim for recourse the following if applicable. If the Principal is declared bankrupt, the Bank, rather than the party who has received payment from the Bank shall be entitled to whatever accrues to the beneficiary in the bankruptcy as a result of the Bank’s security.

The Bank shall not be liable for any loss or damage due to a Swedish or non-Swedish legal enactment, the intervention of a Swedish or non-Swedish public authority, an event of war, strike, blockade, boycott and lockout or any other similar circumstances. The reservation in respect of a strike, blockade, boycott and lockout is applicable even if the Bank itself takes such measures or is subject thereto.

The Bank shall not be liable for any loss or damages arising otherwise, provided it has observed normal care. The Bank shall not be liable for any indirect loss or damage under any circumstances.

Should the Bank be prevented from making payment or from taking any other measure due to any of the circumstances mentioned in the first paragraph, the relevant measure may be postponed until the obstacle has ceased to exist. In case of a deferred payment the Bank shall pay interest at the rate applicable in the date of maturity provided it has committed itself to paying interest. If the Bank has not undertaken to pay interest it shall not be liable to pay interest at any higher rate than that which corresponds to the reference rate set from time to time by Sweden’s central bank, the Riksbank, in accordance with section 9 in the Interest Act (SFS 1975:635) plus two percentage points.

Should the Bank be prevented from receiving payments due to any of the circumstances mentioned in the first paragraph, it shall only be entitled to such interest as applied on the data of maturity in respect of the period during which the obstacle existed.

If any of the above mentioned circumstances should lead to an interruption of banking business on the date stipulated as the last date for making claims against the Bank, the period for lodging claims shall be extended to the effect that any claims against the Bank must be received by the Bank on the fifth business day after the resumption of the banking business at the latest.

SIGNATURE PAGES

The Company

Sachtleben Chemie GmbH

Address:	Dr.-Rudolf-Sachtleben-Str. 4, 47189 Duisburg

Fax:	+49 2066 22 3205

Email:	A.Gruenewald@sachtleben.de

Attention:	Dr. Andreas Grünewald

By:	/s/ Andreas Grünewald	/s/ Vernon S. Sumner

	DR. ANDREAS GRÜNEWALD	VERNON S. SUMNER

The Parent

Sachtleben GmbH

Address:	Dr.-Rudolf-Sachtleben-Str. 4, 47189 Duisburg, Germany

Fax:	+49 2066 22 3205

Email:	A.Gruenewald@sachtleben.de

Attention:	Dr. Andreas Grünewald

By:	/s/ Grünewald	/s/ Vernon S. Sumner

	DR. ANDREAS GRÜNEWALD	VERNON S. SUMNER

The Original Borrowers

Sachtleben Chemie GmbH

Address:	Dr.-Rudolf-Sachtleben-Str. 4, 47189 Duisburg

Fax:	+49 2066 22 3205

Email:	A.Gruenewald@sachtleben.de

Attention:	Dr. Andreas Grünewald

By:	/s/ Grünewald	/s/ Vernon S. Sumner

	DR. ANDREAS GRÜNEWALD	VERNON S. SUMNER

Sachtleben Pigments Oy

Address:	Titaanitie 28840, Pori, Finland

Fax:	+49 2066 22 3205

Email:	A.Gruenewald@sachtleben.de

Attention:	Dr. Andreas Grünewald

By:	/s/ Grünewald	/s/ Vernon S. Sumner

	DR. ANDREAS GRÜNEWALD	VERNON S. SUMNER

The Original Guarantors

Sachtleben Chemie GmbH

Address:	Dr.-Rudolf-Sachtleben-Str. 4, 47189 Duisburg

Fax:	+49 2066 22 3205

Email:	A.Gruenewald@sachtleben.de

Attention:	Dr. Andreas Grünewald

By:	/s/ Grünewald	/s/ Vernon S. Sumner

	DR. ANDREAS GRÜNEWALD	VERNON S. SUMNER

Sachtleben Pigments Oy

Address:	Titaanitie 28840, Pori, Finland

Fax:	+49 2066 22 3205

Email:	A.Gruenewald@sachtleben.de

Attention:	Dr. Andreas Grünewald

By:	/s/ Grünewald	/s/ Vernon S. Sumner

	DR. ANDREAS GRÜNEWALD	VERNON S. SUMNER

Sachtleben GmbH

Address:	Dr.-Rudolf-Sachtleben-Str. 4, 47189 Duisburg, Germany

Fax:	+49 2066 22 3205

Email:	A.Gruenewald@sachtleben.de

Attention:	Dr. Andreas Grünewald

By:	/s/ Grünewald	/s/ Vernon S. Sumner

	DR. ANDREAS GRÜNEWALD	VERNON S. SUMNER

The Coordinator

/s/ S Lewallen	/s/ M Aymerich
SCOTT LEWALLEN	Marialaura Aymerich
Loan Distribution

For and on behalf of

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

/s/ J Eckardt	/s/ A. Schneider
Alexander Schneider

For and on behalf of

SEB AG, Frankfurt am Main

/s/ Pietro Raguso	/s/ Etienne Hairy
PIETRO RAGUSO	ETIENNE HAIRY
Director	Director

For and on behalf of	For and on behalf of

Deutsche Bank AG, London Branch	Deutsche Bank AG, London Branch

/s/ Richard M Stiens

For and on behalf of

Morgan Stanley Bank International Limited

/s/ Edward Law

For and on behalf of

KKR Capital Markets Limited

The Original Lenders

/s/ J Eckardt	/s/ A. Schneider
Alexander Schneider

For and on behalf of

SEB AG, Frankfurt am Main

/s/ Pietro Raguso	/s/ Etienne Hairy
PIETRO RAGUSO	ETIENNE HAIRY
Director	Director

For and on behalf of	For and on behalf of

Deutsche Bank AG, London Branch	Deutsche Bank AG, London Branch

/s/ Clarke D Adams

For and on behalf of

Morgan Stanley Senior Funding, Inc.

/s/ Edward Law

For and on behalf of

KKR Corporate Lending UK LLC

/s/ Samuel B. Njoo	/s/ J. de Gruyter
Samuel B. Njoo	Jennifer de Gruyter

For and on behalf of

Commerzbank Aktiengesellschaft

/s/ Susanna Terhiuvo	/s/ Juha Nyman
Susanna Terhiuvo	Juha Nyman
Vice President

For and on behalf of

Pohjola Bank plc

/s/ Michael Wieber	/s/ Eva Kanus
Michael Wieber	Eva Kanus

For and on behalf of

UniCredit Luxembourg S.A.

/s/ Axel Breitbach	/s/ Evgueni Bozoukov
Axel Breitbach	Evgueni Bozoukov
Member of the Board	Executive Vice President

For and on behalf of

VTB Bank (Deutschland) AG

/s/ Terje Straume
Terje Straume
Senior Vice President

For and on behalf of

DNB BANK ASA

/s/ Bodo Willhoff	/s/ Reinhard Wagner
Bodo Willhoff	(Wagner)

For and on behalf of

DZ BANK AG

Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main

/s/ Andreas Voglis	/s/ S. Kirschsieper
Andreas Voglis	STEFAN KIRSCHSIEPER

For and on behalf of

HSBC Trinkaus & Burkhardt AG

/s/ Dagmar Hartmann	/s/ Florian Zweigle

For and on behalf of

Landesbank Baden-Württemberg

/s/ Andreas Schunke	/s/ Gordon Hellwig
Schunke	Hellwig

For and on behalf of

Norddeutsche Landesbank - Girozentrale -

Pekka Saari	Jari-Pekka Julkunen
Head of Corporate Finance	Finance Manager
/s/ Pekka Saari	/s/ Jari-Pekka Julkunen

For and on behalf of

Varma Mutual Pension Insurance Company

/s/ A Mönnich	/s/ Lars Meyer
A. Mönnich	I.V. Lars Meyer

For and on behalf of

KBC Bank Deutschland Aktiengesellschaft

/s/ Konstantinos KARAGALIS	/s/ F Bouchat
Konstantinos KARAGALIS	Françoise BOUCHAT
Deputy General Manager	Manager

For and on behalf of

Sumitomo Mitsui Banking Corporation

The Agent

/s/ S Lewallen	/s/ P Neville-Park
SCOTT LEWALLEN	PENNY NEVILLE-PARK

For and on behalf of

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

The Security Agent

/s/ S Lewallen	/s/ P Neville-Park
SCOTT LEWALLEN	PENNY NEVILLE-PARK

For and on behalf of

Merchant Banking, Skandinaviska Enskilda Banken AB (publ)

The Original Issuing Bank

/s/ S Lewallen	/s/ P Neville-Park
SCOTT LEWALLEN	PENNY NEVILLE-PARK

For and on behalf of

Skandinaviska Enskilda Banken AB (publ)